 As filed with the Securities and Exchange Commission on October 20, 2000
                                            Registration Statement No. 333-36652
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                C-QUENTIAL, INC.

             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                      8742                      04-3510387
                               (Primary Standard            (I.R.S. Employer
    (State or other               Industrial                 Identification
    jurisdiction of           Classification Code               Number)
   incorporation or                 Number)
     organization)

                                ---------------
                                c-quential, Inc.
                                 25 Acorn Park
                            Cambridge, MA 02140-2390
                                 (617) 498-5951
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                                 Rudolf Fischer
                            Chief Executive Officer
                                c-quential, Inc.
                                 25 Acorn Park
                            Cambridge, MA 02140-2390
                                 (617) 498-5951
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                   Copies to:
       Stuart M. Cable, P.C.                  Matthew J. Mallow, Esq.
    Robert P. Whalen, Jr., P.C.      Skadden, Arps, Slate, Meagher & Flom LLP
    Goodwin, Procter & Hoar LLP                   4 Times Square
  Exchange Place, 53 State Street            New York, New York 10036
 Boston, Massachusetts 02109-2881                 (212) 735-3000
          (617) 570-1000
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     Subject to Completion, dated October 20, 2000

                                7,250,000 Shares


                    [Logo of c-quential, Inc. appears here]
                              Class A Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of Class A common stock. No public market currently exists for our shares.

Our Class A common stock has been approved for listing on the Nasdaq National Market, subject to notice of issuance, under the symbol "CQTL." We anticipate the initial public offering price to be between $13.00 and $15.00 per share.

  Investing in our Class A common stock involves risks. Risk Factors begin on page 7.

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................    $       $
Underwriting Discount..........................................    $       $
Proceeds to c-quential.........................................    $       $

Following this offering, Arthur D. Little, Inc., or ADL, will own common stock representing 96% of the combined voting power of all classes of our common stock. We estimate that ADL will receive $50.6 million from the net proceeds of this offering.

We have granted the underwriters the right to purchase up to 1,087,500 additional shares within 30 days after the date of this prospectus to cover any over-allotments.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver these shares
on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

         Chase H&Q

                   Thomas Weisel Partners LLC

                                                       Fidelity Capital Markets
                             a division of National Financial Services LLC

         , 2000

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    7
Forward-Looking Statements..........   16
Use of Proceeds.....................   17
Dividend Policy.....................   17
Capitalization......................   18
Dilution............................   19
Selected Financial Data.............   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   21

                                   Page
                                   ----
Business.........................   36
Management.......................   50
Certain Relationships and
 Related Transactions............   57
Principal Shareholders...........   61
Description of Capital Stock.....   62
Shares Eligible for Future Sale..   66
Underwriting.....................   68
Legal Matters....................   72
Experts..........................   72
Additional Information...........   72
Index to Financial Statements....  F-1

                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained in this prospectus. c-quential, Inc. and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We may not sell shares of our Class A common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares of our Class A common stock and it is not soliciting an offer to buy shares of our Class A common stock in any state or jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock. This preliminary prospectus is subject to completion prior to this offering.

   Until    , 2000, all dealers selling our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Except as otherwise indicated, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised and gives effect to a 36-for-1 stock split of our common stock effected in the form of a stock dividend effective August 28, 2000.

                                c-quential, Inc.

Our Business

   We are a global management and technology consulting firm serving the telecommunications, information technology, media and electronics industries. We help our clients realize the opportunities, address the challenges and mitigate the risks presented by rapid and significant advances in computing and communications technologies and regulatory changes in the telecommunications sector. We combine in-depth knowledge of our four targeted industries, technology expertise, strategy development and implementation capabilities to provide an integrated range of consulting services to our clients. Through a network of offices in over 20 countries, our consultants, led by our senior-level professionals who average approximately 14 years of experience in the telecommunications, information technology, media and electronics industries, serve a broad range of clients from start-ups to industry leaders.

   Our services include technology strategy, network and systems roll-out project management, organizational design and change, and implementation management. Our revenue consists of fees for professional services rendered to our clients. We provide substantially all of our services and earn fees on a time (per-hour) and materials basis. Our costs consist of direct costs, which are made up of payroll and fringe benefits costs for our professionals and independent consultants, subcontracting costs, which include fees we pay to Arthur D. Little, Inc., or ADL, when we utilize its professionals on our client engagements and selling, general and administrative expenses.

   Our top three clients, based on revenue for the twelve months ended June 30, 2000, were: Electricidade de Portugal, S.A. (EDP), KPN Telecom and Telefonaktiebolaget LM Ericsson. For the six months ended June 30, 2000, 72.9% of our revenue was derived from clients in Europe, 8.0% from clients in North America, 13.9% from clients in Asia Pacific, and 5.2% from clients in Latin America and other regions. For the year ended December 31, 1999, approximately 65% of our revenue was derived from client engagements in the telecommunications industry.

Our Relationship with ADL

   From 1995 until August 2000, we operated as the telecommunications, information technology, media and electronics industries-focused consulting segment of ADL, a privately-held global consulting firm. Effective August 26, 2000, ADL transferred this business to c-quential, Inc., which was formed as a subsidiary of ADL in March 2000. Prior to this transfer, we were not a separate subsidiary or division of ADL. Substantially all of our existing client engagements originated while we operated as part of ADL. Following the transfer, we began operating independently from ADL, although, after the completion of this offering, ADL will own all of the outstanding shares of our unlisted Class B common stock and 71% of the outstanding shares of our Class A common stock, or 68% of the outstanding shares of our Class A common stock if the underwriters fully exercise their over-allotment option. As a result, ADL will own common stock representing 96% of the combined voting power of all classes of our common stock. ADL determined to effect this offering in order to raise capital for our business, retire a portion of ADL's debt, create a public market for our securities and create value for the shareholders of ADL.

   Although ADL has no current plan or intention to do so, it may in the future determine to divest all or a portion of the shares of our common stock it holds, either gradually or in a single transaction. The determination as to the form and timing of any divestiture will be based on financial and business considerations and prevailing market conditions. The form of any divestiture could include any of the following (or any combination thereof):

  . a distribution or spin-off to ADL shareholders of all of the shares of our common stock owned by ADL

  .  sales of our common stock by ADL into the public market

  . a privately negotiated sale or sales of our common stock by ADL to one or more third parties

Our Market Opportunity

   The development and deployment of new technologies, such as wireless and broadband communications and mobile commerce, or m-commerce, is creating many new communications-based applications for businesses and consumers. To address the opportunities and challenges presented by technology-driven changes, telecommunications, information technology, media and electronics industry companies are entering into new business combinations, strategic alliances and joint ventures with one another. To be successful, we believe that companies in each of these four industries must be knowledgeable about the effect of technology-driven changes across all of the four industries. The expertise required by these changes in technologies, the time and expense associated with the recruitment of specialists and their scarcity has led to a large increase in the demand for consulting services offered by third-party providers. Kennedy Information Research Group estimates that the worldwide market for communications, high technology and media, entertainment and publishing consulting services offered by third-party providers will grow from $14.7 billion in 1998 to $30.7 billion in 2003, representing a 16% compound annual growth rate. The increasing use of the Internet is further spurring demand for consulting services as companies seek to improve their business practices through Internet-based communications solutions. International Data Corporation, or IDC, projects that the worldwide demand for Internet services, which includes Internet consulting services, will grow from approximately $16.2 billion in 1999 to $99.1 billion in 2004, representing a 44% compound annual growth rate.

Our Strategy

   We intend to strengthen our competitive position in providing management and technology consulting services to the telecommunications, information technology, media and electronics industries. The key elements of our strategy are:

  .  attracting and retaining outstanding professionals

  . expanding existing and developing new relationships with established and emerging industry-leading clients

  . expanding market share in North America and our media and electronics practices globally

  .  building the c-quential brand

  . establishing and fostering relationships with venture capital firms, start-ups and business incubators

Risk Factors

   The principal risks we face in implementing our strategy are that our business and its potential for growth will be harmed if:

  . we are unable to successfully make the transition to an independent, publicly-traded company from our status as a part of a large, privately-held company

  . we are unable to attract, motivate and retain a significant number of professionals

  . we lose the services of a substantial number of our senior-level professionals or executive officers

  .  we are unable to develop sufficient awareness of the c-quential brand

  .  we are unable to compete effectively in our highly competitive market

Our Agreements with ADL

   Effective August 26, 2000, we entered into agreements with ADL that provide for:

  . the transfer of the telecommunications, information technology, media and electronics industries-focused consulting practice of ADL, including approximately $7.6 million of accounts receivable and interests in subsidiaries, to us in exchange for shares of our Class A and Class B common stock, and our agreement to assume and repay $40.6 million of ADL's debt (including accrued interest)

  . ADL's retention of approximately $24.1 million of the accounts receivable of the telecommunications, information technology, media and electronics industries-focused consulting practice existing on August 26, 2000

  . ADL's retention of approximately $3.9 million in cash collected by ADL in advance billings on client contracts transferred to us, which cash will be transferred to us by ADL when earned under the terms of the client contracts

  . ADL's provision to us of $360,000 to cover our initial working capital needs and ADL's agreement to provide to us, upon our request, additional funds (which we estimate will be a total of $1 million) for our short-term working capital needs through the closing of this offering, all of which amounts will be repaid to ADL using a portion of the net proceeds of the offering

  . our agreement to assume and repay $40.6 million of ADL's debt, including accrued interest, which provides a preferential distribution to ADL without a corresponding benefit to investors in this offering and our agreement to pay an approximately $1.3 million intercompany payable to ADL

  . ADL's grant to us, and our grant to ADL upon its request, of the right to use space in leased real property for the term of the underlying master lease at a rate equal to the applicable licensor's actual cost of leasing such licensed space

  . the grant of licenses to us to use ADL intellectual property related to our business on an exclusive basis for a three-year period following this offering and for a perpetual period on a non-exclusive basis (other than the license to use the "Arthur D. Little, Inc." name, which has a five-year term)

  . certain administrative and corporate services to be provided by ADL to us, and by us to ADL, for three years following this offering at a rate based on the actual cost of providing such services

  . the allocation of tax liabilities and benefits between ADL and us for an unlimited period of time

  . the grant to ADL of registration rights relating to the shares of our common stock held by ADL

   ADL will receive a benefit of approximately $50.6 million from the following payments which we will make from the net proceeds of this offering:

  . approximately $40.6 million to repay the indebtedness of ADL which we have assumed and agreed to repay (including accrued interest)

  .  approximately $1.3 million payable to ADL for an intercompany payable

  . an estimated $2.0 million to reimburse ADL for its internal costs relating to both the separation of our business from ADL and this offering

  . an estimated $5.3 million to reimburse ADL for our costs that it paid relating to the separation of our business from ADL

  . an estimated $1.36 million to reimburse ADL for working capital advances we expect will be made to us prior to this offering

   As a subsidiary of ADL, we also guarantee approximately $56.5 million of ADL indebtedness to several financial institutions, which includes the $40.6 million of debt (including accrued interest) we have assumed and are obligated to pay with the proceeds of this offering. We will be released from the guarantees upon consummation of this offering.

Trademarks

   We have filed for trademark protection in the United States for the name "c-quential, Inc." and our logo. This prospectus also contains the trademarks and trade names of other entities, including ADL, which are the property of their respective owners.

                                  The Offering

Class A common stock offered.................  7,250,000 shares
Common stock outstanding after this offering:
  Class A common stock.....................    25,250,000 shares
  Class B common stock.....................    18,000,000 shares
Total common stock...........................  43,250,000 shares
Use of proceeds..............................  Repayment of debt of ADL and related accrued interest assumed by us prior to
                                               the offering, repayment to ADL of an
                                               intercompany payable and working capital
                                               advances made to us, working capital and
                                               general corporate purposes. See "Use of
                                               Proceeds"
Nasdaq National Market Symbol................  "CQTL"
Proposed Frankfurt Stock Exchange Symbol.....  "CQEL"

   We have filed an application to have our Class A common stock approved for listing on the official list of the Frankfurt Stock Exchange with participation in its small caps segment, or SMAX. The SMAX is a segment of the Frankfurt Stock Exchange created in April 1999 for established small and medium-sized companies.

   Holders of Class A common stock and unlisted Class B common stock have identical rights, except with respect to voting. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Except as required by law, holders of Class A common stock and Class B common stock vote together as a single class. See "Description of Capital Stock."

   Common stock outstanding after this offering excludes:

  . 1,087,500 shares of Class A common stock that may be issued pursuant to the over-allotment option granted to the underwriters

  . 8,701,613 shares of Class A common stock issuable upon the exercise of stock options outstanding as of October 9, 2000 at an exercise price of $13.00 per share (260,000 of which are currently exercisable and the remainder of which will not be exercisable before August 28, 2001)

  . 86,946 shares of Class A common stock issuable upon the exercise of stock options which we expect to grant at the time of this offering at an exercise price equal to the initial public offering price (none of which will be exercisable before the first anniversary of this offering)

  . 4,711,441 shares of Class A common stock available for future grant under our 2000 Stock Option and Incentive Plan

                             Additional Information

   Our principal executive offices are located at 25 Acorn Park, Cambridge, Massachusetts 02140-2390 and our telephone number is (617) 498-5951. We are incorporated in the State of Delaware.

                             Summary Financial Data

   The following tables summarize the statement of operations data and balance sheet data for c-quential (predecessor to c-quential, Inc.), operated as the telecommunications, information technology, media and electronics industries-focused consulting practice of ADL's Global Management Consulting business. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the six months ended July 2, 1999 and June 30, 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited condensed financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 are derived from our unaudited financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus. The financial data do not reflect any additional selling, general and administrative expenses associated with c-quential operating as a stand-alone, publicly-traded company, including executive management, overhead and public company costs, insurance and risk management costs, and other costs. Therefore, the financial data are not necessarily indicative of the results of operations or financial position that would have resulted if we had been an independent company during the periods shown. The statement of operations data of c-quential for the year ended December 31, 1999 and the six months ended June 30, 2000 is summarized:

  .  on an actual basis
  . on a pro forma basis to reflect the discontinuance of a trademark license fee historically allocated to us by ADL, and an increase in the provision for taxes based on the higher taxable income resulting from discontinuance of the trademark license fee

   The balance sheet data as of June 30, 2000 is summarized:
  .  on an actual basis
  . on a pro forma basis to reflect the formation of c-quential, Inc., the transfer from ADL to us of ADL's telecommunications, information technology, media and electronics industries-focused consulting practice, including specified assets and liabilities, in exchange for shares of our Class A and Class B common stock, our assumption of $40.6 million of debt from ADL (including accrued interest), the recognition of an estimated $5.1 million of costs to be incurred after June 30, 2000 relating to our separation from ADL and this offering as a payable to ADL and ADL's retention of approximately $23 million of accounts receivable
  . on a pro forma as adjusted basis to reflect the sale of 7,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $14.00 per share after the deduction of estimated underwriting discounts and commissions and our estimated offering expenses, the repayment of the $40.6 million of debt assumed from ADL (including accrued interest), the reimbursement to ADL of an estimated $5.3 million for our costs it paid relating to the separation of our business from ADL and an estimated $2.0 million for its internal costs relating to both the separation of our business from ADL and this offering, the repayment to ADL of approximately $1.0 million in other intercompany payables and the receipt of $1.4 million from ADL to reimburse us for certain employment liabilities assumed as part of the separation of our business from ADL

                                      Year Ended December 31,                      Six Months Ended
                         -------------------------------------------------- ------------------------------
                                                                    1999    July 2, June 30, June 30, 2000
                          1995    1996    1997    1998     1999   Pro Forma  1999     2000     Pro Forma
                         ------- ------- ------- ------- -------- --------- ------- -------- -------------
                                               (in thousands, except per share data)
Statement of Operations
 Data:
  Professional service
   revenue.............. $48,370 $55,483 $61,156 $76,831 $106,580 $106,580  $55,940 $62,258     $62,258
  Gross profit..........  15,748  19,019  22,530  29,560   44,428   44,428   23,285  30,323      30,323
  Income before taxes...   4,403   6,006   8,186   9,815   17,134   18,981    9,676   9,504      10,958
  Net income............ $ 2,686 $ 3,664 $ 4,993 $ 6,085 $ 10,794 $ 11,958  $ 6,096 $ 5,702     $ 6,358
                         ======= ======= ======= ======= ======== ========  ======= =======     =======
Per Share Data:
  Net income per share:
  Basic and diluted.....                                          $   0.31                      $  0.16
Weighted average number
 of shares outstanding:
  Basic and diluted.....                                            38,857                       38,857

                                                       As of June 30, 2000
                                                  -------------------------------
                                                                      Pro Forma,
                                                  Actual   Pro Forma  As Adjusted
                                                  -------  ---------  -----------
                                                         (in thousands)
Balance Sheet Data:
  Cash and cash equivalents...................... $   299  $  1,170     $45,225
  Working capital (deficit)......................  (3,440)  (41,283)     50,102
  Total assets...................................  38,716    18,618      61,104
  Debt assumed from ADL..........................     --     40,000         --
  Practice/Stockholders' equity (deficit)(1).....     250   (36,288)     55,097

--------
(1) Practice equity represents ADL's net equity investment in its telecommunications, information technology, media and electronics industries-focused consulting practice.

                                  RISK FACTORS

   You should carefully consider the following risks and all other information contained in this prospectus before purchasing our Class A common stock. If any of the following risks occur, our business, results of operations, financial condition and reputation could be harmed. As a result, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

                    Risks Related to Our Separation from ADL

Our business may be adversely affected if the services we obtain from ADL are inadequate and we are unable to replace them satisfactorily

   The business operated by c-quential has been a part of ADL's Global Management Consulting business since 1995. Effective August 26, 2000, ADL transferred this business to us, a newly-formed entity, c-quential, Inc. We have no experience in operating our business independently from ADL, and our business will be adversely affected if we do not successfully obtain the infrastructure and administrative support needed to operate independently of ADL. At the time of the transfer of our business to c-quential, we entered into contractual arrangements with ADL under which ADL agreed to provide infrastructure and administrative support to us, including services related to:

  .  space, facilities and equipment

  .  information technology systems

  .  human resources administration

  .  legal, finance and accounting

   Though ADL is contractually obligated to provide these services and facilities, generally for three to five years following this offering, we cannot be sure that these arrangements will be sufficient to support our current operations or future growth or that we will be able to find adequate substitute arrangements after the terms of our arrangements with ADL expire.

Our costs may increase as our agreements with ADL expire or the services we obtain from ADL become inadequate and we are forced to obtain these services from third parties

   Our agreements with ADL under which ADL has agreed to provide us with services and facilities have limited terms, generally of three to five years. We may find that the services we obtain from ADL are inadequate to support our growth and independent operations. As our arrangements with ADL expire or if they become unsatisfactory to us, we will be forced to renegotiate with ADL or obtain substitute or supplementary services from third parties. The terms of these renegotiated or new arrangements may not be as favorable to us as our existing agreements with ADL.

We may incur costs under our agreements with ADL that are higher than those we would incur if we obtained services and facilities from unrelated third parties

   The terms of our agreements with ADL for the provision of infrastructure support and administrative services were not determined through arm's length negotiations. We cannot be sure that the terms of these arrangements are as favorable to us as the terms that we may have obtained through negotiations with an unaffiliated third party.

Our ability to issue equity, to make acquisitions and to raise capital is limited by our obligation to maintain ADL's ownership percentage and voting power

   Following this offering, ADL will own 83% of our outstanding shares of capital stock, or 81% if the underwriters fully exercise their over-allotment option. In connection with the separation of our business from ADL, we agreed, absent ADL's consent, not to take any action (excluding the issuance of stock upon the exercise of stock options under our 2000 Stock Option and Incentive Plan) or fail to take any action if it would result in ADL owning less than either 80% of our outstanding shares of capital stock or 80% of the voting power of our outstanding capital stock and we have agreed to indemnify ADL for any tax liability that ADL incurs as a result of our breach of this agreement. See "-- We have potential liability to ADL for tax indemnification obligations." This agreement limits our ability to issue additional common stock, including for purposes of making acquisitions for stock consideration and raising capital. See "Certain Relationships and Related Transactions--Our Relationship with ADL--Tax Allocation Agreement."

   This agreement is intended to preserve our membership in ADL's consolidated group for United States federal income tax purposes, and to preserve ADL's ability to distribute, or spin-off, the shares of our common stock that it owns to its shareholders on a tax-free basis, though ADL has no current plan or arrangement to effect a spin-off of our common stock. To distribute shares of our common stock on a tax-free basis under current United States tax law, ADL would be required to distribute to its shareholders shares representing at least 80% of the voting power of our outstanding common stock. We have agreed to indemnify ADL for any tax liability it incurs as a result of our actions or omissions (excluding the issuance of stock upon the exercise of stock options under our 2000 Stock Option and Incentive Plan) that cause any such spin-off distribution to be taxable for United States federal income tax purposes. See "--We have potential liability to ADL for tax indemnification obligations."

Our business may suffer if ADL does not refer clients to us

   Many of our existing clients were referred to us from divisions or segments of ADL that will not be part of c-quential following this offering. Our business may suffer if ADL does not continue to refer its clients and prospects to us following our separation from ADL.

Conflicts of interest with ADL may arise that may have a negative impact on our business

   We may encounter conflicts of interest with ADL in some areas relating to our past and ongoing relationships. For example:

  . we may be unsatisfied with the services ADL provides to us and we may dispute the amounts that ADL charges us for these services

  . we may compete with ADL for the hiring and retention of professional consultants and this may harm our relations with ADL

  . we may disagree with positions ADL takes on its tax returns relating to our separation from ADL

   In addition, although we have entered into an agreement with ADL under which it has agreed, subject to exceptions and for a limited period, not to compete with us within the telecommunications, information technology, media and electronics industries, we cannot be certain that the terms of the agreement are broad enough to protect us against future competition from ADL. We may not be able to amicably resolve any potential conflicts with ADL. Further, resolutions of any conflicts may be less favorable to us than if we were dealing with an unaffiliated third party.

The agreements governing the separation of our business from ADL were not negotiated in an arm's length transaction and the terms of these agreements may not be as favorable to us as those we may have been able to obtain from an unaffiliated third party

   Prior to August 26, 2000, we operated as part of ADL's Global Management Consulting business. The agreements that we entered into with ADL effective August 26, 2000 governing the separation of our business from ADL were the result of negotiations between a parent and its wholly-owned subsidiary. We cannot be sure that the terms of these agreements are as favorable to us as those we may have been able to obtain through negotiations with an unaffiliated third party in an arm's length transaction. For example, though we assumed the liabilities under client contracts relating to our business arising after August 26, 2000, we received approximately $7.6 million, and ADL retained approximately $24.1 million, of the accounts receivable relating to our business which existed on August 26, 2000.

Three of our directors may have conflicts of interest because they are also directors, officers and/or stockholders of ADL

   Two of our directors, Messrs. Lorenzo C. Lamadrid and Gerhard Schulmeyer, are also directors and/or officers of ADL. These members of our board of directors, in addition to our Chief Executive Officer, Mr. Rudolf Fischer, also hold shares of ADL stock and options to purchase ADL shares. These individuals may have conflicts of interest with respect to decisions involving business opportunities, our business relations with ADL and similar matters that may arise in the course of our business or the business of ADL. Conflicts, if any, could be resolved in a manner adverse to us and our stockholders.

We have potential liability for taxes payable by ADL

   For all periods in which ADL owns 80% or more of both the voting power and value of our outstanding capital stock, we will be included in ADL's consolidated group for United States federal income tax purposes. If ADL fails to pay any of the group's required United States federal income taxes, we could be required to pay such taxes because each member of a consolidated group is liable for the United States federal income tax obligations of the group. ADL has agreed to pay all United States federal income tax obligations relating to our business for periods prior to the completion of this offering. If ADL is unable to pay any United States federal income taxes for the year 2000, we could be required to pay such taxes as a member of ADL's consolidated group. See "Certain Relationships and Related Transactions--Our Relationship with ADL--Tax Allocation Agreement." In connection with the separation of our business from ADL, ADL incurred and has agreed to pay taxes of approximately $15.0 million (substantially all of which was for taxes other than United States federal income taxes). If ADL is unable to pay any taxes relating to the separation, we could be liable under applicable state or foreign law to pay such taxes as a member of ADL's consolidated tax group or as a successor to, or transferee of, ADL.

We have potential liability to ADL for tax indemnification obligations

   Although it has no plan or arrangement to do so, ADL may in the future decide to distribute the shares of our capital stock that it owns to its shareholders in a spin-off transaction. We have agreed to indemnify ADL for any tax liability that ADL incurs as a result of our actions or omissions, whether before or after such a spin-off (excluding the issuance of stock upon the exercise of stock options granted prior to such a spin-off under our 2000 Stock Option and Incentive Plan), that cause the spin-off distribution to be taxable for United States federal income tax purposes. If such a spin-off were taxable, ADL would incur United States federal income tax and possibly state income tax on the unrecognized built-in gain in the distributed shares based on the fair market value of the distributed shares at the time of the spin-off. If we were required to indemnify ADL in respect of this liability, our business would be immediately and substantially harmed. We have also agreed to indemnify ADL for any tax liability that ADL incurs as a result of our actions or omissions (excluding the issuance of stock upon the exercise of stock options under our 2000 Stock Option and Incentive Plan) which result in ADL owning less than either 80% of our outstanding shares of capital stock or 80% of the voting power of our outstanding capital stock, including any United States federal income tax liability triggered by our failure to qualify as a member of ADL's consolidated group; if such failure were to occur immediately after the offering, the tax liability would be approximately $16 million.

ADL's control of our voting stock will reduce the influence of other stockholders and may lower the trading price of our stock

   Upon completion of this offering, ADL will own shares of our common stock representing approximately 96% of the voting power of our outstanding common stock. As a result, ADL will effectively control all matters affecting us. ADL's control over our business may have an adverse effect on the trading price of our Class A common stock. We have agreed not to take, or fail to take, any action (excluding the issuance of stock upon the exercise of stock options under our 2000 Stock Option and Incentive Plan) that would result in a reduction in ADL's ownership below 80% of the voting power of our outstanding common stock. As long as ADL owns shares representing at least a majority of the voting power of our outstanding common stock, ADL will be able to unilaterally determine the outcome of all stockholder votes and investors in this offering will not be able to affect the outcome of any stockholder vote.

We depend on services and facilities provided and leased by third parties to ADL, and we may not have recourse against those third parties

   Many of the services and facilities that are provided to us by ADL under the terms of our agreements with ADL are provided or leased to ADL by third parties. As a result, in the event of a dispute between ADL and a third party vendor, we could lose access to, or the rights to use, as applicable, office space, personnel, corporate services and other operating assets. In such a case, we may have no recourse against the third party vendor. Our inability to use these services, facilities and operating assets for any reason, including any termination of the agreements between us and ADL or the agreements between ADL and third party vendors, could result in interruptions of our operations.

The trading price of our Class A common stock may be adversely affected by sales or the prospect of sales of our stock by ADL

   As long as ADL owns a substantial portion of our outstanding common stock, there will be a potential for sales of our stock into the public market by ADL. Following the offering, we will have 43,250,000 shares of common stock outstanding. Of these shares, the 7,250,000 shares sold in this offering will be freely tradeable. The remaining 36,000,000 shares, all of which are owned by ADL, are subject to a 180-day lock-up agreement with the underwriters and the 18,000,000 shares of our Class A common stock owned by ADL are subject to an 180-day lock-up arrangement with Deutsche Borse AG which is required for the listing of our Class A common stock on the official list of the Frankfurt Stock Exchange with participation in SMAX. After expiration of these lock-up periods, ADL will have the ability to sell shares of our Class A common stock into the public market pursuant to Rule 144 under the Securities Act, subject to volume and holding period limitations. In addition, ADL and its transferees will have the right to require us, on any five occasions beginning six months after completion of this offering, to register for sale any or all shares of our common stock held by them. Although there is currently no trading market for our shares of Class B common stock, all of which are owned by ADL, ADL could effectively require us to arrange for the shares of Class B common stock to be traded on Nasdaq or another securities exchange. Upon such an event, ADL's ability to sell shares of our common stock would be increased. Sales by ADL of our common stock, or the prospect of such sales in the future, may have an adverse effect on the trading price of our common stock.

The trading price of our Class A common stock may be adversely affected if ADL defaults on its outstanding indebtedness and its lenders foreclose on and sell shares of our common stock owned by ADL

   ADL has pledged all of the shares of our Class A and Class B common stock that it owns to Citibank, N.A., The Chase Manhattan Bank, Connecticut General Life Insurance Company, Life Insurance Company of North America, ACE Property and Casualty Insurance Company and The Lincoln National Life Insurance Company to secure approximately $56.5 million of indebtedness to these institutions, $40.6 million of which (including accrued interest) we have assumed and will repay out of the proceeds of this offering. In the event that ADL defaults under this indebtedness, the lenders could foreclose on all or any of the shares. In the event of such a foreclosure, the lender or lenders could vote the shares or could sell any or all of such shares, subject to restrictions of a 180-day lock-up agreement with Deutsche Borse AG which is required for the listing of our Class A common stock on the Frankfurt Stock Exchange, and subject to the volume and holding period limitations of Rule 144 under the Securities Act. In addition, following a default, these lenders have the right to require ADL to register any or all shares of our common stock held by them. Sales of our common stock by any of these lenders, or the prospect of such sales in the future, may have an adverse effect on the trading price of our common stock.

Our ability to issue equity, to make acquisitions, to incur debt, to pay dividends, to make investments, to sell assets, to merge and to raise capital is limited by our obligation to comply with the covenants under ADL's debt agreements.

   The Amended and Restated Credit Agreement, and the Amended and Restated Note Purchase Agreement govern ADL's indebtedness to Citibank, N.A., The Chase Manhattan Bank, Connecticut General Life Insurance Company and the Lincoln National Life Insurance Company, include restrictive covenants which provide, among other things, that except as permitted under the debt agreements, ADL will not and that ADL will cause each of its subsidiaries, including us, not to:

  . incur additional indebtedness (with an exception permitting debt incurred by us up to an aggregate of the lesser of $50 million or the amount of net proceeds of this offering, which exception is included in the Amended and Restated Credit Agreement and the Amended and Restated Note Purchase Agreement)

  . create any liens or encumbrances on its assets or make any guarantees

  . make investments that, together with all investments of ADL and its subsidiaries, exceed 5% of ADL's consolidated total assets (approximately $16 million as of August 25, 2000) in the aggregate, excluding loans or advances to employees that do not exceed $5 million in the aggregate, investments in wholly-owned subsidiaries and investments consisting of intercompany debt

  . pay dividends, or issue, redeem or retire capital stock

  . dispose of or sell assets or enter into a merger or a similar transaction

We have agreed with ADL that we will not take any action to cause ADL to breach its covenants in the debt agreements through December 29, 2000, the accelerated maturity date of the indebtedness evidenced by these agreements. As a result, these restrictions limit our ability to issue equity, to make acquisitions, to incur debt, to pay dividends, to make investments, to sell assets, to merge and to raise capital. ADL's obligation to cause us to comply with these restrictions will continue until the outstanding indebtedness under the debt agreements is paid in full. Though the scheduled maturity date of the debt is December 29, 2000, we cannot be sure that ADL will pay the debt in full by that date. If ADL does not pay the debt in full by December 29, 2000, then ADL's obligation to cause us to comply with these restrictions will remain in effect until the debt is paid in full.

                         Risks Related to Our Business

We do not have an independent operating history and our business may be harmed if we are unable to adequately address the risks generally encountered by newly-formed and rapidly growing companies

   We have been part of ADL since 1995 and have only operated as an independent business entity since August 26, 2000. As a newly-formed company, we are subject to risks and uncertainties associated with implementing our business plan that are not typically encountered by mature companies with management teams and administrative personnel more experienced in operating an independent entity.

Our historical financial information may not be representative of our results as a separate company

   The historical financial information included in this prospectus does not reflect the actual operations of a separate company but has been compiled in an effort to represent what our financial statements may have looked like had we been an independent operating company during the applicable period. This historical financial information was derived from the consolidated financial statements of ADL using the historical results of operations and historical bases of the assets and liabilities as reflected in ADL's consolidated financial statements. This historical financial information may not accurately reflect what our financial condition, results of operations and cash flows would have been had we been a separate, stand-alone company during the periods presented. Our costs and expenses include allocations from ADL for centralized corporate services and regional infrastructure costs, including:

  .  legal

  .  accounting

  .  treasury

  .  facilities

  .  information technology

  .  sales and marketing

   The adjustments and allocations were determined on bases that we and ADL considered to be reasonable. However, we cannot assure you that these adjustments and allocations appropriately reflect our operations as if we had actually operated as a stand-alone entity during the periods presented.

Our historical financial information does not reflect additional costs we are incurring following our separation from ADL and will incur following this offering

   Our operations underwent substantial changes as a result of our separation from ADL. As our agreements with ADL expire, we will no longer benefit from the economies of scale we enjoyed as a part of a much larger entity and we may incur additional costs as a result. In addition, following this offering we will incur increased costs associated with our establishment as a publicly-traded company, including executive management, overhead, insurance and risk management costs. These increased costs are not reflected in the historical financial information contained in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If we are unable to attract, motivate and retain a growing staff of professionals we will be unable to maintain and grow our business

   Our revenue consists of fees for the services our professionals provide to our clients. As a result, the execution of our growth strategy depends on our significantly increasing the number of our professionals in the near future. If we are unable to maintain and increase our present number of professionals, our ability to serve our existing clients may be hindered and our growth will be limited. The professionals that we desire are highly talented and possess our targeted mix of industry experience and academic qualifications. Competition to employ these individuals is intense. We compete not only with other consulting firms, but also with companies in the telecommunications, information technology, media and electronics industries, financial and academic institutions and governments. Some of these competitors are able to offer combinations of compensation, quality of work and lifestyle that may be more attractive to potential employees than those we offer. Increased competition for suitable professionals may also result in higher labor costs, which could have an adverse effect on our operating results.

The loss of senior-level professionals and executive officers could adversely affect our business and competitive position

   We rely on the efforts, abilities, business generation capabilities and service-delivery skills of our senior-level professionals. We particularly depend on these individuals because personal relationships are a critical element of obtaining and maintaining our client engagements. We also depend upon the managerial, operational and administrative skills of our executive officers. The loss of any key individuals or their failure to perform at or above historical levels could affect our financial performance. We have experienced attrition among our senior-level professionals in the first eight months of 2000, particularly in our United Kingdom and United States offices, where an aggregate of seven individuals have resigned during that period. We do not believe that this attrition has had a material adverse effect our business.

Our profitability and growth may be limited if we are unable to develop sufficient awareness of the c-quential brand

   We believe that establishing and maintaining name recognition and a good reputation is critical to attracting and expanding our targeted client base, as well as attracting and retaining professionals. We have no experience in developing and building a brand name. If we fail to successfully promote and maintain our brand name, our level of profitability will decline and our growth may be limited. To promote our brand name, we plan to increase our marketing expenses, which will negatively impact our profitability. In addition, our brand may be closely associated with the business success or failure of some of our high-profile clients, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one or more of our high-profile clients may damage our brand.

Our diverse international operations subject us to a variety of economic, regulatory, political and social environments which may adversely affect our business

   For the six months ended June 30, 2000, approximately 92% of our revenue was derived from clients outside North America. Although we intend to increase our market share in the United States, we anticipate that the vast majority of our revenue for the foreseeable future will be derived from international engagements. There are many risks inherent in our international operations, including:

  .foreign currency fluctuations

  .legal uncertainty regarding foreign laws and trade barriers

  .evolving regulatory requirements

  .uncertain and potentially adverse tax consequences

  .political instability

  .cultural differences

   Any of these factors could increase our costs, reduce our revenues or hinder our international operations.

Our quarterly operating results may fluctuate as a result of seasonality

   We expect to experience seasonal fluctuations in revenue and expenses which may contribute to fluctuations in our quarterly operating results. In particular, we anticipate that our revenue and results of operations will be adversely affected during the third and fourth fiscal quarters of each year as a result of the reduction in business activity in Europe during August and December. For the six months ended June 30, 2000, 72.9% of our revenue was derived from clients in Europe.

Our reported revenue may be negatively affected by currency exchange rates

   Exchange rates between the United States dollar, in which our results are and will be reported, and the local currency in the countries in which we provide many of our services, may fluctuate from quarter-to-quarter. Since we report our interim and annual results in United States dollars, we are subject to the risk of currency fluctuations. When the dollar appreciates against the applicable local currency in any reporting period, the actual earnings generated by our services in that country are diminished in the conversion.

   For the six months ended June 30, 2000, operations outside North America accounted for approximately 92% of our revenues. If in the future, our foreign revenue and expense transactions are not denominated in the local currency and/or our foreign earnings are reinvested in a currency other than their functional currency, we will also be subject to the risk of transaction losses. We have not historically entered into hedging contracts or other derivative instruments to limit our exposure to currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Disclosures About Market Risk."

                         Risks Related to Our Industry

We focus on serving companies in the telecommunications, information technology, media and electronics industries and changes in these industries could reduce our customer base or the use of outside consultants by companies in these industries

   We currently derive almost all of our revenues from client engagements within the telecommunications, information technology, media and electronics industries. Our growth will depend on trends in these industries, including:

  .  rapid technological advancements

  .  increased globalization of markets

  .  world-wide deregulation of the telecommunications industry

  .  increased competition

   We believe that these trends are creating much of the demand for our professional services. If these trends slow, our revenues may be less than we expect and our operating results may suffer.

Competition from both established and new competitors may result in the loss of market share and reduced profitability

   The market for providing professional services to the telecommunications, information technology, media and electronics industries is intensely competitive. We compete with general management consulting firms, the consulting practices of major accounting firms, and foreign, local and regional firms specializing in the telecommunications, information technology, media and electronics industries. We cannot assure you that we will be able to compete successfully with our existing competitors or new competitors, and our financial condition and results of operations will be adversely affected if we are unable to do so. Some of our competitors have formed strategic alliances with telecommunications and technology companies. We also compete with the internal resources of our clients and potential clients. There are low barriers to entry in our industry, and this will encourage new competitors to enter our markets from time to time. Many of our competitors have greater brand name recognition and financial, technical and marketing resources than we do. Our current and potential competitors include the following:

  . strategic consulting firms (such as Bain & Company, Boston Consulting
    Group, Booz, Allen & Hamilton, Cluster Consulting and McKinsey & Co.)

  . accounting firms (such as Ernst & Young and PricewaterhouseCoopers)

  . information technology consulting firms (such as Andersen Consulting, Cap
    Gemini, Diamond Technology Partners and IBM Global Services)

  . technology consulting firms (such as PA Consulting, Scientific Generics and SRI)

  . Internet professional services firms (such as Proxicom, Razorfish,
    Sapient, Scient and US Interactive)

Actual and perceived conflicts of interest may constrain our growth

   Most of our revenue is derived from advising large companies in the telecommunications, information technology, media and electronics industries. The need to avoid actual and potential conflicts of interest may constrain our ability to obtain new clients or to obtain further work from our existing clients, and this could inhibit our growth. In the course of our engagements, we often obtain sensitive information about our clients.

   This information often includes:

  .  the clients' business and growth plans

  . strategic transactions being considered by our clients, including acquisitions of or joint ventures with other companies

  . competitive analyses prepared by our clients and plans to defeat the clients' competitors

Many of these clients expect us to demonstrate loyalty to their interests. When we commence an engagement for a client, we are sometimes requested to agree not to perform a similar engagement for a direct competitor of the client within its geographic area for a specified time period, generally one year. In addition, the regulations governing auctions for communications licenses often prohibit us from advising more than one bidder for a particular license. These factors will limit our ability to offer our services to companies, or parts of companies, that compete directly with existing clients. The number of large companies in the telecommunications, information technology, media and electronics industries is limited, and there is a trend towards consolidation through mergers and alliances that may have the effect of reducing this number further.

           Risks Related to the Securities Markets and This Offering

The trading price of our Class A common stock may be volatile and investors in our Class A common stock may experience substantial losses

   The trading price of our Class A common stock may be volatile. Our stock price could decline or fluctuate in response to a variety of factors. In addition, the stock markets as a whole have recently experienced extreme price and volume fluctuations. General securities market conditions, as well as public announcements by companies in our industry regarding their performance or other factors, could lower the market price of our Class A common stock, regardless of our actual operating performance.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

We will have broad discretion over the use of the proceeds of this offering and you may not agree with how we use the proceeds of this offering

   Our management will have significant flexibility in applying the net proceeds of this offering and may use the net proceeds in ways with which stockholders disagree. Management's failure to effectively apply these proceeds could have an adverse effect on our ability to implement our business strategy.

                       Risks Related to Legal Uncertainty

Provisions of Delaware law and of our charter and by-laws may make a takeover more difficult

   Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our certificate of incorporation provides for a staggered board of directors, which makes it difficult for stockholders to change the composition of the board of directors in any one year. Additional anti-takeover provisions include limitations on actions by our stockholders by written consent and the right of our board of directors to issue preferred stock without stockholder approval, which would allow the stock ownership of a potential acquiror to be diluted. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock, though ADL is not subject to these restrictions.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Certain Relationships and Related Transactions--Our Relationship with ADL" and elsewhere. These forward-looking statements include statements about the following:

  . implementing our business strategy

  . managing our growth

  . our relationship with ADL

  . other statements that are not historical facts

   In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Class A common stock, you should be aware that the occurrence of the events described under the caption "Risk Factors" and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 7,250,000 shares of Class A common stock in this offering will be approximately $91.385 million, at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

   Pursuant to our agreements with ADL, we have assumed and agreed to repay $40 million of ADL's indebtedness to several financial institutions, and we will use approximately $40.6 million of the net proceeds of this offering to repay this debt, including accrued interest. This debt of ADL which we have assumed was not directly related to the operations of our business. Our assumption and agreement to repay this debt provides a preferential distribution to ADL without a corresponding benefit to investors in this offering. The debt that we have assumed and agreed to repay matures on June 1, 2001 and bears interest at variable rates. As of September 1, 2000, $21.875 million of the debt bore interest at a rate of 10.00% and $18.125 million of the debt bore interest at a rate of 9.62%. The maturities of this debt accelerate to December 29, 2000 as a result of this offering. Accordingly, these terms are not indicative of the repayment of $40.6 million of such debt (including accrued interest) by c-quential, Inc., which is expected to occur immediately after the closing of this offering. The remaining $50.785 million in net proceeds from this offering will be used:

  . to reimburse ADL an estimated $5.3 million for our costs it paid relating to the separation of our business from ADL

  . to reimburse ADL an estimated amount of $2.0 million for its costs relating to both the separation of our business from ADL and this offering

  . to repay ADL an estimated $1.36 million for funds expected to be advanced to us to support our working capital needs prior to this offering

  .  to pay an intercompany payable to ADL of approximately $1.3 million

  . to support our working capital requirements and for other general corporate purposes including approximately $9.2 million for increased recruiting efforts and approximately $7.0 million for marketing initiatives associated with promoting our brand. We also intend to apply proceeds of this offering to facilities and expansion activities and potential acquisitions or strategic investments, although we cannot at this time estimate the amounts to be spent on such initiatives.

   Until allocated for specific use, we will invest these proceeds in government securities and other short-term, investment-grade securities.

                                DIVIDEND POLICY

   We currently intend to retain our future earnings, if any, to finance the expansion of our business and we do not expect to pay any cash dividends in the foreseeable future. We have agreed with ADL to not pay any dividends prior to December 29, 2000 in order to comply with the covenants under its debt agreements.

   Payment of cash dividends after the offering, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  .  on an actual basis

  .  on a pro forma basis to reflect:

   -  the formation of c-quential, Inc.

   - the transfer from ADL to us of ADL's telecommunications, information technology, media and electronics industries-focused consulting practice, including specified assets and liabilities, in exchange for shares of our Class A and Class B common stock

   - the recognition of an estimated $5.1 million of costs to be incurred after June 30, 2000 relating to our separation from ADL and the offering as a payable to ADL

   - our assumption of $40.6 million of debt from ADL (including accrued interest)

  .  on a pro forma as adjusted basis to reflect:

   - the sale of the 7,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $14.00 per share, after the deduction of estimated underwriting discounts and commissions and our estimated offering expenses

   - the repayment of the $40.6 million of debt assumed from ADL (including accrued interest)

   - the reimbursement to ADL of an estimated $5.3 million for our costs it paid relating to the separation of our business from ADL and an estimated $2.0 million for its internal costs it paid relating to both the separation of our business from ADL and this offering

   - the payment to ADL of approximately $1.0 million in other intercompany payables

   - the receipt of $1.4 million from ADL to reimburse us for certain employment liabilities assumed as part of the separation of our business from ADL

   The pro forma as adjusted basis does not reflect the repayment to ADL of an estimated $1.36 million for funds expected to be advanced to us prior to the offering to support our working capital needs.

   You should read this information in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

                                                       As of June 30, 2000
                                                   -----------------------------
                                                                     Pro Forma,
                                                   Actual Pro Forma  As Adjusted
                                                   ------ ---------  -----------
                                                   (in thousands, except share
                                                              data)
Cash and cash equivalents......................... $ 299  $  1,170     $45,225
                                                   =====  ========     =======
Debt assumed from ADL............................. $ --   $ 40,000     $   --
Practice/Stockholders' equity (deficit):
  Preferred stock, par value $0.01 per share;
   25,000,000 shares authorized, no shares issued
   or outstanding pro forma or pro forma as
   adjusted.......................................   --        --          --
  Class A common stock, par value $0.01 per share;
   200,000,000 shares authorized, 18,000,000
   shares issued and outstanding pro forma; and
   25,250,000 shares issued and outstanding pro
   forma as adjusted..............................   --        180         253
  Class B common stock, par value $0.01 per share;
   50,000,000 shares authorized, 18,000,000 shares
   issued and outstanding pro forma; and
   18,000,000 shares issued and outstanding pro
   forma as adjusted..............................   --        180         180
  Additional paid-in capital (deficit)............   --    (31,001)     60,311
  Retained earnings...............................   --     (5,647)     (5,647)
  ADL's net equity investment.....................   250       --          --
                                                   -----  --------     -------
    Practice/Stockholders' equity (deficit).......   250   (36,288)     55,097
                                                   -----  --------     -------
      Total capitalization........................ $ 250  $  3,712     $55,097
                                                   =====  ========     =======

                                    DILUTION

   Our pro forma net tangible book value at June 30, 2000 was approximately $(39.9) million or $(1.11) per share. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth, which is total pro forma tangible assets less total pro forma liabilities after giving effect to the formation of c-quential, Inc. and the transfer from ADL to us of ADL's telecommunications, information technology, media and electronics industries-focused consulting practice and our assumption of $40 million of ADL debt as though such transactions had occurred as of June 30, 2000, by the number of shares of common stock outstanding immediately before this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 7,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $14.00 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2000 would have been approximately $51.5 million or $1.19 per share.

   This represents an immediate increase in pro forma net tangible book value of $2.30 per share to our existing stockholder and an immediate dilution in pro forma net tangible book value of $12.81 per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution per share:

   Assumed initial public offering price per share.............         $14.00
                                                                        ------
   Pro forma net tangible book value per share as of June 30,
    2000....................................................... $(1.11)
                                                                ------
   Increase in pro forma book value per share attributable to new investors.............................................. $ 2.30
                                                                ------
   Pro forma as adjusted net tangible book value per share
    after this offering........................................         $ 1.19
                                                                        ------
   Dilution in pro forma net tangible book value per share to
    new investors..............................................         $12.81
                                                                        ======

   The discussion and table above assume no exercise of options outstanding under our 2000 Stock Option and Incentive Plan. As of October 9, 2000, there were options outstanding to purchase a total of 8,701,613 shares of our Class A common stock (260,000 of which are currently exercisable and the remainder of which will not be exercisable before August 28, 2001) at an exercise price of $13.00 per share. We expect to grant options to purchase an additional 86,946 shares of our Class A common stock (none of which will be exercisable before the first anniversary of this offering) at the time of this offering at an exercise price equal to the initial public offering price. To the extent that any of these options are exercised, there could be further dilution to new investors.

   The following table sets forth, as of June 30, 2000 on a pro forma as adjusted basis described above, the difference between the number of shares of Class A common stock purchased from us, the par value per share of common stock paid by our existing stockholder and by the new investors in this offering at an assumed initial public offering price of $14.00 per share before deducting the estimated underwriting discounts and commissions and offering expenses.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholder...... 36,000,000   83%   $    360,000   0.4%     $ 0.01
New investors.............  7,250,000   17%    101,500,000  99.6%      14.00
                           ----------  ----   ------------  -----
  Total................... 43,250,000  100%   $101,860,000   100%
                           ==========  ====   ============  =====

   If the underwriters fully exercise their over-allotment option, the following will occur:

  . the number of shares of common stock held by our existing stockholder will decrease to approximately 81% of the total number of shares of common stock outstanding

  . the number of shares held by new investors will be increased to 8,337,500 shares, or approximately 19% of the total number of shares of our common stock outstanding after this offering

                            SELECTED FINANCIAL DATA

   The following selected statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from the audited financial statements of c-quential (predecessor to c-quential, Inc.) included elsewhere in this prospectus. The selected statement of operations data for the six months ended July 2, 1999 and June 30, 2000 and the balance sheet data as of June 30, 2000, have been derived from our unaudited condensed financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The historical results presented are not necessarily indicative of the results to be expected for any future period. The selected financial data should be read in conjunction with our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                 Year Ended December 31,              Six Months Ended
                         ----------------------------------------  ----------------------
                                                                                   June
                                                                      July 2,       30,
                          1995    1996    1997    1998     1999         1999       2000
                         ------- ------- ------- ------- --------  -------------- -------
                                                 (in thousands)
Statement of Operations
 Data:
 Professional service
  revenue............... $48,370 $55,483 $61,156 $76,831 $106,580     $55,940     $62,258
 Costs of services:
  Direct costs of
   services.............  14,655  15,513  18,515  24,145   36,014      18,024      23,572
  Arthur D. Little, Inc.
   subcontract costs....  17,967  20,951  20,111  23,126   26,138      14,631       8,363
                         ------- ------- ------- ------- --------     -------     -------
    Total costs of
     services...........  32,622  36,464  38,626  47,271   62,152      32,655      31,935
                         ------- ------- ------- ------- --------     -------     -------
 Gross profit...........  15,748  19,019  22,530  29,560   44,428      23,285      30,323
 Selling, general and
  administrative
  expenses..............  11,345  13,013  14,344  19,745   27,294      13,609      20,819
                         ------- ------- ------- ------- --------     -------     -------
 Income before taxes....   4,403   6,006   8,186   9,815   17,134       9,676       9,504
 Provision for income
  taxes.................   1,717   2,342   3,193   3,730    6,340       3,580       3,802
                         ------- ------- ------- ------- --------     -------     -------
 Net income............. $ 2,686 $ 3,664 $ 4,993 $ 6,085 $ 10,794     $ 6,096     $ 5,702
                         ======= ======= ======= ======= ========     =======     =======
                                    As of December 31,             As of June 30,
                         ----------------------------------------  --------------
                          1995    1996    1997    1998     1999         2000
                         ------- ------- ------- ------- --------  --------------
                                             (in thousands)
Balance Sheet Data:
 Cash and cash
  equivalents........... $   --  $   --  $   --  $   --  $    304     $   299
 Working capital
  (deficit).............     --      --      --      --      (453)     (3,440)
 Total assets...........  11,519  12,071  14,040  16,591   28,433      38,716
 Practice/Stockholders'
  equity ...............     --      --      --      --     3,595         250

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with "Selected Financial Data," our financial statements and the notes to those financial statements included elsewhere in this prospectus. The historical financial information included in this prospectus has been derived from the historical consolidated financial statements of ADL. In addition to historical information, this discussion contains forward-looking information that involves risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in such forward-looking information due to competitive factors, risks associated with our growth strategy and other factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

Overview and Arrangements with ADL

   The business to be operated by c-quential following this offering has historically operated as part of ADL's Global Management Consulting business. Founded in 1886, ADL is a privately-held global consulting firm with more than 50 offices worldwide. During the year ended December 31, 1999, ADL had consolidated professional service revenue of $473 million (including professional service revenue earned by its telecommunications, information technology, media and electronics industries-focused consulting practice and reflected as professional service revenue of c-quential in the financial statements contained in this prospectus).

   ADL in the normal course of business continuously evaluates potential strategic activities that may complement or strengthen its consulting, technology, electronic commerce business, or e-business, environmental, fuel cell, medical devices or other business segments in which it competes. At the present time ADL is focusing its attention on activities in the e-business area. Such strategic activities may take the form of mergers, acquisitions, joint ventures, marketing alliances, strategic partnerships and other business ventures and may involve the issuance of securities of ADL, the payment of cash or the contribution of ADL assets. However, the agreements governing ADL's indebtedness include restrictive covenants which may limit ADL's ability to engage in these types of strategic transactions. The covenants provide, among other things, that except as permitted under the debt agreements, ADL will not and that ADL will cause each of its subsidiaries, including us, not to:

  . incur additional indebtedness

  . create any liens or encumbrances on its assets or make any guarantees

  . make investments that, together with all investments of ADL and its subsidiaries, exceed 5% of ADL's consolidated total assets (approximately $16 million as of August 25, 2000) in the aggregate, excluding loans or advances to employees that do not exceed $5 million in the aggregate, investments in wholly-owned subsidiaries and investments consisting of intercompany debt

  . pay dividends, or issue, redeem or retire capital stock

  . dispose of or sell assets or enter into a merger or a similar transaction

As a result, these restrictions limit ADL's ability to issue equity, to make acquisitions, to incur debt, to pay dividends, to make investments, to sell assets, to merge and to raise capital. In any case, there can be no assurances that any such strategic activities will be consummated or, if so, the time frame in which such activities will take place.

   We began using the c-quential name in July 2000. In connection with our separation from ADL, ADL and its affiliates contributed and assigned to us as of August 26, 2000 the assets relating to our business, consisting primarily of:

  . approximately $3.7 million in cash (which represents an increase from the June 30, 2000 pro forma balance of $1.2 million presented in the pro forma condensed balance sheet included elsewhere in this prospectus)

  . rights under existing client contracts and bids

  . approximately $7.6 million of accounts receivable and work in process
    (which represents a decrease from the June 30, 2000 pro forma balance of $10.1 million presented in the pro forma condensed balance sheet included elsewhere in this prospectus)

  . goodwill relating to ADL's telecommunications, information technology, media and electronics industries-focused consulting practice

  . a license to use the "Arthur D. Little, Inc." name, software and business methodologies

  . ownership interests in subsidiaries

  . $1.2 million of personal property and equipment, such as vehicles, computers and other office equipment

   We have hired from ADL 508 professionals and 127 support staff, representing substantially all of the staff who previously served ADL in its telecommunications, information technology, media and electronics industries-focused consulting practice. ADL assigned to us all of its rights under all of the client contracts related to our business, other than rights with respect to approximately $24.1 million in receivables for work performed prior to the separation.

   In connection with the transfer by ADL to us of the assets relating to our business, we assumed liabilities of ADL and its affiliates, including $40.6 million of ADL's outstanding debt (including accrued interest), an intercompany payable to ADL of approximately $1.3 million, the obligations under client contracts relating to our business and $1.4 million of liabilities relating to our employees which will be reimbursed by ADL.

   Also effective August 26, 2000, we entered into agreements related to our future relationship with ADL. These agreements provide, among other things, that:

  . in the event that we utilize ADL professionals on our client engagements or ADL utilizes our professionals on ADL client engagements, the party utilizing such professionals will pay the other party 85% of the standard billing rate for the services provided by the subcontracted professionals

  . ADL will provide us, and we will provide ADL, with a variety of administrative and corporate services for three years following this offering, subject to the right of each party to terminate the agreement upon 120 days' notice, at a rate equal to the actual cost of providing such services

  . ADL will grant us, and upon ADL's request we will grant ADL, a license to use space in leased real property for the term of the underlying master lease at a rate equal to the applicable licensor's actual cost of leasing such licensed space

  . we will pay ADL an amount equal to the United States federal income taxes that we would have been obligated to pay, and ADL will pay us an amount equal to any United States federal income tax refund that we would have received, in each case had we not been part of ADL's consolidated group, and similar payments between ADL and us will be made with respect to other taxes reported by ADL and us on a consolidated, combined or unitary basis, and ADL will reimburse us for tax benefits generated by us but used to reduce United States federal income tax on income earned by ADL

   We may also negotiate new or revised arrangements with various third parties. We cannot assure you that the terms we will be able to negotiate with these third parties will be as favorable as those contained in our agreements with ADL, nor can we assure you that the terms contained in our agreements with ADL are as favorable as those we may have been able to negotiate with unaffiliated third parties. In addition, as part of ADL, we have historically benefited from various economies of scale including shared global administrative functions and facilities. We expect that our costs may increase as a result of the loss of these economies of scale as we renegotiate and enter into new arrangements.

   ADL's telecommunications, information technology, media and electronics industries-focused consulting practice included the operations of Contactica Limited and Contactica Asia Limited, referred to together as Contactica. The Contactica business is focused solely on telecommunications consulting services and consists of 26 professionals in two offices worldwide. On January 31, 1999, ADL acquired the remaining 72% of Contactica it did not already own for $4.5 million. Fifty percent of the purchase price was paid in cash at the time of closing with the remaining 50% to be paid over three years in cash and stock of ADL. The number of shares to be issued will be determined based on the fair market value of ADL stock at the time of each subsequent payment as determined by semi-annual valuations of ADL by an independent appraiser. The transaction has been accounted for using the purchase method of accounting. The aggregate purchase price of the shares exceeded the fair value of the net assets at the date of the acquisition by approximately $4.6 million. The resulting goodwill is being amortized by c-quential on a straight-line basis over seven years. ADL has retained its obligation for the remaining purchase price. On August 26, 2000, ADL transferred to us the entire Contactica business. All of the professionals in the Contactica business consented to the transfer.

Our Business

   Revenue. Our revenue consists of fees for professional services rendered to our clients. We provide substantially all of our services on a time and materials basis. Prior to commencement of a client engagement, we estimate the total fees for the engagement based on its expected scope, our anticipated staffing requirements and the expected level of client involvement. We recognize revenue as services are performed in accordance with the terms of the client engagement. Once revenue for a particular engagement reaches the amount at which our fees were originally estimated, we cease recognizing revenue on that engagement unless and until we are able to receive approval from the client to continue billing. We include in our revenue amounts attributable to subcontractors working on our client engagements. Revenue attributable to subcontractors was $26.3 million, $30.1 million and $36.7 million, respectively, in 1997, 1998 and 1999. The most significant subcontractor was ADL at 90.1%, 90.2 % and 83.7% of total subcontractor revenue in 1997, 1998 and 1999, respectively. ADL subcontractors generated 38.7%, 35.4% and 28.9% of total revenue for c-quential in 1997, 1998 and 1999, respectively. From a staffing perspective, c-quential would have needed approximately 115 additional full-time professionals during 1999 in order to deliver the same amount of revenue without utilizing ADL subcontractors. Our revenue excludes reimbursable expenses charged to clients.

   We make provisions for estimated uncollectible amounts based on a monthly case by case review. Although from time to time we have been required to make revisions to our accounts receivable based on our monthly reviews, to date none of these revisions has had a material adverse effect on our financial condition, liquidity or results of operations.

   Our revenue is earned in many countries using different currencies, but we report our revenue in United States dollars. As a result, fluctuations in currency exchange rates may lead to fluctuations in our reported revenue. Revenue is assigned to specific geographic regions based on the location of the office responsible for securing the contract.

   We typically invoice for an advance payment from our clients upon commencement of an engagement, with additional billings on a monthly basis or upon attainment of engagement milestones. We regularly analyze our fees for services to ensure that they are competitive within the industry.

   Cost Structure. Direct costs of services consist primarily of payroll and fringe benefits costs for our professionals and independent (non ADL-related) consultants. ADL subcontract costs consist of the fees we pay to ADL when we utilize their professionals on our client engagements. Under our agreements with ADL, we pay ADL 85% of the standard billing rate for the services provided by the subcontracted professionals. We anticipate that we will continue to use a material number of ADL professionals on our client engagements in the near future as we focus on expanding our internal professional staff. As the size of our professional staff increases, we anticipate that our dependence on ADL professionals, and thus our ADL subcontract costs, will decrease, while our direct costs of services will increase.

   Selling, general and administrative expenses have historically consisted of direct costs and allocations from ADL of costs associated with business development and support of our client-serving professionals. These costs include: professional development and recruiting costs; expenses associated with sales and marketing initiatives; operational, finance and information systems costs; and facilities and other administrative expenses. After this offering, selling, general and administrative expenses will also include costs associated with operating as a public company and amounts payable to ADL under our agreements with ADL, including the cost of administrative and corporate services and leasing of real and personal property. The agreements that we have entered into with ADL will result in c-quential incurring expenses substantially equivalent to those reflected in c-quential's historical financial statements. See "Certain Relationships and Related Transactions--Our Relationship With ADL."

   In deriving our historical financial statements from ADL's consolidated financial statements, we considered ADL professionals who charged 70% or more of their billable hours to telecommunications, information technology, media and electronics industries-related engagements during any year to be c-quential staff for that year. Direct costs of services represent the total employment costs of these individuals as well as the cost of independent subcontractors on telecommunications, information technology, media and electronics industries-related client engagements. ADL subcontract costs represent 85% of the gross revenue at standard billing rates generated on telecommunications, information technology, media and electronics industries-related client engagements by ADL professionals who were not considered to be c-quential staff for the applicable year. Bid and proposal costs for telecommunications, information technology, media and electronics industries-related client engagements as well as overhead costs directly attributable to those individuals deemed to be c-quential staff were included in the c-quential financial statements. The remaining ADL overhead and infrastructure expenses were allocated between ADL and c-quential. Specifically, a portion of ADL's regional infrastructure expenses were allocated to c-quential using a ratio of c-quential direct employee compensation costs in the various jurisdictions as a percentage of the total ADL consolidated direct employee compensation costs in those same jurisdictions applied to the pool of ADL expenses in those jurisdictions. In addition, c-quential was charged a trademark license fee based on a percentage of revenue basis for use of the "Arthur D. Little, Inc." name. We will not be charged a trademark license fee in the future for use of the "Arthur D. Little, Inc." name, although our agreements with ADL permit us to use the "Arthur D. Little, Inc." name for five years following the offering. Using the historical rate charged under the trademark license fee agreement applied to projected revenues and discounted on a present value basis, we estimate the approximate value of our permission to use the "Arthur D. Little, Inc." name for five years to be $22 million. ADL may not unilaterally withdraw the permission granted to us to use the name.

   We regularly analyze our costs to determine whether compensation we pay to our professionals is consistent and competitive with that paid in the industry and whether our overhead costs are comparable to those of our competitors. We manage activities of our professionals by closely monitoring engagement schedules and staffing requirements for new engagements. While the total number of professional staff must be adjusted to reflect active engagements, we must maintain a sufficient number of senior professionals to oversee existing client engagements and participate in our sales efforts to secure new client assignments.

   Prior to this offering, selected ADL professionals terminated their employment with ADL or were transferred from ADL to c-quential, Inc. and, in either case, formally became c-quential, Inc. employees. Selected ADL administrative staff members also became our employees. We expect that ADL will continue to make its professionals available to us on an as needed basis, although we will endeavor to reduce our dependence on ADL through an aggressive recruitment program as well as through selective potential acquisitions.

   Variability of Operating Results. Our revenue and operating results are difficult to predict and may vary significantly from quarter to quarter and year to year due to a number of factors. These fluctuations may be significant since, for example, a substantial portion of our revenues are derived in Europe, where it is customary to have extended holidays during August and December. For the six months ended June 30, 2000, 72.9% of our revenue was derived from clients in Europe. Further, it is difficult for us to forecast accurately the frequency and duration of our client engagements. We incur expenses, which are mainly fixed expenses, based on our expectations concerning our future revenue stream. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenue would increase and thus our gross margins would decline. Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.

   Historical Operating Results May Not Reflect Future Operating Results. The historical financial information presented in this prospectus is not necessarily indicative of what our financial position, results of operations or cash flows may be in the future, nor is it necessarily indicative of what our financial condition, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not include pro forma adjustments to reflect potential increases in costs that may occur as a result of our separation from ADL and the implementation of our business plan. Such cost increases may result from:

  . significant increases in compensation expense associated with our recruiting and retention initiatives

  .  increased costs relating to reduced economies of scale

  . increased marketing expenses associated with building a brand identity separate from ADL

  . increased costs associated with operating as a stand-alone, publicly-traded company

   We intend to expand our professional staff through an aggressive recruiting campaign. As the size of our professional staff grows, we expect that our dependence on ADL subcontractors on our client engagements will decrease. As a result, we expect that our ADL subcontract costs will decrease and our direct costs of services will increase.

Basis of Presentation

   Our historical financial statements have been derived from the consolidated financial statements of ADL using the historical results of operations and historical bases of the assets and liabilities as reflected in ADL's consolidated financial statements. The financial statements also include allocations to us of ADL regional administrative and corporate expenses, including human resources, legal, accounting, treasury, facilities, information technology, marketing and other ADL corporate services and infrastructure costs. The expense allocations have been determined on bases that we and ADL considered to be reasonable estimates of the utilization of the services provided to us or the benefit received by us. Specifically, the allocations of the ADL expenses noted above have been calculated using a ratio of our direct employee compensation costs as a percentage of total ADL consolidated direct employee compensation costs in each jurisdiction, applied to the pool of ADL expenses in that jurisdiction. The agreements that we have entered into with ADL for transitional services have cost allocation terms that we believe are consistent with these allocation methodologies.

   In this section, we discuss revenue by geographical regions. For this purpose, we refer to the United States and Canada as "North America," and South America and Central America, including Mexico, as "Latin America."

Results of Operations

   The following table sets forth, as a percentage of revenue, selected statement of operations data of c-quential, (predecessor to c-quential, Inc.) for the years ended December 31, 1997, 1998 and 1999 and the six months ended July 2, 1999 and June 30, 2000:

                                   Year Ended December 31,    Six Months Ended
                                   -------------------------  ----------------
                                                              July 2, June 30,
                                    1997     1998     1999     1999     2000
                                   -------  -------  -------  ------- --------
Statement of Operations Data:
Professional service revenue......     100%     100%     100%   100%     100%
Costs of services:
  Direct costs of services........      30       31       34     32       38
  Arthur D. Little, Inc.
   subcontract costs..............      33       30       24     26       13
                                   -------  -------  -------   ----     ----
Gross profit......................      37       39       42     42       49
Selling, general and
 administrative expenses..........      24       26       26     25       34
                                   -------  -------  -------   ----     ----
Income before taxes...............      13       13       16     17       15
Provision for income taxes........       5        5        6      6        6
                                   -------  -------  -------   ----     ----
Net income........................       8%       8%      10%    11%       9%
                                   =======  =======  =======   ====     ====

Six Months Ended June 30, 2000 Compared to Six Months Ended July 2, 1999

   Revenue. Our revenue increased $6.3 million, or 11.3%, to $62.3 million for the six months ended June 30, 2000 from $56.0 million for the six months ended July 2, 1999. The revenue growth was due to an increase in the number of active client engagements in European, Latin American and Asia Pacific locations, partially offset by a period-to-period decline in North America and other international locations.

                                       Six Months Ended
                               ---------------------------------
                                                 June
                               July 2, Percent    30,   Percent          Percent
            Region              1999   of Total  2000   of Total Change  Change
            ------             ------- -------- ------- -------- ------  -------
                                          (in thousands, unaudited)
Europe........................ $37,675   67.3%  $45,362   72.9%  $7,687    20.4%
North America.................   7,808   14.0     5,010    8.0   (2,798)  (35.8)
Asia Pacific..................   6,367   11.4     8,683   13.9    2,316    36.4
Latin America.................   1,676    3.0     2,471    4.0      795    47.4
Other International...........   2,414    4.3       732    1.2   (1,682)  (69.7)
                               -------  -----   -------  -----   ------   -----
Total......................... $55,940  100.0%  $62,258  100.0%  $6,318    11.3%
                               =======  =====   =======  =====   ======   =====

   Revenue from European locations increased $7.7 million, or 20.4%, to $45.4 million for the six months ended June 30, 2000 from $37.7 million for the six months ended July 2, 1999. As a percentage of total revenue, revenue from European locations was 72.9% for the six months ended June 30, 2000, an increase from 67.3% for the six months ended July 2, 1999. The increase in the European region was primarily attributable to revenue increases of $3.6 million in the Netherlands, $3.1 million in the United Kingdom, $1.5 million in France, $1.2 million in Austria and $0.9 in each of Spain and Italy, partially offset by a decrease of $1.6 million each in Germany and Belgium.

   Revenue from North America decreased $2.8 million, or 35.8%, to $5.0 million for the six months ended June 30, 2000 from $7.8 million for the six months ended July 2, 1999. As a percentage of total revenue, revenue from North America was 8.0% for the six months ended June 30, 2000, a decrease from 14.0% for the six months ended July 2, 1999. The decrease in North America was the result of the completion of several assignments.

   Revenue from the Asia Pacific region increased $2.3 million, or 36.4%, to $8.7 million for the six months ended June 30, 2000 from $6.4 million for the six months ended July 2, 1999. As a percentage of total revenue, revenue from the Asia Pacific region was 13.9% for the six months ended June 30, 2000, an increase from 11.4% for the six months ended July 2, 1999. The revenue increase in the Asia Pacific region was attributable to an increase of $2.2 million in China and $1.1 million in Singapore. This increase was partially offset by a decrease of $1.1 million in Taiwan.

   Revenue from the Latin America region increased $0.8 million, or 47.4%, to $2.5 million for the six months ended June 30, 2000 from $1.7 million for the six months ended July 2, 1999. As a percentage of total revenue, revenue from the Latin America region was 4.0% for the six months ended June 30, 2000, an increase from 3.0% for the six months ended July 2, 1999. The increase in the Latin America region was attributable to an increase of $0.6 million in Brazil.

   Revenue from all other international regions decreased $1.7 million, or 69.7%, to $0.7 million for the six months ended June 30, 2000 from $2.4 million for the six months ended July 2, 1999. As a percentage of total revenue, revenue from all other international regions was 1.2% for the six months ended June 30, 2000, a decrease from 4.3% for the six months ended July 2, 1999. The decrease in the other international regions was the result of the completion of several assignments.

   Costs of Services. Total costs of services decreased $0.7 million, or 2.2%, to $31.9 million for the six months ended June 30, 2000 from $32.7 million for the six months ended July 2, 1999. Direct costs of services, which includes direct employment costs and non-ADL subcontract costs, increased $5.5 million, or 30.8%, to $23.6 for the six months ended June 30, 2000 from $18.0 million for the six months ended July 2, 1999. ADL subcontract costs decreased $6.3 million, or 42.8%, to $8.4 million for the six months ended June 30, 2000 from $14.6 million for the six months ended July 2, 1999. As a percentage of total revenue, ADL subcontract costs decreased from 26.2% for the six months ended July 2, 1999 to 13.8% for the six months ended June 30, 2000. The increase in direct costs of services was due to direct employment costs, which increased $5.2 million, or 32.2%, to $21.5 million for the six months ended June 30, 2000 from $16.3 million for the six months ended July 2, 1999. This was attributable to the increase in the number of ADL professionals who charged more than 70% of their billable hours to telecommunications, information technology, media and electronics industries-related engagements and were thus deemed to be c-quential professionals. Direct full-time equivalent staff increased 38.5% to 341 at the end of June 2000 from 252 at the end of December 1999.

   Non-ADL subcontract costs increased $0.3 million, or 17.6%, from the six months ended July 2, 1999 to the six months ended June 30, 2000, comprising 5.6% of the period-to-period increase in direct costs of services. The increase in professional staff (and to a lesser extent the increase in non-ADL subcontractors), coupled with the decrease in ADL subcontract costs, resulted in a 7.1% decrease in costs of services as a percentage of revenue for the six months ended June 30, 2000 when compared to the six months ended July 2, 1999. We expect that our direct costs of services will increase following this offering as our compensation expenses rise in connection with the planned expansion of our professional staff. As our professional staff increases, we expect our use of ADL subcontractors to be reduced, thus further decreasing our ADL subcontract costs as a percentage of revenue.

   Gross Profit. Gross profit increased $7.0 million, or 30.2%, to $30.3 million for the six months ended June 30, 2000 as compared to $23.3 million for the six months ended July 2, 1999. As a percentage of revenue, gross profit was 48.7% for the six months ended June 30, 2000 compared to 41.6% for the six months ended July 2, 1999. The increase in gross profit was due to the increase in the percentage of revenue attributable to professionals who charged more than 70% of their billable hours to telecommunications, information technology, media and electronics industries-related engagements, which accounted for $8.0 million in increased gross profit, partially offset by a smaller contribution to gross profit by ADL subcontractors during the six months ended June 30, 2000 when compared to the six months ended July 2, 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.2 million, or 53.0%, to $20.8 million for the six months ended June 30, 2000 from $13.6 million for the six months ended July 2, 1999. Selling, general and administrative expenses increased as a result of additional costs allocated to us due to the increase in our professional staff, and $2.2 million in non-recurring expenses related to our separation from ADL. The primary component of our selling, general and administrative expenses is the allocation of regional and corporate infrastructure costs from ADL, which totaled $10.4 million for the six months ended June 30, 2000 compared to $8.0 million for the six months ended July 2, 1999. As a percentage of revenue, selling, general and administrative expenses increased to 33.4% for the six months ended June 30, 2000 from 24.3% for the six months ended July 2, 1999. We expect that our selling, general and administrative expenses will increase following this offering as we incur costs associated with our establishment as a stand-alone, publicly-traded company as well as costs associated with increasing the support necessary for our expanding professional staff.

   Provision for Income Taxes. Our tax provision increased $0.2 million, or 6.2%, to $3.8 million for the six months ended June 30, 2000 from $3.6 million for the six months ended July 2, 1999. Our effective tax rate was 40.0% for the six months ended June 30, 2000, an increase from 37% for the six months ended July 2, 1999. The increase in the effective tax rate was due to a greater concentration of profitable business in countries with relatively high tax rates.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Our revenue increased $29.7 million, or 38.7%, to $106.6 million for the year ended December 31, 1999 from $76.8 million for the year ended December 31, 1998. The revenue growth resulted in part from a 25.5% increase in the total number of client engagements. In addition, our Contactica subsidiary, which ADL acquired at the end of January 1999, generated revenue of $4.3 million for the eleven-month period ended December 31, 1999, representing 14.5% of the $29.7 million of revenue growth from the year ended December 31, 1998 to the year ended December 31, 1999.

                                  Year Ended December 31,
                             ----------------------------------
                                     Percent           Percent           Percent
           Region             1998   of Total   1999   of Total Change   Change
           ------            ------- -------- -------- -------- -------  -------
                                         (in thousands, unaudited)
Europe...................... $48,770   63.5%  $ 72,917   68.4%  $24,147    49.5%
North America...............  12,671   16.5     14,527   13.6     1,856    14.6
Asia Pacific................   5,747    7.5     12,350   11.6     6,603   114.9
Latin America...............   7,434    9.7      3,983    3.7    (3,451)  (46.4)
Other International.........   2,209    2.9      2,803    2.6       594    26.9
                             -------  -----   --------  -----   -------   -----
Total....................... $76,831  100.0%  $106,580  100.0%  $29,749    38.7%
                             =======  =====   ========  =====   =======   =====

   Revenue from European locations increased $24.1 million, or 49.5%, to $72.9 million for the year ended December 31, 1999 from $48.8 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from European locations was 68.4% for the year ended December 31, 1999, an increase from 63.5% for the year ended December 31, 1998. Increases in the European region were widespread and led by Portugal, the United Kingdom, Sweden, Switzerland and the Netherlands. Revenue from North America increased $1.9 million, or 14.6%, to $14.5 million for the year ended December 31, 1999 from $12.7 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from North America was 13.6% for the year ended December 31, 1999, a decrease from 16.5% for the year ended December 31, 1998. Revenue from the Asia Pacific region increased $6.6 million, or 114.9%, to $12.4 million for the year ended December 31, 1999 from $5.7 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from the Asia Pacific region was 11.6% for the year ended December 31, 1999, an increase from 7.5% for the year ended December 31, 1998. This increase was due to the addition of several new large client engagements in that region. Revenue from the Latin America region decreased $3.5 million, or 46.4%, to $4.0 million for the year ended December 31, 1999 from $7.4 million for the year ended December 31, 1998 due to the completion of a number of large engagements in the prior year. As a percentage of total revenue, revenue from the Latin America region was 3.7% for the year ended December 31, 1999, a decrease from 9.7% for the year ended December 31, 1998. Revenue from all other international regions increased $0.6 million, or 26.9%, to $2.8 million for the year ended December 31, 1999 from $2.2 million for the year ended December 31, 1998. As a percentage of total revenue, revenue from all other international regions was 2.6% for the year ended December 31, 1999, a slight decrease from 2.9% for the year ended December 31, 1998.

   Costs of Services. Total costs of services increased $14.9 million, or 31.5%, to $62.2 million for the year ended December 31, 1999 from $47.3 million for the year ended December 31, 1998. Direct costs of services, which includes direct employment costs and non-ADL subcontract costs, increased $11.9 million, or 49.2%, to $36.0 million for the year ended December 31, 1999 from $24.1 million for the year ended December 31, 1998. ADL subcontract costs increased $3.0 million, or 13.0%, to $26.1 million for the year ended December 31, 1999 from $23.1 million for the year ended December 31, 1998, although ADL subcontract costs decreased as a percentage of revenue from 30.1% for the year ended December 31, 1998 to 24.5% for the year ended December 31, 1999.

   The increase in direct costs of services was due to direct employment costs which increased 43.3% to $31.9 million for the year ended December 31, 1999 from $22.3 million for the year ended December 31, 1998 and non-ADL subcontract costs which increased $2.2 million, or 119.1%, from $1.9 million for the year ended December 31, 1999 to $4.1 million over the same period in 1998. Direct employment costs increased as the number of ADL professionals who charged more than 70% of their billable hours to telecommunications, information technology, media and electronics industries-related engagements increased and were thus deemed to be c-quential professionals. Direct full-time equivalent staff increased 46.7% to 252 at the end of December 1999 from 172 at the end of December 1998. Included in the increase in full-time equivalent staff at the end of December 1999 were 19 employees of Contactica, which ADL acquired in January 1999. The acquisition of Contactica accounted for $3.4 million, or 28.3%, of the increase in direct costs and 23.8% of the increase in staff size.

   Gross Profit. Gross profit increased $14.9 million, or 50.3%, to $44.4 million for the year ended December 31, 1999 from $29.6 million for the year ended December 31, 1998. As a percentage of revenue, gross profit was 41.7% for the year ended December 31, 1999 compared to 38.5% for the year ended
December 31, 1998. The increase in gross profit was principally due to the volume of services delivered by the larger c-quential staff, which accounted for $12.7 million, or 85.8%, of the change from the prior year and increased utilization, which accounted for $0.8 million, or 5.2%, of the change.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.5 million, or 38.2%, to $27.3 million for the year ended December 31, 1999 from $19.7 million for the year ended December 31, 1998. Selling, general and administrative expenses increased primarily as a result of $5.2 million of additional costs allocated to us as a result of increased staffing and $1.7 million in operating costs incurred by Contactica since ADL acquired it at the end of January 1999. As a percentage of revenues, selling, general and administrative expenses decreased slightly to 25.6% for the year ended December 31, 1999 from 25.7% for the year ended December 31, 1998. The primary component of our selling, general and administrative expenses is the allocation of regional and corporate infrastructure costs from ADL, which totaled $15.9 million for the year ended December 31, 1999 and $12.5 million for the year ended December 31, 1998.

   Provision for Income Taxes. Our tax provision increased $2.6 million, or 70.0%, to $6.3 million for the year ended December 31, 1999 from $3.7 million for the year ended December 31, 1998. Our effective tax rate for the year ended December 31, 1999 was 37.0%, a slight decrease from our effective tax rate of 38.0% for the year ended December 31, 1998. Income taxes have been calculated as if c-quential were a stand-alone entity. The decrease in our effective tax rate was due to a greater concentration of profitable business in countries with relatively low tax rates.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Our revenue increased $15.7 million, or 25.6%, to $76.8 million for the year ended December 31, 1998 from $61.2 million for the year ended December 31, 1997. The revenue increase resulted primarily from higher average billings per engagement. These higher billings were a result of more complex and labor intensive engagements.

                                   Year Ended December 31,
                              ---------------------------------
                                      Percent          Percent           Percent
           Region              1997   of Total  1998   of Total Change   Change
           ------             ------- -------- ------- -------- -------  -------
                                          (in thousands, unaudited)
Europe....................... $31,240   51.1%  $48,770   63.5%  $17,530    56.1%
North America................  10,863   17.8    12,671   16.5     1,808    16.6
Asia Pacific.................   8,851   14.5     5,747    7.5    (3,104)  (35.1)
Latin America................   8,719   14.3     7,434    9.7    (1,285)  (14.7)
Other International..........   1,483    2.4     2,209    2.9       726    49.0
                              -------  -----   -------  -----   -------   -----
Total........................ $61,156  100.0%  $76,831  100.0%  $15,675    25.6%
                              =======  =====   =======  =====   =======   =====

   Revenue from European locations increased $17.5 million, or 56.1%, to $48.8 million for the year ended December 31, 1998 from $31.2 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from European locations was 63.5% for the year ended December 31, 1998, an increase from 51.1% for the year ended December 31, 1997. Increases in the European region were widespread and were led by the German, French, Spanish, Portuguese and Swiss markets. Revenue from North America increased $1.8 million, or 16.6%, to $12.7 million for the year ended December 31, 1998 from $10.9 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from North America was 16.5% for the year ended December 31, 1998, a decrease from 17.8% for the year ended December 31, 1997. Revenue from the Asia Pacific region decreased $3.1 million, or 35.1%, to $5.7 million for the year ended December 31, 1998 from $8.9 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from the Asia Pacific region was 7.5% for the year ended December 31, 1998, a decrease from 14.5% for the year ended December 31, 1997. Revenue from the Latin America region decreased $1.3 million, or 14.7%, to $7.4 million for the year ended December 31, 1998 from $8.7 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from the Latin America region was 9.7% for the year ended December 31, 1998, a decrease from 14.3% for the year ended December 31, 1997. This decrease in the Asia Pacific and Latin America region was due to the completion of a number of large engagements in the prior year. Revenue from all other international regions increased $0.7 million, or 49.0%, to $2.2 million for the year ended December 31, 1998 from $1.5 million for the year ended December 31, 1997. As a percentage of total revenue, revenue from all other international regions was 2.9% for the year ended December 31, 1998, an increase from 2.4% for the year ended December 31, 1997.

   Costs of Services. Total costs of services increased $8.6 million, or 22.4%, to $47.3 million for the year ended December 31, 1998 from $38.6 million for the year ended December 31, 1997. Direct costs of services, which include direct employment costs and non-ADL subcontract costs, increased $5.6 million, or 30.4%, to $24.1 million for the year ended December 31, 1998 from $18.5 million for the year ended December 31, 1997. This increase was a result of an increase in direct employment costs of $5.2 million, or 30.4%, to $22.3 million for the year ended December 31, 1998, while non-ADL subcontract costs increased $0.4 million, or 30.2%, to $1.9 million over the same period. ADL subcontract costs increased $3.0 million, or 15.0%, to $23.1 million for the year ended December 31, 1998 from $20.1 million for the year ended December 31, 1997. However, ADL subcontract costs decreased as a percent of revenues to 30.1% for the year ended December 31, 1998 from 32.9% for the year ended December 31, 1997 as a greater number of professionals charged more than 70% of their billable hours to telecommunications, information technology, media and electronics industries-related engagements. The increase in direct employment costs was primarily due to a 19.5% increase in direct full-time equivalent staff to 172 at the end of December 1998 from 144 at the end of December 31 1997, which represents $3.3 million of the $5.2 million cost increase.

   Gross Profit. Gross profit increased $7.0 million, or 31.2%, to $29.6 million for the year ended December 31, 1998 from $22.5 million for the year ended December 31, 1997. As a percentage of revenue, gross profit was 38.5% for the year ended December 31, 1998 compared to 36.8% for the year ended
December 31, 1997. The gross profit increase of $7.0 million was due primarily to the volume of services delivered by the larger c-quential staff, which accounted for $5.7 million or 81.7%, of the increase from the prior year.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.4 million, or 37.7%, to $19.7 million for the year ended December 31, 1998 from $14.3 million for the year ended December 31, 1997. The increase in selling, general and administrative expenses was primarily attributable to the $3.8 million increase in costs allocated to us as a result of higher direct employee compensation in relation to ADL consolidated direct employee compensation costs in various jurisdictions. The primary component of our selling, general and administrative expenses is the allocation of regional and corporate infrastructure costs from ADL, which totaled $12.5 million for the year ended December 31, 1998 and $9.2 million for the year ended December 31, 1997. Our rapid growth and that of ADL in markets outside North America led to the increase in regional costs. Not only did ADL's overall costs increase in these regions, but our proportional share of such costs increased as well.

   Provision for Income Taxes. Our tax provision increased $0.5 million, or 16.8%, to $3.7 million for the year ended December 31, 1998 from $3.2 million for the year ended December 31, 1997. Our effective tax rate for the year ended December 31, 1998 was 38.0%, a slight decrease from our effective tax rate of 39.0% for the year ended December 31, 1997. Income taxes have been calculated as if c-quential were a stand-alone entity. The decrease in our effective tax rate was due to greater concentration of profitable business in countries with relatively low tax rates.

Quarterly Operating Results

   The following table presents the unaudited historical quarterly results of operations of c-quential, (predecessor to c-quential, Inc.). We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been made in the amounts stated below to fairly present such quarterly information when read in conjunction with the financial statements included elsewhere in this prospectus. The results of operations may vary substantially from quarter to quarter; accordingly, the operating results for any quarter are not necessarily indicative of results for any subsequent quarter or for the full year. We have included this information to demonstrate that there is variability in revenues and expenses of the business described above.

   The allocations of ADL expenses have been calculated using a ratio of our direct employee compensation as a percentage of total ADL consolidated direct employee compensation in each jurisdiction applied to the pool of ADL expenses in that jurisdiction. For the four quarters of 1999, the allocation was calculated using a ratio of direct compensation costs reported for the year applied against the pool of ADL expenses for each quarter. For the two quarters of 2000, the ratio was calculated using direct compensation costs reported for the quarter applied against the pool of ADL expenses for the same quarter. Management has determined that the effect of using direct compensation costs for the year, rather than direct compensation costs for the quarter, to determine the ratio is not material to the comparative results for each of the quarters presented.

                                         Three Months Ended
                          -----------------------------------------------------
                                                      Dec.               Jun.
                          Apr. 2,  July 2,  Oct. 1,    31,    Mar. 31,    30,
                           1999     1999     1999     1999      2000     2000
                          -------  -------  -------  -------  --------  -------
                                     (in thousands, unaudited)
Statements of Operations
 Data:
Professional service
 revenue................  $26,494  $29,446  $24,916  $25,724  $29,058   $33,200
Costs of services:
  Direct costs of
   services.............    8,351    9,674    9,030    8,959   11,293    12,279
  Arthur D. Little, Inc.
   subcontract costs....    7,117    7,513    5,714    5,794    3,494     4,869
                          -------  -------  -------  -------  -------   -------
Gross profit............   11,026   12,259   10,172   10,971   14,271    16,052
Selling, general and
 administrative
 expenses...............    6,919    6,689    6,686    7,000    8,970    11,849
                          -------  -------  -------  -------  -------   -------
Income before taxes.....    4,107    5,570    3,486    3,971    5,301     4,203
Provision for income
 taxes..................    1,520    2,061    1,290    1,469    2,120     1,682
                          -------  -------  -------  -------  -------   -------
Net income..............  $ 2,587  $ 3,509  $ 2,196  $ 2,502  $ 3,181   $ 2,521
                          =======  =======  =======  =======  =======   =======
As a Percentage of
 Revenue:
Professional service
 revenue................      100%     100%     100%     100%     100%      100%
Costs of services:
  Direct costs of
   services.............       31       33       36       35       39        37
  Arthur D. Little, Inc.
   subcontract costs....       27       25       23       22       12        15
                          -------  -------  -------  -------  -------   -------
Gross profit............       42       42       41       43       49        48
Selling, general and
 administrative
 expenses...............       26       23       27       27       31        35
                          -------  -------  -------  -------  -------   -------
Income before taxes.....       16       19       14       16       18        13
Provision for income
 taxes..................        6        7        5        6        7         5
                          -------  -------  -------  -------  -------   -------
Net income..............       10%      12%       9%      10%      11%        8%
                          =======  =======  =======  =======  =======   =======

Liquidity and Capital Resources

   Prior to the separation of our business from ADL, which was effective August 26, 2000, we operated as part of ADL's business and, prior to this offering, we have relied upon ADL's capital resources. Although we have generated sufficient cash flow from operations to fund our growth, since we were not a distinct subsidiary or unit, ADL historically used all of our positive cash flow to help fund the ADL business as a whole. Net cash provided from our operating activities for the years ended December 31, 1997, 1998 and 1999, before being retained by ADL, was $3.0 million, $3.5 million, and $4.7 million, respectively. Cash provided by operating activities in each of these periods was primarily the result of net income.

   As a subsidiary of ADL, we guarantee approximately $56.5 million of ADL indebtedness. ADL has pledged all of the shares of our Class A and Class B common stock that it owns to secure this indebtedness. Effective August 26, 2000, we assumed and agreed to repay $40 million of this debt, which we will repay (with accrued interest) with a portion of the net proceeds from this offering. Our assumption and agreement to repay this debt provides a preferential distribution to ADL without a corresponding benefit to investors in this offering.

   The ADL debt consists of the following obligations:

  . We guarantee an aggregate of $25.6 million of debt, which is the total amount outstanding under the Amended and Restated Credit Agreement, dated April 25, 2000, among ADL, Arthur D. Little International, Inc., Citibank, N.A. and The Chase Manhattan Bank. We have assumed and agreed to repay $18.125 million of this debt. The debt has a maturity date of June 1, 2001 and, as of September 1, 2000, bore interest at a rate of 9.62%.

  . We guarantee an aggregate of $30.9 million of senior notes, which is the total amount outstanding under the Amended and Restated Note Purchase Agreement, dated April 25, 2000, between ADL, Connecticut General Life Insurance Company, Life Insurance Company of North America, Ace Property and Casualty Insurance Company and the Lincoln National Life Insurance Company. We have assumed and agreed to repay $21.875 million of this debt. The notes have a maturity date of June 1, 2001 and, as of September 1, 2000, bore interest at a rate of 10.00%.

   Upon consummation of this offering, we will be released from our guarantee of this debt, approximately $16.5 million of which will remain outstanding. The maturities of this ADL debt accelerate to December 29, 2000 as a result of the offering. The ADL debt agreements also include a number of financial covenants, including covenants with respect to the maintenance of a minimum consolidated tangible net worth, a maximum debt to EBITDA ratio, and a minimum fixed charge ratio. These financial covenants apply to ADL and its subsidiaries on a consolidated basis. The debt agreements also contain restrictive covenants which provide, among other things, that except as permitted under the debt agreements, ADL will not and that ADL will cause each of its subsidiaries, including us, not to:

  . incur additional indebtedness (with an exception permitting debt incurred by us up to an aggregate of the lesser of $50 million or the amount of net proceeds of this offering, which exception is included in the Amended and Restated Credit Agreement and the Amended and Restated Note Purchase Agreement)

  . create any liens or encumbrances on its assets or make any guarantees

  . make investments that, together with all investments of ADL and its subsidiaries, exceed 5% of ADL's consolidated total assets (approximately $16 million as of August 25, 2000) in the aggregate, excluding loans or advances to employees that do not exceed $5 million in the aggregate, investments in wholly-owned subsidiaries and investments consisting of intercompany debt

  . pay dividends, or issue, redeem or retire capital stock

  . dispose of or sell assets or enter into a merger or a similar transaction

We have agreed with ADL that we will not take any action to cause ADL to breach its covenants in the debt agreements, including the covenants described above, through December 29, 2000, the accelerated maturity date of the indebtedness evidenced by these agreements. In addition, ADL's obligation to cause us to comply with these restrictions will continue until the outstanding indebtedness under the debt agreements is paid in full. Though the scheduled maturity date of the debt is December 29, 2000, we cannot be sure that ADL will pay the debt in full by that date. If ADL does not pay the debt in full by December 29, 2000, then ADL's obligations to cause us to comply with these restrictions will remain in effect until the debt is paid in full. After the offering, we will not be a guarantor of the indebtedness, approximately $16.5 million of which will remain outstanding. However, if ADL, we or any other ADL subsidiary causes a default under the debt agreements, the lenders could foreclose on and, subject to lock-up restrictions, sell the shares of our Class A and Class B common stock pledged by ADL to secure the indebtedness.

   ADL retained approximately $24.1 million of the total $31.7 million of billed and unbilled receivables relating to the telecommunications, information technology, media and electronics industries-focused consulting practice recorded through August 26, 2000. Any accounts receivable and work in process generated after August 26, 2000 relating to this practice belong to us. Because our billing and collection cycle has historically averaged approximately sixty days, for approximately thirty to sixty days following the offering we will not generate a significant amount of cash from our operations. As a result, we will be dependent on the net proceeds of this offering to repay the $40.6 million in debt we assumed from ADL (including accrued interest), the approximately $5.3 million of costs relating to our separation from ADL, the approximately $2.0 million of ADL internal costs relating to our separation from ADL and this offering, the approximately $1.3 million intercompany payable to ADL and the estimated $1.36 million in working capital advances ADL has made to us. In addition, we plan to use approximately $10 to $20 million of the net proceeds of this offering to fund our operations during the thirty to sixty day period following this offering. We are dependent upon the remaining net proceeds of this offering to meet our operating and capital requirements to support our expected growth for at least the twelve months following this offering. We believe the funds available from this offering, together with those generated by ongoing operations, will be sufficient to meet our operating and capital requirements for at least the next twelve months. In the event that we did not receive the proceeds of the offering, we may be required to significantly curtail or delay our growth plans, including our increased recruiting efforts and marketing initiatives.

   Under the Use and Occupancy Agreement, ADL has granted to us, and we will grant to ADL upon its request, a license to use and occupy a portion of the leased real property at locations worldwide. Under the Use and Occupancy Agreement, the licensee will reimburse the licensor on a monthly basis for its proportionate share of the actual costs of the leased property at each such location. The term of each individual license granted corresponds to the term of the underlying master lease for the property. These leases have terms of up to ten years. Based on our current staffing levels, our expected annual commitment under the Use and Occupancy Agreement will be approximately $6.0 million.

   We anticipate that the net proceeds of this offering will be sufficient to pay the $40.6 million in debt that we assumed from ADL (including accrued interest) and leave us with remaining net proceeds to, at first,

  .  pay our costs relating to the separation of our business from ADL

  . reimburse ADL for its costs relating to both the separation of our business from ADL and this offering

  . repay ADL for funds advanced to us to support our working capital needs prior to this offering

  .  pay an intercompany payable to ADL

In addition, we will need to use a portion of these funds to begin to build our own infrastructure. Although some existing infrastructure was transferred to us by ADL and ADL will continue to make facilities and infrastructure available to us under the Use and Occupancy and Corporate Services Agreements, these may not be sufficient to support our expansion. We plan to increase the size of our staff to support our operations and to develop our own systems and infrastructure. We are not currently seeking bank financing and do not intend to have any reliance upon advances from ADL subsequent to this offering. Thereafter, we may sell additional equity or debt securities or seek credit facilities. Sales of additional equity or convertible debt securities would result in additional dilution to our existing stockholders. We may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unexpected opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms. Our ability to raise equity capital will be limited by our agreement with ADL to preserve its 80% ownership of our common stock and our 180-day lock-up agreements with the representatives of the underwriters and the Deutsche Borse AG.

Disclosures About Market Risk

 Interest Rate Sensitivity

   To date, our cash needs have been funded by ADL. As a result, we have had no exposure to movements in interest rates. In addition, we have no borrowings with the exception of the debt that will be assumed prior to the offering. A portion of the proceeds from this offering will be used to repay this debt. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates.

 Foreign Currency Exchange Risk

   Although we have a significant presence in many distinct geographic markets, we do not bear significant foreign currency exchange transaction risk. It has historically been the practice of each of our locations to bill its customers in its local currency and fund its operating costs, including working capital, from these local currency receipts. Therefore, foreign exchange transaction gains or losses have had an immaterial impact on our financial statements. It is also not our intention to engage in the movements of significant amounts of foreign currency between our subsidiaries. Therefore, foreign exchange risk is further mitigated. For the periods presented in this prospectus, translation gains and losses have not had any material impact on our financial statements. However, because we report our results in United States dollars, we are subject to the risk that currency fluctuations may impact our period-to-period comparative results.

   During the periods presented in the financial statements presented in this prospectus, we did not have balances of any significance that would contradict the above-described practices.

 Equity Security Price Risk

   We do not own any equity investments. Therefore, we do not currently have any direct equity price risk.

 Effects of Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company commencing January 1, 2001. We believe that adoption of these statements will not have a significant impact on our financial results.

   In December 1999, the SEC released Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views regarding when a business enterprise should recognize revenue from transactions with customers. c-quential's revenue practices fall within, and are in compliance with, AICPA Statement of Position No. 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." SAB 101 did not modify the precepts of SOP 81-1. Accordingly, no changes to either reported revenues or c-quential's accounting policies are expected.

                                    BUSINESS

Overview

   We are a global management and technology consulting firm serving the telecommunications, information technology, media and electronics industries. We help our clients realize the opportunities, address the challenges and mitigate risks presented by rapid and significant advances in computing and communications technologies and regulatory changes in the telecommunications sector. We combine in-depth knowledge of our four targeted industries, technology expertise, strategy development and implementation capabilities to provide an integrated range of consulting services to help our clients realize opportunities and mitigate risks. Through a network of offices in over 20 countries, our consultants, led by our senior-level professionals who average approximately 14 years of experience in the telecommunications, information technology, media and electronics industries, serve a broad range of clients from start-ups to industry leaders.

   We have operated as part of Arthur D. Little's Global Management Consulting business since 1995. After this offering, ADL will continue to provide support services to us at cost, including human resources, accounting, legal and other administrative support, and will have over an 80% voting and economic interest in us.

Industry Background

   The development and deployment of new technologies is creating many new communications-based applications for businesses and consumers. Wireline, broadband and digital broadcasting technologies will be capable of delivering high-definition television and video-on-demand, while third generation, or 3G, digital broadband mobile technology is expected to enable multimedia services and m-commerce through wireless devices.

   These communications services will be delivered to businesses and consumers under the authority of communications licenses, which provide companies with the exclusive right to use a specified portion of the communications spectrum for the transmission of signals and the distribution of information. Licenses are granted for transmission over wireless, satellite and other networks. Governments often use an auction process to allocate these licenses. Auction processes generally consist of the submission of bids for the applicable license as well as business plans for the development and deployment of the application to be transmitted over the licensed spectrum. The applications enabled by many of these new technologies are increasing the value of communications licenses. This increase in the inherent value of these licenses encourages new and non-traditional market entrants and incumbents to review their business models and consider bidding for new licenses in order to provide these new communications-based services.

   These changes in communications technologies are significantly affecting telcos and media companies. As technology improves and becomes more accessible, we believe that "any place, any time" will become the dominant paradigm of the personal communications age. To gain or maintain a competitive advantage, telcos and media companies must anticipate changes in technology, delivery of content and applications, and adjust their current operations and business processes accordingly. Telcos have already started and will increasingly bundle value-added services with their existing core offerings. They are also creating new transaction- and content-oriented business models. Many media companies are transforming their businesses from analog-based to digitally-based distribution and changing their operating models to address the "any place, any time" and interactive nature of the personal communications age. Telcos and media companies are entering new geographic markets for their products and services as a result of increasing globalization in these industries and deregulation of telecommunications. Finally, companies in both industries are facing new competitors entering their sectors with advanced technologies and business models.

   The following technological advancements, applications and trends in business and personal communications illustrate the opportunities and challenges confronting telcos and media companies:

  . 3G mobile networks are expected to deliver content-rich information and multimedia services with enhanced functionality compared to existing mobile networks, while providing universal coverage and global roaming. We expect these technologies to be introduced in the next three to five years, with their deployment anticipated first in Japan and Europe, and subsequently in the United States

  . The broad deployment of new broadband access technologies will create opportunities to provide enhanced access to users. These technologies include digital subscriber line, or DSL, terrestrial and satellite digital broadcasting, interactive digital cable and Wireless Local Loop. These technologies will allow content and service providers to offer services ranging from voice communications and high-definition television to video-on-demand. IDC estimates that the number of households with broadband Internet access worldwide will grow from at least 11.3 million at the end of 1999 to at least 54.9 million at the end of 2003, representing a 48% compound annual growth rate

  . We believe that media companies will no longer be successful simply delivering mass communications via a single medium. End-users are increasingly demanding personalized content. We expect that companies will provide individuals with customized access to news, information and entertainment on an "any place, any time" and interactive basis in the near future

   As a result of these technological developments, executives of telcos and media companies must be prepared to re-evaluate their core strategies and operating models and, in some cases, build entirely new businesses based on these emerging technologies. They must sometimes invest heavily in licenses using commercially unproven technologies, infrastructure and products. Finally, telcos and media companies must be capable of quickly implementing these new initiatives while effectively integrating them into their existing businesses.

   Electronics and information technology companies are also significantly affected by the changes in communications technology. These companies must contend with the evolution of protocols and competing technology standards while developing new products and systems. Increasingly, their customers are demanding value-added solutions that require integrated combinations of products and services. As the rate of technological change increases, the close collaboration among firms with the expertise required to develop these integrated offerings, such as equipment manufacturers, software vendors, service providers and network operators, will become increasingly important, frequent and complex.

   To address the opportunities and challenges presented by these technological changes, telecommunication, information technology, media and electronics industry companies must be knowledgeable about the effects of technology-driven change across these four industries. The expertise required by these changes in technology is outside the core competencies of many of these companies. In addition, telecommunication, information technology, media and electronics industry companies are entering into new business combinations, strategic alliances and joint ventures with each other. The time and expense associated with the recruitment of specialists with technological expertise and their scarcity has led to a large increase in the demand for third-party service providers. Kennedy Information Research Group estimates that the worldwide market for communications, high technology and media, entertainment and publishing consulting services offered by third-party providers will grow from $14.7 billion in 1998 to $30.7 billion in 2003, representing a 16% compound annual growth rate. The growth rate of the use of the Internet is further spurring demand for consulting services as companies seek to improve their business practices through Internet-based communications solutions. IDC projects that the worldwide demand for Internet services, which includes Internet consulting services, will grow from approximately $16.2 billion in 1999 to $99.1 billion in 2004, representing a 44% compound annual growth rate.

   Companies in the telecommunication, information technology, media and electronics industries are among the first to be affected by the changes in communications technologies and, as a result, we expect that these companies will be the initial developers of new applications. The changes in the communications technology landscape will, however, significantly impact companies in other industries as well. We expect that executives of companies in other industries will soon be confronted with the same fundamental business decisions that are currently facing executives of telecommunication, information technology, media and electronics industry companies.

   We believe that the successful management and technology consulting firms focused on the telecommunications, information technology, media and electronics industries will be those that combine a global presence with multiple competencies, including comprehensive industry knowledge, technology expertise and extensive strategy development and implementation capabilities. Knowledge across these four industries provides clients with the ability to address complex, interdisciplinary problems. Technology expertise is required to quickly identify the opportunities and limits of technological development, so that they can be factored into strategic planning. Lastly, strategy development and implementation capabilities allow clients to realize the opportunities created by changes in technologies.

Our Solution

   We help our clients realize the opportunities, address the challenges and mitigate the risks presented by rapid and significant advances in computing and communications technologies and regulatory changes in the telecommunications sector. We believe that the key elements of the solution we offer to our clients' business issues are:

   Innovative strategic advice combined with technological expertise. We help our clients evaluate their strategies and operating models and develop new approaches to address technology-driven changes in their industries. Our strong knowledge base in existing and new technologies combined with our understanding of business strategies enables us to help our clients complete the transformations to their businesses that are essential to their success in the rapidly changing environment of the telecommunications, information technology, media and electronics industries.

   Pragmatic business solutions supported by comprehensive operations and industry knowledge. We offer practical solutions to our clients' business problems accompanied by clearly defined steps to achieve desired business transformations. Many of our professional consultants are former members of senior management of telecommunications, information technology, media and electronics industry companies. Our more than 43 senior-level professionals average approximately 14 years of professional experience in the telecommunications, information technology, media and electronics industries. This operations and industry experience drives our pragmatic business solutions and enables our professionals to assess trends, help our clients objectively analyze business opportunities, and develop practical and implementable solutions.

   Implementation capabilities which include business process methodologies. We work closely with our clients, sometimes taking leadership positions in our clients' organizations with project management responsibilities, as they implement new strategies. We use a proprietary set of methodologies and tools to help our clients solve complex business problems. We have also built "Expert Circles," groups of our consultants who build knowledge in certain key areas, develop new thinking and disseminate their expertise throughout our organization.

Our Strategy

   We intend to strengthen our industry position in providing management and technology consulting services to the telecommunications, information technology, media and electronics industries. The key elements are:

   Attracting and retaining outstanding professionals. We intend to continue to attract professionals through an aggressive recruiting program, including hiring executives from within our four targeted industries and individuals with PhDs in relevant fields. Consulting professionals have joined c-quential from leading telecommunications, information technology, media and electronics industry companies, strategic consulting firms, investment banks, venture capital and private equity investment firms and other institutions. Our culture of innovation and emphasis on professional development, together with our exclusive focus on our four targeted industries, provide an attractive career option to candidates with the combination of industry and technology expertise and managerial skills that we desire.

   Expanding existing and developing new relationships with established and emerging industry-leading clients. We intend to expand the scope and term of engagements with our existing clients, and to develop new long-term relationships with other leading companies in the telecommunications, information technology, media and electronics industries. We have established account management teams which use a systematic client management process, enabling us to offer tailored solutions to our clients. In addition to providing better day-to-day service to our clients, our account management teams are designed to enable us to:

  . sell other types of services to our existing clients

  . sell our services to other parts of existing clients' organizations

  . identify and realize new business opportunities for our clients

   In seeking new key clients, we intend to target industry-leading companies. We currently focus, and intend in the near future to continue to focus, on companies in the telecommunications, information technology, media and electronics industries. However, as changes in communications technologies begin to significantly impact other industries, we intend to also establish relationships with clients in these other industries. Our focus on industry leaders gives us the best opportunities to utilize the depth of our expertise, attract outstanding professional consultants, enhance our reputation and have an impact on the industries in which our clients operate.

   Expanding market share in North America. Our business in North America has historically been focused on the identification and assessment of the capabilities, applications, and business opportunities that are continually being generated by technological innovations in areas such as broadband communications and wireless data systems, as well as by several enabling software and networking technologies that lie at the heart of the Internet infrastructure. We have developed sophisticated knowledge and expertise in these new technologies and applications, which we intend to combine with the complementary expertise we have built through our work in Europe and Asia, particularly in the domain of m-commerce, where several recent applications have been implemented ahead of North America. In North America in particular we intend to broaden our practice and strengthen our presence in strategic and financial advisory services by capitalizing on our existing relationships with European and Asian clients as they expand into this market. In addition, we may consider acquiring professional services companies in North America with complementary skills and key client relationships.

   Building the c-quential brand. Historically, we have operated as part of ADL and we have only recently begun conducting business using the c-quential brand. In order to enhance our corporate identity, we intend to develop our website and undertake a global advertising campaign. In addition, we intend to maintain a regular schedule of:

  . hosting events for senior industry leaders and journalists

  . participating in conferences, trade shows and other industry events

  . publishing proprietary research and analyses

  . conducting direct mail campaigns

   Since our professionals are frequently sought by the trade and financial press for their views on industry trends, we also intend to promote awareness of our business within the trade and financial press. Finally, we expect that our relationship with ADL will help to rapidly build global awareness of our brand.

   Expanding our media and electronics practices. As the telecommunications, information technology, media and electronics industries continue to converge, we intend to expand our media and electronics practices through:

  . leveraging our existing relationships with telcos as they develop partnerships with media companies

  . leveraging our experience and existing relationships with media and electronics companies in local markets

  . aggressive recruiting of media and electronics industry experts, including two to three senior-level professionals in the electronics practice

  . publishing media-specific industry analyses

  . conducting a targeted sales and marketing program

   Applying the best expertise and knowledge available globally to strengthen our offerings in every region. We intend to draw upon the knowledge and expertise we have acquired globally on client engagements throughout our major regional markets of Europe, North America, Asia and Latin America to extend the breadth and enhance the distinctive competitiveness of our offerings worldwide. In particular, we will share the expertise we have gained in the United States market in Internet-related technologies, and our European and Asian expertise in strategy, finance, organizational and network design and implementation, and content applications. We will achieve this sharing of knowledge and expertise by staffing internationally on engagements, managing our knowledge management infrastructure, expanding our "Expert Circles" in key knowledge areas and enhancing our career-stage training.

   Establishing and fostering relationships with start-ups, venture capital firms and business incubators. We intend to work with early-stage companies, venture capital firms and business incubators. Our work evaluating new technologies for these clients will help keep us at the forefront of technological change.

Service Offerings

   Our service offerings are based on a number of capabilities, each of which is underpinned by our knowledge of the telecommunications, information technology, media and electronics industries and our technology expertise. Each capability consists of a number of tools that are highly standardized. The following is a representative list of the principal capabilities that are included in our service offerings, divided into four categories based on our primary competency areas:

[A chart appears with a graphic depiction of the principal capabilities included in c-quential's service offerings with boxes above, below and to the right and left of a circle captioned "Integrated Service Delivery," with each box connected to the circle with an arrow. The box above the circle is captioned "Strategy, Organization and Corporate Finance" under which are listed Corporate and business unit strategy development, Organizational design, Management control, cultural integration, Financial strategy and transaction support, Business planning and financial modeling, Valuation and due diligence and Mergers and acquisitions. The box to the right of the circle is captioned "Technology and Innovation Management" under which are listed Technology strategy, Technology scanning and assessment, Network and systems roll-out project management and Network and systems architecture and design. The box below the circle is captioned "Consulting and Knowledge Software" under which are listed Decision support, Communication and visualization and Process support. The box to the left of the circle is captioned "Performance Improvement and Implementation" under which is listed Manufacturing and service provisions strategy, Operational excellence, supply chain management and change and implementation management.]


   We use these principal capabilities to tailor consulting solutions to meet specific client needs. When designing a tailored solution for a client, we generally combine a number of capabilities, often from more than one of the four categories set forth above, into a single integrated service offering. Our principal service offerings are summarized below:

  . Ambition-Driven Strategy(TM). This service offering is our key product for e-business strategy formulation. We guide our clients through internal and external review, vision and scenario development, strategy development and strategy implementation, all within the context of organizational change

  . High Performance Business Scorecard. We design and implement a management and learning process for our clients that helps to ensure the effective implementation and monitoring of a chosen strategy

  . Value Driven Management. We identify the key e-business drivers of value and define actions to align a client's organization to the identified value drivers and established value targets. As a result, all employees and their behavior are directed and aligned to the envisioned value target

  . Knowledge Management. We identify the knowledge that is strategically relevant to a client and its source (in-house or via a network of external knowledge resources). After the identification of the relevant knowledge, we design all processes and systems to manage the relevant knowledge. Our Knowledge Management process is designed to ensure a comprehensive approach to intellectual capital management

  . Acquisition and Alliance Screening. We screen potential acquisition targets and alliance partners for our clients using a worldwide network of industry and finance specialists. We also use this service offering to help clients develop content partnering arrangements relating to both the acquisition and distribution of content

  . License Winner Framework. We develop winning license bids. Our License
    Winner Framework manages the bid development process to ensure that the bid is focused on the applicable assessment criteria

  . OPEX for Operators. We help telcos develop world class operational processes. Based on our benchmarking database which includes blueprints of all major business processes for telecommunications operators and the practical industry experience of our professionals, we help our clients define and implement business processes for launch, planning, engineering and execution

  . E-Supply Chain Transformation. We plan the appropriate supply chain strategy and the necessary business transformations to address fundamental changes in a company's supply chain due to significant product changes, as well as new business-to-business market mechanics

  . Post-Merger Integration. We help our clients fully realize the planned benefits of mergers. We provide consulting services throughout the entire merger and integration process, including merger design, integration planning and business transformation. To address the communication, culture and change in organizational dynamics issues raised by mergers, we have developed various tools to give advice in internal and external communication to stakeholders, to develop and implement a cultural change strategy and to facilitate conflict resolution

  . Technology Audit. We assess a client's technological position in two stages. The first stage evaluates the status of the client's technologies, ranging from base to emerging technologies. The second stage assesses the client's technological position in relation to its competitors

  . Network and Platform Design. We plan and implement new fixed and mobile networks, review existing and planned systems, design networks, and optimize existing networks on behalf of telcos and financial institutions. We use this service offering to take on an operational role in developing requests for proposals for networks and related technology requirements

  . Program Management. We oversee the implementation of mobile and fixed telecommunications networks. We have used our Program Management service offering in connection with many projects, including:

   .  scheduling the roll-out of mobile networks

   . development of Wireless Local Loop and Asynchronous Transfer Mode broadband networks

   . implementation of cabling and telecom support infrastructure and office automation systems

   .  development of Voice over Internet Protocol networks

   Software Tools. We enhance most of our consulting services with the use of software tools. Most of the software tools we currently use are proprietary to ADL and will be licensed to us to be offered to our clients. Examples of our software are tools to assess and graphically present the strategic position of companies or to build and analyze complex financial structures and business plans. We also use Internet-based applications to facilitate post-merger integration and the implementation of global business processes.

Representative Clients

   We serve clients from start-ups to industry leaders across the telecommunications, information technology, media and electronics industries in many countries. During the six months ended June 30, 2000:

  . Clients in Europe accounted for 72.9% of our revenues

  . Clients in North America accounted for 8.0% of our revenues

  . Clients in Asia Pacific accounted for 13.9% of our revenues

  . Clients in Latin America and other regions accounted for 5.2% of our revenues

   The following is a representative list of our clients based on revenue for the twelve months ended June 30, 2000. The list of European clients includes clients who represented more than $700,000 in revenue and the lists of North American, Asia Pacific and Latin American clients include clients who represented more than $250,000 in revenue.

Europe              North America         Asia Pacific       Latin America




Ascom Holding AG    Aptus Networks        Canotec Co., Inc.  Alestra S.A. de
Bouygues Telecom    Bridge Information    COMPAQ Computer     C.V.
 S.A.                Systems, Inc.         Corporation       INTELIG
Cesky Telecom       Comcast Corporation   Fuji Xerox Co.,    Partcon
The Chase Manhattan COMPAQ Computer        Ltd.               Administracao
 Corporation         Corporation          Hyundai Group       Participacoes
Deutsche Bahn AG    Ctr Co.               Isla                LTDA
diAx                Glenayre               Communications    Telet S.A.
Dutchtone NV         Technologies, Inc.   JSAT Corporation   Unibanco-Uniao
Electricidade de    National Grid         Korea Telecom       de Bancos
 Portugal, S.A.      Company              Nippon Telegraph    Brasileiros
E-Plus Mobilfunk    PSINet Inc.            and Telephone      S.A.
 GmbH               The Readers Digest     Corporation
First Mark           Association, Inc.    OMRON Corporation
 Communications                           Pacific
Gaz de Lisboa                              Communications
General Electric                           Development
 Company Plc                               Corporation
Hagemeyer NV                              PSINet Inc.
Hypovereinsbank AG                        Samsung Group
KPN Telecom                               Telekom Malaysia
Onda                                      Telstra
Orange Plc                                 Corporation
Radio Telefis                              Limited
 Eireann                                  Tsuzuki
Retevision Group                           Integrated
Sachsen LB                                 Educational
Siemens AG                                 Institution
Telefonaktiebolaget
 LM Ericsson
Telecom Austria AG
Telia AB

Client Case Studies

   The following case studies provide representative examples of the type of engagements we perform for our clients:

 diAx: Program Management for a New Wireless Internet and Telephony Provider in Europe

   We were hired by diAx, a consortium of a number of Swiss energy utilities, a Swiss insurance company and SBC Communications, Inc., to develop a bid strategy for a GSM license in Switzerland and to project manage the building of diAx's network systems. Based in part on the bid we developed with diAx, the licensing authority awarded diAx a dual band 900/1800 MHz license. To meet the terms of the license, diAx was required to build functional network systems within six months.

   We supervised the overall program management in coordination with diAx's marketing, sales, information technology, customer service and network departments. In addition to overall program management, we were directly responsible for the implementation of the following modules:

  . specification and management of the development and testing of an automated dealer activation system and dealer commissioning system

  . management and coordination of all systems suppliers necessary for launch

  . support of the design of the network launch promotion and management of the establishment of the dealer network

   diAx succeeded in launching its mobile network and services within the required time frame. Subsequently, and as a result of the quality of our prior work, we have been involved in a number of technology and strategy-to-implementation projects for diAx such as:

  . designing and advising on the roll-out of an Internet protocol-based data network and data services

  . evaluating the technology to support prepaid services and designing diAx's next generation of prepaid mobile services

  . project managing the introduction of Wireless Application Protocol services as part of diAx's mobile Internet offering

  . designing and implementing e-business practices for delivery of client requests received through diAx's call center

 Electricidade de Portugal, S.A.: Building an e-business Service Provider in Europe

   We were hired by Electricidade de Portugal, S.A., or EDP, a large utilities company in Portugal, to identify and evaluate strategic opportunities for its telecommunications business unit arising from the convergence of the telecommunications, information technology, media and electronics industries and select those opportunities that would have the greatest positive impact on shareholder value. EDP also requested that we provide guidelines for it to use in evaluating new business opportunities outside of its core operations in fixed and mobile telecommunications.

   In the course of developing a strategy for EDP, we:

  . simulated and selected potential industry scenarios

  . developed strategies to best achieve EDP's ambitions

  . evaluated strategic options based on potential value creation

  . developed a detailed business and implementation plan, as well as the organizational structure for the most attractive strategy

   We concluded that EDP should take an aggressive approach, focusing on e-business initiatives, rather than attempt to compete solely based on its traditional carrier model under which we believed its services would rapidly become a commodity. Following our recommendation for this approach, EDP requested that we develop a broad e-business strategy for the organization. EDP's goal was to extend its operations beyond pure telecommunications and create an e-business platform in Portugal. In connection with our recommendation, we were also retained by EDP's subsidiary, Oni, to project manage the establishment of an Internet Service Provider, or ISP, which we successfully completed within eight weeks.

 PSINet: Winning Three Licenses in Asia

   PSINet, which had recently consolidated seven ISPs, hired us to prepare license bids in Hong Kong. Three licenses were being offered by the regulatory authority: Local Wireless Fixed Network, External Fixed Network by Satellite and External Fixed Networks by Cable. The license submissions had to be developed in less than six weeks with minimal contribution from PSINet due to its limited available resources.

   We developed a strategic plan, which included performance bond studies, a business and marketing plan and a financial model for each license, based on our assessment of the most likely decision criteria to be applied by the regulatory authority. A critical part of our work involved the planning of the technical requirements for a successful bid. We developed the following:

  . a marketing plan including competitor analysis and demand forecast

  . a product and service strategy

  . a network design including underwater and satellite connections to Japan, Korea and Taiwan

  . a project plan for the implementation of the network roll-out

  . a financial model for the various businesses and a set of application documents

   As a result of our work, PSINet won all three licenses. Since winning the licenses, PSINet has retained us to provide the necessary management resources to ensure the build-out of the ISP network within the time permitted by the performance bonds as well as to help it simultaneously build a network and a business organization.

 Consortium of Telcos and Financial Institutions: Bidding for a Broadband Cable TV Network in Europe

   We were hired by a consortium of telcos and financial institutions to prepare a bid for one of the regions of Deutsche Telekom's cable television network. Prior to the submission of a bid the client needed to:

  . design the overall portfolio of services to be offered by a cable operator, including telephony, high-speed Internet access and portal, interactive and digital television applications

  . plan a cost effective upgrade to the network that would support all planned applications

  . develop a business plan and a resulting financial valuation

   We supported our client with overall project management and our expertise on financial modeling, network technologies and interactive services. As part of this engagement we:

  . developed telephony, high-speed Internet and cable television services

  . planned network upgrade concepts and associated capital expenditure requirements ultimately able to support all planned applications

  . developed a business unit to provide operational support for the new business

  . assisted in the development of the financial model and reviewed the client's independent model

  . established an efficient communication framework to gather internal and external intelligence

   As a result, a successful model of the planned business and network was developed and a valuation range for the bid established. As a result of our work, our client's bid has continued to the final selection round and our client is in exclusive negotiations with the regulatory authority.

Sales and Marketing

   We primarily market our services to leading companies in the telecommunications, information technology, media and electronics industries, emphasizing our technological and industry expertise. Our more than 43 senior-level professionals have primary responsibility for client development and management. Each of these individuals has a sales target that has been established in a manner that encourages team sales efforts and is responsible for managing one or more key client relationships. Revenue bookings to those key clients form an integral part of that individual's incentive compensation. For larger clients, we have dedicated account management teams that enable us to build in-depth, client-specific knowledge in order to create more fully-integrated solutions and to develop closer relationships.

   We will continue to develop our relationship with journalists in the trade and financial press who frequently quote our professionals on technological and industry trends. Further, we intend to capitalize on our relationship with ADL to assist our marketing efforts.

   We also maintain five advisors that we refer to as our "Senior Advisors" to assist our sales and marketing efforts. These Senior Advisors are experts from the telecommunications, media and corporate finance sectors. The Senior Advisors assist our sales activities using their networks of contacts and skill sets to market our range of services to their former companies, as well as companies in the same industry as their former companies. They also participate in client engagements in an advisory capacity, for which they are paid on a per hour or per day basis. We generally enter into rolling six-month or one-year contracts with these Senior Advisors.

   We intend to place significant emphasis on building awareness of the c-quential brand name. We have hired a marketing manager with primary responsibility for promoting our brand and we intend to increase our spending on advertising and other promotional activities. We have also retained a public relations firm and an advertising agency to assist in our brand-building efforts.

Our Relationship with ADL

   From 1995 until August 2000, we operated as part of ADL's Global Management Consulting business. Effective August 26, 2000, ADL transferred our business to a newly-formed entity, c-quential, Inc. and we entered into agreements with ADL to facilitate the separation. After the completion of this offering, ADL will own all of the outstanding shares of our unlisted Class B common stock and 71% of the outstanding shares of our Class A common stock, or 68% of the Class A common stock if the underwriters fully exercise their over-allotment option. As a result, ADL will own stock representing 96% of the combined voting power of all classes of our stock.

   The agreements regarding the separation of our business operations from ADL are described in the section entitled "Certain Relationships and Related Transactions--Our Relationship with ADL" included elsewhere in this prospectus. The assets and liabilities transferred to us are described more fully in our financial statements and the notes to those statements included elsewhere in this prospectus.

Competition

   We face strong competition in providing consulting services to the telecommunications, information technology, media and electronics industries. Our current and potential competitors include the following:

  . strategic consulting firms (such as Bain & Company, Boston Consulting
    Group, Booz, Allen & Hamilton, Cluster Consulting and McKinsey & Co.)

  . accounting firms (such as Ernst & Young and PricewaterhouseCoopers)

  . information technology consulting firms (such as Andersen Consulting, Cap
    Gemini, Diamond Technology Partners and IBM Global Services)

  . technology consulting firms (such as PA Consulting, Scientific Generics and SRI)

  . Internet professional services firms (such as Proxicom, Razorfish,
    Sapient, Scient and US Interactive)

   As barriers to entry are relatively low in our industry, we expect other market entrants to compete with us in the future. Several of our competitors have substantially greater financial, technical and marketing resources, as well as more established relationships in the industry, than we do. As a result, these competitors may be able to develop and expand their service offerings to make them more competitive. Also, these competitors have entered, and will continue to enter, into joint ventures and consortiums to provide additional competitive services.

   We believe that the principal factors on which we compete in delivering services to our clients are:

  . knowledge of communications technologies

  . industry expertise

  . strategic planning and project management capabilities

  . global presence

  . reputation and experience of professionals and quality of services delivered

   We believe that we compete favorably with respect to each of these factors except that technology consulting firms, with whom we compete most often, are often on equal footing with us with respect to knowledge of communications technologies and industry expertise.

Human Resources

   To succeed in developing long-term relationships with our current and prospective clients in the telecommunications, information technology, media and electronics industries we:

  . recruit, employ and retain industry experts and qualified technological talent

  . maintain an environment that fosters entrepreneurial spirit, continuous learning and knowledge acquisition, as well as opportunities to grow personally, professionally, and financially

  . attempt to develop a culture that breeds teamwork, creativity, innovation and a drive to succeed

  . reward performance excellence at all levels

   As of September 22, 2000, we had 691 employees, 558 of whom were professional consultants (444 full-time and 114 part-time) and 133 of whom were support staff (114 full-time and 19 part-time). We intend to increase our professional ranks significantly in the near future. Our human resources functions have historically been provided by ADL, and we will have access to ADL's human resources facilities and professionals following this offering under our agreements with ADL. In addition, we intend to build our internal human resources department following this offering.

   Recruiting. We have an aggressive plan to recruit senior professionals. The individuals that we require are industry experts, individuals with Ph.Ds in relevant fields and business school graduates from leading universities globally.

   Under the direction of a global human resources consultant, we have associations with regional human resources specialists covering Europe, Mid-East, Africa, the Americas and Australia. Through direct contact, specialized and global search firms, and campus recruiting, we attempt to hire talented and experienced individuals to ensure our technological advantage and overall success.

   Professional Development. In conjunction with ADL, our professional development programs provide training and knowledge acquisition and are designed to keep our professionals at the forefront of industry change. From their first day of employment, our professionals are exposed to a comprehensive orientation in our culture and processes, career-stage training, technological development, industry expertise and functional training. Within the first few months of their hiring, our professionals attend a ten day orientation program introducing them to general business consulting practices, as well as our philosophies and methodologies. Additional formal company-wide training programs are provided to our professionals annually and as they are promoted or hired for case management or senior business development positions. These broad-based programs are supplemented by regionally-focused training provided by the particular home office of each professional. In addition, we are currently in discussions with external training organizations to form partnerships to create company specific training programs aimed at developing the skills in strategy development, technological innovation and project management that we require of our professionals.

   Our formal training and development programs are supplemented by external programs that we encourage our professionals to attend and the coaching and mentoring process that we foster and intend to continue to support within the c-quential organization. Through these programs, we enable our professionals to develop their skills in areas such as issue analysis, public speaking, facilitation, research, project management, client relationships, key client management and strategic sales.

   Compensation. We provide base and incentive compensation, as well as employee benefits that we think are competitive in our industry. Following this offering, and with the commencement of the 2000 Stock Option and Incentive Plan, we believe that our compensation package will remain competitive in the industry. Additionally, we intend to use stock options for eligible employees to align their interests with those of our shareholders.

Intellectual Property Rights

   We have filed for trademark protection in the United States for the name "c-quential, Inc." and our logo. We also have a license from ADL to use the "Arthur D. Little, Inc." name, software and business methodologies that relate to our business. The licenses are fully paid-up, royalty-free, worldwide and perpetual (other than the license to use the "Arthur D. Little, Inc." name, which has a five-year term). Also, ADL has agreed not to license its intellectual property or the ADL name to anyone within the telecommunications, information technology, media and electronics industries for a period of three years. We will seek to protect these intellectual property rights through a combination of trademark, service mark, copyright and trade secret laws and license agreements. We intend to enter into confidentiality agreements with our employees and clients and otherwise use our best efforts to protect our proprietary information and that which we license from third parties, including ADL.

   Our efforts to protect our intellectual property rights could be inadequate to deter misappropriation of proprietary information, and we may not be able in all cases to detect and terminate unauthorized use of our intellectual property.

Offices

   Our corporate headquarters are located in approximately 5,000 square feet of an ADL-leased facility in Cambridge, Massachusetts. Our license from ADL for this office space has a term of ten years and expires in 2010. We also have offices in the following countries where we have similar agreements with ADL (although we directly lease offices in Argentina, Portugal and China):

  . Argentina          . Czech Republic     . Malaysia       . South Korea
  . Austria            . France             . Mexico         . Spain
  . Australia          . Germany            . Netherlands    . Sweden
  . Belgium            . India              . Norway         . Switzerland
  . Brazil             . Italy              . Portugal       . United Kingdom
  . China              . Japan              . Singapore      . Venezuela

   The ten countries in which we have our largest number of professionals as of September 22, 2000 are as follows:

  . Our offices in the United Kingdom are staffed with 92 full-time professionals

  . Our office in Spain is staffed with 61 full-time professionals

  . Our office in the Netherlands is staffed with 39 full-time and 30 part-time professionals

  . Our offices in the United States are staffed with 33 full-time professionals

  . Our office in Portugal is staffed with 30 full-time professionals

  . Our office in Switzerland is staffed with 25 full-time professionals

  . Our offices in Sweden are staffed with 24 full-time and 29 part-time professionals

  . Our offices in Germany are staffed with 18 full-time professionals

  . Our office in South Korea is staffed with 16 full-time and 21 part-time professionals

  . Our office in Czech Republic is staffed with 15 full-time professionals

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

   Our executive officers, key employees and the members of our board of directors, and their respective ages as of September 1, 2000 and positions as of the initial public offering date, are as follows:

Name                                 Age                   Position(s)
----                                 ---                   -----------
Executive Officers
Rudolf Fischer......................  44 President, Chief Executive Officer and Member of
                                         our Board of Directors
G. Roy Davis........................  44 Executive Vice President, Global Head of
                                         Operations Management Practice and Managing
                                         Director of United Kingdom
Eulogio Naz.........................  50 Executive Vice President and Managing Director
                                         of Spain, France and Latin America
Raj Mitta...........................  43 Executive Vice President and Managing Director
                                         of Asia
Robert Broadley.....................  52 Executive Vice President and Chief Financial
                                         Officer
Martyn Roetter......................  56 Vice President, Global Head of Technology
                                         Practice and Head of North America Operations

Key Employees
Carlos Bartolo......................  44 Vice President and Managing Director of Portugal
Paul Berriman.......................  43 Director and Global Head of Network Planning and
                                         Implementation Practice
Taesoo Jung.........................  44 Vice President and Managing Director of Korea
Thomas W. Kuehle....................  41 Director and Head of Palo Alto Operations
Hubertus M. Muhlhauser..............  30 Associate Director and Global Head of Strategy
                                         Practice
Arno Wilfert........................  39 Associate Director and Managing Director of
                                         Germany and Austria
Niamh Byrne.........................  30 Manager and Head of Marketing
Fraser Curley.......................  39 Associate Director and Head of Mobile Expert
                                         Group

Members of our Board of Directors
Lorenzo C. Lamadrid.................  49 Chairman of our Board of Directors
George H. Heilmeier(1)..............  64 Member of our Board of Directors
Gerhard Schulmeyer..................  61 Member of our Board of Directors
Carl J. Yankowski(2)................  51 Member of our Board of Directors
Frank E. Weise, III(2)..............  56 Member of our Board of Directors

--------
(1) Member of the Audit Committee

(2) Member of the Audit and Compensation Committees

   Rudolf Fischer. Mr. Fischer serves as our President and Chief Executive Officer and as a member of our Executive Committee and our Board of Directors. He joined ADL in 1995 and has served as Vice President, Head of the Global Telecommunications, Information Technology, Media and Electronics Practice and a member of ADL's Global Leadership Team since 1999. Prior to 1995, Mr. Fischer served as Managing Director and head of Strategic Planning for ASCOM Ericsson Transmission AG, and as a Regional Sales Manager for Public Switching Systems. He also served as Head of Fiber Optic Measurement Systems Development for Brown Boveri prior to 1988. Presently, he serves as a board member of Nextrom AG, a public company in Switzerland specializing in machinery to manufacture telecommunication and energy cables. Mr. Fischer holds a MSc. in Electrical Engineering from ETH Zurich and an M.B.A. from the Graduate School of Business Administration in Zurich.

   G. Roy Davis. Mr. Davis is Global Head of our Operations Management Practice, Managing Director of our United Kingdom operations and is a member of our Executive Committee. Since joining ADL in 1993, he has served as Vice President since 1998, Director of ADL Europe since 1997, head of the European Operations Management Practice since 1999 and Global Head of ADL's Operations Management Practice since the beginning of 2000. Prior to 1993, he was Operations Director for Tricom, a leading United Kingdom data communications company and he worked for Wyatts, a trading room telecommunications equipment subsidiary of Reuters. Mr Davis began his career at Rolls-Royce Motors as a Car Systems Design Engineer. He then worked with USS Oil Well International, a division of USX, as a Technical Sales Engineer. Mr. Davis has also been employed by Molex Inc., a manufacturer of connectors and inter-connection devices, as Assistant to the Vice President of Global Operations in the U.S.A., Production Manager of Molex Taiwan and Technical Operations Manager of Molex U.K. Mr. Davis has Bachelor of Science Honours Degree in Mechanical Engineering from Southampton University and an M.B.A. from the London Business School. He is also a non-executive director of two public companies in the United Kingdom, Gyrus plc and Osmetech plc both high tech medical device companies.

   Eulogio Naz. Mr. Naz serves as our Managing Director of Operations in Spain, France and Latin America, and is a member of our Executive Committee. He joined ADL in 1998, during which time he has served as a Vice President, Member of the Global Telecommunications, Information Technology, Media and Electronics Practice Leadership Team and Managing Director of Spanish Operations. From 1996 through 1998, Mr. Naz was the Deputy General Manager of Information Systems at Telefonica de Espana. Prior to 1996, he served as Director of Technology & Telecom Subsidiaries and Director of Electronic Banking at Caja de Madrid beginning in 1994. Mr. Naz holds a B.S. from Telecommunications Engineering University, Madrid and a P.M.D. from Harvard Business School.

   Raj Mitta. Mr. Mitta serves as our Managing Director of Asian operations and as a member of our Executive Committee. In 1996, he joined ADL and has served as Vice President since 1996, as a member of the Global Telecommunications, Information Technology, Media and Electronics Practice Leadership Team since 1998 and Managing Director of Asian Operations since 1999. He began his consulting career with Booz, Allen & Hamilton and has spent in excess of fifteen years consulting clients in North America, Europe and Asia. His primary area of focus is in competitive restructuring, brand and marketing effectiveness and customer management. A significant portion of Mr. Mitta's consulting experience involved consumer goods firms. Mr. Mitta is a member of the Young Presidents Organisation and holds a bachelor's degree in Chemical Engineering and an M.B.A. from the Indian Institute of Management where he was a Bank of America scholar.

   Robert Broadley. Mr. Broadley serves as our Chief Financial Officer. From 1997 to March 2000, he served as the Group Finance Director at the Adscene Group plc, a newspaper publishing and commercial printing group quoted on the London Stock Exchange. From 1989 to 1996, he served as Group Financial Controller at United News & Media plc. Prior to 1989, he worked with Reuters and Brown and Root. Mr. Broadley qualified with Deloitte & Touche as a Chartered Accountant FCA in 1975. He holds a B.A. Honors degree in Business Studies from Greenwich University, London.

   Martyn Roetter. Dr. Roetter serves as our Global Head of the Technology Practice, Head of North American Operations and as a member of our Executive Committee. He has more than twenty years service with ADL, beginning in 1970. Dr. Roetter has served as Vice President of Communications and Information Technology in the North American Telecommunications, Information Technology, Media and Electronics Leadership Team since February 1999. From April 1992 through February 1996, he was Vice President of Decision Resources Inc. and from 1980 until 1984 he was Vice President of Telecommunications at PA Consulting in London, England and Princeton, New Jersey. During Dr. Roetter's twenty years of experience in business and technological consulting in the telecommunications, computing, and electronic industries he has worked in North America, Europe, Asia and Latin America. Presently, he serves on the board of directors of Allen Telecom, a wireless equipment provider. Dr. Roetter holds a B.A. and a Ph.D. in Physics from Oxford University.

   Carlos Bartolo. Mr. Bartolo serves as Managing Director of our Portuguese Operations. He has served as Managing Director of the Lisbon office since 1998. Prior to joining ADL, Mr. Bartolo was a shareholder and member of the board of more than twenty companies, including Midland Montagu Fininter and Banco Privado Portugues. He was the president of Fininter, a financial services company, from 1988 to 1998, and a member of the Executive Board of J Soares Correia, the leading steel distribution company in Portugal, from 1992 to 1998. Prior to 1988, Mr. Bartolo worked for McKinsey & Co., where he led cases for industrial and financial companies in Western Europe and South America. Mr. Bartolo holds an M.B.A. from IMEDE in Lausanne and a degree in electrical engineering from the Ecole Politechnique Federal de Lausanne, Switzerland.

   Paul Berriman. Mr. Berriman serves as Head of Contactica. He has been with Contactica (Asia) Ltd. as founder and Managing Director since 1995. Prior to founding Contactica, Mr. Berriman served as Director of New World Telephone, a Hong Kong fixed and mobile network operator, from 1993 to 1995. Prior to 1993, he served as a Director of Wyatts and as an Engineering Manager of Mobile Services for Cable & Wireless - Hong Kong Telecom. Mr. Berriman is an active member of a number of Telecommunications Authority advisory bodies in Hong Kong, including the Office of the Telecommunications Authority (OFTA) Numbering Advisory Committee, OFTA Radio Spectrum Advisory Committee and OFTA Technical Standards Advisory Committee. Mr. Berriman is a Chartered Engineer and holds a Bachelors degree in Electro-Acoustics from the University of Salford in the United Kingdom, as well as an M.B.A. from the University of Hong Kong. Mr. Berriman is also a founding Council Member of the Hong Kong Institute of Directors.

   Taesoo Jung. Mr. Jung serves as Head of our Korean operations. He joined ADL in 1991, where he has served as Vice President since 1996 and as Managing Director of the Seoul office since 1995. Presently, Mr. Jung is the Chief Executive Officer of ADL Partners, a venture capital firm in Korea. Prior to 1989, Mr. Jung held marketing positions at IBM, including consultant, account manager, executive instructor and systems engineer. Mr. Jung has studied political science at the Yonsei University in Seoul, and holds an M.B.A. from the International Institute for Management Development in Lausanne, Switzerland.

   Thomas W. Kuehle. Mr. Kuehle is the Head of our Palo Alto, California operations. Since joining ADL in 1990, he has served as a Director in the Telecommunications, Information Technology, Media and Electronics practice since 1997 and as Head of Strategy for Computer Industry Clients in North America since 1998. Mr. Kuehle has served as a Managing Director of Global Technology Ventures, an ADL operation located in Palo Alto, dedicated to servicing clients engaged in new high technology business ventures around the world. Prior to 1988, Mr. Kuehle worked with Hewlett Packard Company as a regional sales representative and district sales manager. Mr. Kuehle holds a B.S. degree in aeronautical engineering from San Jose State University, an M.B.A. from the University of San Francisco and an M.I.M. degree from Harvard University.

   Hubertus M. Muhlhauser. Mr. Muhlhauser serves as our Global Head of the Strategy Practice. He joined ADL in 1994, and has served as a member of the Executive Committee of the Swiss office since 1999, as a member of the Global Strategy Board since 1998 and as head of the Swiss Strategy and Organization practice since 1997. He has also been a Global Product Manager for ADL's strategy development methodologies since 1997. Prior to 1994, he worked as a Key Client Manager with KHM, a German engineering and manufacturing company. Mr. Muhlhauser holds a M.B.A. from the European Business School in Oestrich-Winkel, Germany.

   Arno Wilfert. Dr. Wilfert serves as our Managing Director of German operations. He joined ADL in 1995 and has served as Associate Director in the Dusseldorf office since 1995, and Head of the German Telecommunications, Information Technology, Media and Electronics practice and as a member of the European Telecommunications, Information Technology, Media and Electronics Practice Board since 1996. From 1992 to 1995, Dr. Wilfert worked with Detecon, a German consulting company specializing in telecommunications and, prior to 1992, as a lecturer and researcher at the University of Bayreuth. He holds a Masters and a Ph. D. in Economics from University of Bayreuth and regularly publishes articles regarding telecommunications.

   Niamh Byrne. Ms. Byrne serves as a Manager and Head of Marketing. From 1999 to 2000, she was employed at British Telecom (BT) as Marketing Communications Manager for the banking sector in Global

Business Markets. Prior to joining BT, Ms. Byrne worked for a subsidiary of the Accor Group in Paris from 1998 to 1999. In 1996 and 1997, she was involved with the launch of Esat Digifone, Ireland's second mobile phone operator. Prior to 1996, she spent three years with the Jefferson Smurfit Group in the graduate management program. Ms. Byrne received a Bachelor of Arts (Moderatorship) degree in Business, Marketing & Political Science from Trinity College in Dublin.

   Fraser Curley. Mr. Curley serves as an Associate Director and the Head of the Mobile Expert Group. Since 1995, he has served as Director of Mobile Communications at DETECON GmbH, reporting directly to the management board (Geschaftsfuhrung). From 1998 to 1999, Mr. Curley was President, Chief Executive Officer and a board member of DETECON Inc. He has also served as a board member of Tmm Telecomunicacoes Moveis de Mocambique LDA since 1997. Prior to joining DETECON in 1992, Mr. Curley held a variety of positions in engineering and defense companies. He holds a Bachelor of Science - Physics from University of Manchester Institute of Science and Technology, and a Master of Science - Electrical Engineering from the University of London.

   Lorenzo C. Lamadrid. Mr. Lamadrid serves as the Chairman of our Board of Directors. Since July 1999 he has served as the President and Chief Executive Officer of ADL. Prior to accepting that position, Mr. Lamadrid was with Western Resources Inc., serving as President of Western Resources International, Inc. from 1996 to 1999 and as Managing Director and founding partner of The Wing Group, a leading international electric power project-development company, from 1992 to 1999. Prior to joining Western Resources, Mr. Lamadrid spent eight years with the General Electric Company. He was a corporate officer, serving as Vice President and General Manager with GE Aerospace and head of International Operations from 1986 to 1992, and a Corporate Staff Executive for strategic planning and business development from 1984 to 1986. Mr. Lamadrid was also one of the founders of the Boston Beer Company (Samuel Adams). Prior to working for GE, Mr. Lamadrid worked for six years at the Boston Consulting Group. Mr. Lamadrid holds a dual bachelor's degree in Chemical Engineering and Administrative Sciences from Yale University, a M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.

   George H. Heilmeier. Mr. Heilmeier serves as a member of our Board of Directors. He has served as Chairman Emeritus of Telcordia Technologies (formerly known as Bellcore) since November 1997. Mr. Heilmeier was employed by Bell Communications Research, Inc. from March 1991 to November 1997, served as the President and Chief Executive Officer from March 1991 to October 1996 and as the Chairman and Chief Executive Officer from November 1996 to November 1997. Prior to that, from 1983 to 1991, he served as the Senior Vice President and Chief Technical Officer of Texas Instruments Incorporated. Mr. Heilmeier holds a M.S. in Engineering, a Master of Arts degree and a Ph.D from Princeton University and a Bachelor of Science from University of Pennsylvania.

   Gerhard Schulmeyer. Mr. Schulmeyer serves as a member of our Board of Directors. He has served as Director of ADL since 1998 and as the Chairman of the Board of Directors of ADL since July 1999.Mr. Schulmeyer has been the President and Chief Executive Officer of Siemens Corporation, U.S.A. since January 1999. Prior to 1999, he served as the President and Chief Executive Officer of Siemens Nixdorf, Munich, Germany.

   Carl J. Yankowski. Mr. Yankowski serves as a member of our Board of Directors. He has been Chief Executive Officer and a director of Palm, Inc., since December 1999. From September 1998 to December 1999, Mr. Yankowski was Executive Vice President of Reebok International Ltd. and President and Chief Executive Officer of the Reebok Division. From November 1993 to January 1998, Mr. Yankowski was President and Chief Operating Officer of Sony Electronics Inc., a subsidiary of the Sony Corporation. Mr. Yankowski holds a Bachelor of Science degree in electrical engineering from the Massachusetts Institute of Technology as well as a Bachelor of Science degree in management which he earned concurrently from MIT's Sloan School of Management. Mr. Yankowski also serves as a director of Safeguard Scientifics and Avidyne, Inc., and he is a member of the board of advisors of Boston College Business School.

   Frank E. Weise, III. Mr. Weise serves as a member of our Board of Directors. He has been President and Chief Executive Officer and a director of Cott Corporation since June 1999. From May 1997 to May 1998, Mr. Weise served as Chairman of Confab Corporation. Mr. Weise was employed by Campbell Soup Company from January 1992 to January 1997, serving as Senior Vice President and Chief Financial Officer from April 1992 until April 1995 and from April 1995 to January 1997 as Senior Vice President and President of Bakery and Confectionery Division. Prior to that, from 1967 to January 1992, Mr. Weise served in various executive positions for The Procter & Gamble Company. Mr. Weise holds a Bachelor of Arts degree in Economics and a Masters of Science degree in Business Economics (with a concentration in Finance and Accounting) from Lehigh University.

Board Composition

   The number of directors on our board of directors is currently fixed at six, three of whom are independent. Subsequent to the offering, we intend to recruit an additional independent director so that our Board will consist of seven directors. Our board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. At the time of the offering, our board of directors will consist of two Class I directors, whose term of office will continue until the 2001 annual meeting of stockholders, two Class II directors, whose term of office will continue until the 2002 annual meeting of stockholders, and three Class III directors, whose term of office will continue until the 2003 annual meeting of stockholders. Initially, the Class I directors will be Frank E. Weise, III and Gerhard Schulmeyer; the Class II directors will be George H. Heilmeier and Lorenzo C. Lamadrid; and the Class III directors will be Rudolf Fischer and Carl J. Yankowski. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Board Committees

   Audit Committee. The members of the audit committee, all of whom will be independent directors, will be responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. Initially, Messrs. Heilmeier, Yankowski and Weise will be members of the audit committee, and Mr. Weise will serve as chairman of the audit committee.

   Compensation Committee. The members of the compensation committee, a majority of whom will be independent directors, will be responsible for reviewing and recommending to the board of directors the amount and type of consideration to be paid to senior management, administering our equity based compensation plans and establishing and reviewing general policies relating to compensation and benefits of employees. Initially, Messrs. Yankowski and Weise will be members of the compensation committee, and Mr. Yankowski will serve as chairman of the compensation committee.

Director Compensation

   Directors who are employees of c-quential or ADL receive no additional compensation for their services as directors. Non-employee directors receive cash compensation of $30,000 per year, plus reimbursement of expenses incurred in attending each meeting. Non-employee directors are eligible to participate in our 2000 Stock Option and Incentive Plan at the discretion of our Board of Directors. In accordance with a policy approved by our Board of Directors, non-employee directors will receive non-qualified stock options to purchase 65,000 shares of Class A common stock upon initial election or appointment to the Board of Directors and non-qualified stock options to purchase an additional 25,000 shares of Class A common stock annually thereafter. All non-qualified stock options granted to non-employee directors will be granted with exercise prices equal to the fair market value of the Class A common stock on the date of grant and will be immediately exercisable.

Executive Compensation

   We are a recently formed company. Prior to August 26, 2000, we did not conduct any operations. As a result, we only recently began paying compensation to our Chief Executive Officer and other executive officers. For fiscal year 2000, the base salaries for our Chief Executive Officer and each of our next four most highly compensated executive officers are: Mr. Fischer: $413,304, Mr.
Mitta: $360,000, Mr. Davis: $332,640, Mr. Naz: $330,000 and Mr. Bartolo:
$296,100. ADL paid the portion of these salaries payable to these executive officers through August 26, 2000, and we will be responsible for paying the remaining portion through December 31, 2000.

2000 Stock Option and Incentive Plan

   Our board of directors and shareholders have adopted the 2000 Stock Option and Incentive Plan, which permits the issuance of up to 13,500,000 shares of Class A common stock. The plan permits us to:

  . grant incentive stock options

  . grant non-qualified stock options

  . grant stock appreciation rights

  . issue or sell Class A common stock with vesting or other restrictions, or without restrictions

  . grant rights to receive Class A common stock in the future with or without vesting

  . grant common stock upon the attainment of specified performance goals

  . grant dividend rights in respect of Class A common stock

   These grants may be made to officers, employees, directors, consultants, advisors and other key persons of c-quential or our affiliates.

   Our compensation committee has the right, in its discretion, to select the individuals eligible to receive awards, to determine the terms and conditions of the awards granted, to accelerate the vesting schedule of any award and generally to administer and interpret the plan. The compensation committee may authorize our Chief Executive Officer to grant options under the plan at fair market value to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

   The exercise price of options granted under the plan is determined by the compensation committee with respect to individuals subject to Section 16 reporting requirements. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our outstanding common stock.

   Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the compensation committee or, in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months. The exercise price may also be delivered to us by the optionee in the form of a promissory note if the loan of funds to the optionee has been authorized by the compensation committee and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note or by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

   Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to a vesting schedule pursuant to which

25% is vested one year after grant and the remaining 75% vests ratably on a monthly basis over the ensuing thirty-six months. The options generally terminate ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us.

   As of October 9, 2000, options to purchase an aggregate of 8,701,613 shares of our Class A common stock had been granted under the plan. We anticipate granting options to purchase an additional 86,946 shares of our Class A common stock at the time of this offering. The table below shows the options that have been granted or are expected to be granted at the time of this offering:

                                                         Number of Shares
 Name and Position                                  Underlying Stock Options(1)
 -----------------                                  ---------------------------
 Rudolf Fischer, President, Chief Executive Officer
  and Member of our Board of Directors.............             99,846
 Raj Mitta, Executive Vice President and
  Managing Director of Asia........................             99,846
 G. Roy Davis, Executive Vice President, Global
  Head
  of Operations Management Practice and Managing
  Director
  of United Kingdom................................             99,846
 Eulogio Naz, Executive Vice President and Managing
  Director
  of Spain, France and Latin America...............             99,846
 Carlos Bartolo, Vice President and Managing
  Director
  of Portugal......................................             99,846
 Executive Officer Group (6 persons)...............            580,242
 Non-Executive Officer Employee Group..............          7,948,317
 Independent Members of Board of Directors
  as a Group (4 persons)...........................            260,000

  (1) All options granted on or before October 9, 2000 were granted with exercise prices of $13.00 per share. All options granted at the time of this offering will be granted with an exercise price per share equal to the initial public offering price. Except for options granted to independent directors, which vest immediately, all of such options are subject to a vesting schedule pursuant to which 25% is vested one year after grant and the remaining 75% vests ratably on a monthly basis over the ensuing 36 months.

Employment Agreements

   Employment agreements have been entered into with Messrs. Rudolf Fischer, Robert Broadley, Raj Mitta and Eulogio Naz. The current base salaries for these individuals are $413,304 for Mr. Fischer, $202,992 for Mr. Broadley, $360,000 for Mr. Mitta and $330,000 for Mr. Naz. We do not presently have employment agreements with Messrs. Davis and Roetter. The compensation committee of our board of directors will make all future salary and other compensation determinations for our executive officers.

   Mr. Fischer's employment agreement was assigned to us on August 26, 2000. Mr. Fischer's employment agreement has no specific term and may be terminated by either party with six months' notice. The agreement imposes confidentiality and non-competition obligations on Mr. Fischer during the term of his employment and outlines the terms of Mr. Fischer's vacation, insurance and retirement benefits.

   Mr. Broadley's employment agreement with us has no specific term and may be terminated by either party with two months' notice. The agreement imposes confidentiality, non-competition and non-solicitation obligations on Mr. Broadley and outlines the terms of Mr. Broadley's vacation, insurance and retirement benefits.

   Mr. Mitta's employment agreement was transferred to us on August 26, 2000. The agreement outlines the terms of Mr. Mitta's insurance, housing, car and educational allowances, and deferred compensation package. The deferred compensation package equals 17.2% of Mr. Mitta's incentive compensation bonus, which is equal to up to 55.7% of his base salary. The deferred compensation is payable upon Mr. Mitta's termination, disability or death (in which case payments are made to Mr. Mitta's designated beneficiary).

   Mr. Naz's employment agreement with us has no specific term. The agreement imposes confidentiality and exclusivity obligations on Mr. Naz for the course of his employment. Mr. Naz is entitled to receive severance payments, including up to 12 months of salary, as well as insurance and retirement benefits.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Siemens

   Gerhard Schulmeyer serves as a member of our Board of Directors, and is the President and Chief Executive Officer of Siemens Corporation, U.S.A. During the fiscal year ended December 31, 1998, we provided $5,788,000 in services to Siemens Corporation, U.S.A. and its affiliates. We believe that the terms of our relationship with Siemens Corporation, U.S.A. and its affiliates were no less favorable to us than they would have been had they been obtained from unaffiliated third parties.

Our Relationship with ADL

   From 1995 until August 26, 2000, we operated as part of ADL's Global Management Consulting business. ADL developed capabilities and expertise in the telecommunications, information technology, media and electronics industries by investing capital and resources over the past five years. The development and growth of our business has been in large part due to the collaborative efforts of ADL's and our management, and ADL's reputation in the professional services industry.

   Separation from ADL. Effective August 26, 2000, we entered into a Reorganization Agreement and several other agreements with ADL and its affiliates in order to organize and separate our business from ADL's other operations and to access the use of certain of ADL's services and assets. The other agreements included a Corporate Services Agreement, a Use and Occupancy Agreement, an Intellectual Property Agreement, a Tax Allocation Agreement and a Registration Rights Agreement. In an effort to mitigate any conflicts of interest between ADL and us under these agreements, we agreed with ADL that none of these agreements may be amended without the approval of a majority of the directors of ADL who are not officers, directors or employees of us and a majority of our directors who are not officers, directors or employees of ADL.

   In connection with our separation from ADL, ADL and its affiliates contributed and assigned to us as of August 26, 2000 the assets relating to our business, consisting primarily of:



  . approximately $3.7 million in cash (which represents an increase from the June 30, 2000 pro forma balance of $1.2 million presented in the pro forma condensed balance sheet included elsewhere in this prospectus)

  . rights under existing client contracts and bids

  . approximately $7.6 million of accounts receivable and work in process
    (which represents a decrease from the June 30, 2000 pro forma balance of $10.1 million presented in the pro forma condensed balance sheet included elsewhere in this prospectus)

  . goodwill relating to ADL's telecommunications, information technology, media and electronics industries-focused consulting practice

  . a license to use the "Arthur D. Little, Inc." name, software and business methodologies

  . ownership interests in subsidiaries

  . $1.2 million of personal property and equipment, such as vehicles, computers and other office equipment

   We have hired from ADL 508 professionals and 127 support staff, representing substantially all of the staff who previously served ADL in its telecommunications, information technology, media and electronics industries-focused consulting practice. ADL assigned to us all of its rights under all of the client contracts related to our business, other than rights with respect to approximately $24.1 million in receivables for work performed prior to the separation.

   In connection with the transfer by ADL to us of the assets relating to our business, we assumed liabilities of ADL and its affiliates, including $40.6 million of ADL's outstanding debt including accrued interest, an intercompany payable to ADL of approximately $1.3 million, the obligations under client contracts relating to our business and $1.4 million of liabilities relating to our employees which will be reimbursed by ADL. In connection with our separation from ADL, we also issued to c-quential holdings, Inc., an indirect subsidiary of ADL, 17,998,200 shares of our Class A common stock and 17,998,200 shares of our Class B common stock and agreed to the terms of the other agreements discussed below.

   Reorganization Agreement. The Reorganization Agreement is the master agreement setting forth the terms and conditions of our separation from ADL, including the transfer of assets from ADL to us and the assumption of liabilities by us from ADL. In addition, ADL agreed to indemnify us with respect to any liabilities and losses we may suffer which result from the operation of our business prior to the separation date, including the employee liabilities we assumed, as well as for any breaches of its representations and covenants in the Reorganization Agreement. ADL also agreed to provide us with $360,000 to cover our initial working capital needs, as well as to make available to us upon our request funds for our short-term working capital needs prior to the offering (which amounts will be repaid to ADL out of the proceeds of this offering). We, in turn, agreed to indemnify ADL and its affiliates for any liabilities and losses they may suffer resulting from our business and the transferred assets after the separation date, any breaches of our representations and covenants in the Reorganization Agreement and related agreements, and for any liabilities relating to this offering. We agreed to pay the costs of this offering and to reimburse ADL for its internal costs and for certain expenditures made on our behalf, in each case relating to this offering and our separation from ADL.

   ADL also agreed to make reasonable provision in its employee benefits plans to allow our employees to continue to participate in the ADL plans until such time as we adopt our own benefits plans, such period not to exceed the maximum period permitted under the applicable plan or applicable law. We agreed to establish plans that recognize, to the extent financially practical, employee service, compensation and other benefit determinations that are consistent with the corresponding ADL plan.

   ADL and its affiliates also agreed not to engage in or provide, directly or indirectly, to companies in the telecommunications, information technology, media and electronics industries, any consulting services similar to those we have historically provided. ADL may, however, make passive investments of less than five percent of the outstanding equity in our publicly-traded competitors and may acquire a business or entity, or division, unit, subsidiary, segment or practice of such business or entity, that provides services similar to those we have historically provided, so long as ADL offers us the right to purchase the competing part of the business and negotiates with us in good faith to transfer the business to us on terms mutually acceptable to ADL and our independent directors. We have no obligation to acquire or negotiate to acquire the competitive business. In the event that our independent directors notify ADL that c-quential elects not to acquire the competitive business, ADL is obligated to cease the relevant competitive activities within one year after the date of the notice. ADL also agreed, on its behalf and on behalf of its affiliates, not to recruit our professionals or other employees. We agreed not to solicit the professionals or other employees of ADL. The non-solicitation and non-competition covenants in the Reorganization Agreement will survive until the earlier of the third anniversary of the offering date and such time as ADL ceases to hold securities representing at least 40% of our outstanding voting power.

   Until such time as ADL ceases to hold securities representing at least 40% of our outstanding voting power, ADL has agreed to vote its shares of our stock to elect individuals to our Board of Directors such that at least a majority of the members of our Board of Directors are not either directors, officers or employees of ADL.

   Corporate Services Agreement. We entered into a Corporate Services Agreement with ADL that states the terms and conditions under which ADL provides to us, and we provide to ADL, on an as-requested basis, certain administrative and operational management services. The Corporate Services Agreement specifies that ADL shall provide to us its tax and accounting, corporate development and legal, administrative, human resources and internal audit services. With limited exception, these services are to be provided at a rate based on the actual cost of providing such services, including the costs of third party vendors and providers, and reimbursement is to be made on a monthly basis. The cost of services under the agreement may or may not be greater than the cost a third party may charge for such services. The term of the Corporate Services Agreement is three years, subject to the right of the recipient of any service to terminate the use of any specific service contained therein, upon 120 days' notice or upon the bankruptcy or insolvency of ADL. Each provider of any service may similarly discontinue providing such service under the Corporate Services Agreement upon 120 days' notice to the receiving party if such party no longer provides such service for itself.

   The agreement also provides for certain cross-consulting arrangements between ADL and us. Each of us agreed to make available to the other party, on an as-requested basis, the assistance of our respective consultants, subject to reasonable restrictions on their availability and provided that the consultants' services are in all material respects limited to the type, quality, quantity and timeliness of such services that the party supplying such services provides on its own behalf. The cost for such consultant sharing is an amount equal to 85% of the standard billing rate for the services provided by the subcontracted professionals. This percentage was chosen in an effort to split the profits between ourselves and ADL as evenly as possible. The cross-consulting arrangements have a term of three years and may only be terminated upon the mutual agreement of the parties.

   Use and Occupancy Agreement. We entered into a Use and Occupancy Agreement with ADL and its affiliates pursuant to which it agreed to license to us, and, upon request of ADL, we agreed to license to ADL and its affiliates, certain leased real property. The space licenses provide the licensee with the right to use and occupy a portion of the leased real property at locations worldwide. The licensee will reimburse the licensor on a monthly basis for its proportionate share of the costs of the leased property at each such location. The agreement requires that the licensor comply with the terms of the master lease agreements for so long as the license is in effect. Each license has the same term as the corresponding master lease, and the licensing party has the option to renew the license each time the corresponding master lease is renewed. The Use and Occupancy Agreement runs so long as any license remains in effect.

   Intellectual Property Agreement. We entered into an Intellectual Property Agreement with ADL pursuant to which ADL granted us a license to use its name, marks, software and business methodologies related to the operation of our business, and to promote our business using the licensed intellectual property. The licenses are fully paid-up, royalty-free, worldwide and perpetual (other than the license to use the "Arthur D. Little, Inc." name, which has a five-year term). ADL agreed not to license the intellectual property to anyone within the telecommunications, information technology, media and electronics industries for a period of three years. Any intellectual property rights which we develop after the date of our separation from ADL and which are derived from the licensed intellectual property belong to us.

   Tax Allocation Agreement. We entered into a Tax Allocation Agreement with ADL pursuant to which, for any year during which we are a member of ADL's consolidated group for United States federal income tax purposes, we will pay ADL an amount equal to the amount of federal income taxes that we would have been obligated to pay, and ADL pays us an amount equal to any federal income tax refund that we would have received, calculated in each case as if we had never been part of ADL's consolidated group. However, ADL agreed to reimburse us for tax benefits generated by us but used to reduce United States federal income tax on income earned by ADL. ADL is responsible for the filing of the consolidated tax returns, as well as for any audit response and litigation with respect thereto, for any year in which we are part of ADL's consolidated group. State, local and foreign taxes returned on a consolidated, combined, or unitary basis are treated in a manner consistent with that of United States federal income taxes. ADL agreed to pay the taxes that arise as a result of the reorganization. We will reimburse ADL for the tax benefits that we receive as a result of ADL's payment of such taxes. Our reimbursement payments will be made as such tax benefits are realized by us. Any tax obligation incurred by either party or our respective affiliates which is not calculated on a consolidated, combined or unitary basis is the responsibility of that party, together with the preparation of returns, audits and litigation relating to that tax liability. We agreed with ADL that, in the preparation of all tax returns and in the conduct of all tax-related proceedings, the party responsible for the return or proceeding shall take into account and promote the tax objectives of the other party, provided that, in so doing, the party responsible for the return or proceeding is not adversely affected. We also agreed not to take any action (excluding the issuance of stock upon the exercise of stock options under our 2000 Stock Option and Incentive Plan), or fail to take any action, that would result in ADL owning less than 80% of our outstanding capital stock by vote or value, or less than 80% of any class of our non-voting capital stock (if any) without the consent of ADL.

   We agreed with ADL that, in the event ADL determines that it is in the best interests of its stockholders to distribute the shares of our capital stock that it owns to its shareholders in a spin-off transaction intended to qualify as a tax-free distribution under Section 355 of the Code, we will enter into an agreement under which we will indemnify each other for any tax liability attributable to our respective acts and omissions (excluding the issuance of stock upon the exercise of stock options granted prior to the spin-off transaction under our 2000 Stock Option and Incentive Plan) which result in the spin-off failing to qualify under Section 355 as a tax-free distribution. We also agreed that such an agreement would provide that, after the consummation of such a spin-off, neither party shall participate in any merger, reorganization, acquisition, equity restructuring or other transaction that results in one or more persons acquiring a 50% or greater interest in such party within the four-year period beginning two years prior to such spin-off (excluding the issuance of stock upon the exercise of stock options granted prior to the spin-off transaction under our 2000 Stock Option and Incentive
Plan).We also agreed that such an agreement would include customary provisions with respect to cooperation, exchange of information, control of audits and litigation, and consistency in tax return positions.

   Registration Rights. We entered into a Registration Rights Agreement with ADL pursuant to which ADL and its transferees have the right to request the registration shares of our common stock held by them whenever we propose to register any shares of common stock for our own or another's account under the Securities Act for a public offering, other than registrations in respect of shares to be used in connection with a business combination or shares relating to our employee benefit plans. ADL and its transferees also have the right, on up to five occasions beginning six months after the completion of this offering, to demand that we register under the Securities Act any or all shares of our common stock held by it. ADL's rights to request registration of our common stock remain subject to:

  . its agreement with the underwriters not to sell or transfer any shares for a period of 180 days after the consummation of this offering

  . its obligation, as part of the listing of our Class A common stock on the official list of the Frankfurt Stock Exchange with participation in SMAX, not to sell or transfer any shares of our Class A common stock for a period of 180 days after the consummation of the offering

  . our right, at the request of any underwriter in any proposed offering, to cut-back the number of shares of common stock to be offered thereby

  . our right not to effect any registration of our shares of common stock within 180 days of any other public offering of our securities

   In connection with the registration of any ADL-owned shares, we agreed to pay all costs and expenses of ADL, other than underwriting discounts and commissions.

   ADL's Ownership of our Common Stock. Following this offering, ADL will own all of the outstanding shares of our unlisted Class B common stock and 71% of the outstanding shares of our Class A common stock, or 68% of our outstanding shares of Class A common stock if the underwriters fully exercise their over-allotment option. Although ADL has no current plan or intention to do so, it may in the future determine to divest all or a portion of the shares of our common stock it holds, either gradually or in a single transaction. The determination as to the form and timing of any divestiture will be based on financial and business considerations and prevailing market conditions. The form of any divestiture could include any of the following (or any combination thereof):

  . a distribution or spin-off to ADL shareholders of all of the shares of our common stock owned by ADL

  .  sales of our common stock by ADL into the public market

  . a privately negotiated sale or sales of our common stock by ADL to third parties

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth information regarding the beneficial ownership of c-quential common stock by:

  . all persons known by us to own beneficially 5% or more of c-quential's common stock

  .  each independent member of our Board of Directors

  .  our directors and executive officers as a group

                                                                                       Percentage of Common Stock
                                      Number of Shares Beneficially Owned                  Beneficially Owned
                                 --------------------------------------------------- -------------------------------
                                                                                        Prior to          After
                                   Prior to Offering           After Offering           Offering       Offering(2)
                                 ------------------------- ------------------------- --------------- ---------------
  Name of Beneficial Owner(1)     Class A        Class B    Class A        Class B   Class A Class B Class A Class B
  ---------------------------    ----------    ----------- ----------    ----------- ------- ------- ------- -------
5% Shareholder
c-quential holdings, Inc.(3)(4)
 25 Acorn Park
 Cambridge, MA 02140-2390......  18,000,000     18,000,000 18,000,000     18,000,000   100%    100%     71%    100%
Gerhard Schulmeyer.............      65,000(5)         --      65,000(5)         --      *       *       *       *
Carl J. Yankowski..............      65,000(5)         --      65,000(5)         --      *       *       *       *
Frank E. Weise, III............      65,000(5)         --      65,000(5)         --      *       *       *       *
George H. Heilmeier............      65,000(5)         --      65,000(5)         --      *       *       *       *
All directors and executive
 officers as a group
 (11 persons)..................     260,000(5)         --     260,000(5)         --      *       *       *       *

--------
 *   Less than 1%
(1) The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to ten votes per share.
(2)  Assumes no exercise of the underwriters' over-allotment option.
(3) c-quential holdings, Inc. is a subsidiary of Arthur D. Little International, Inc., which is a wholly-owned subsidiary of ADL.
(4) The shares of our common stock are pledged to several financial institutions to secure approximately $56.5 million of indebtedness of ADL, the indirect parent of c-quential holdings, Inc. ($40.6 million of which indebtedness, including accrued interest, has been assumed and will be repaid by us out of the proceeds of this offering).
(5) Represents shares of Class A common stock subject to currently exercisable stock options.

                          DESCRIPTION OF CAPITAL STOCK

Our Authorized and Outstanding Capital Stock

   Following the offering, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, of which 25,250,000 will be issued and outstanding, 50,000,000 shares of Class B common stock, of which 18,000,000 will be issued and outstanding, and 25,000,000 shares of undesignated preferred stock issuable in one or more series designated by our board of directors, of which no shares will be issued and outstanding. The shares of Class A and Class B common stock entitle their holders to identical rights in all respects other than voting rights.

Common Stock

 Voting Rights

   Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Holders of our Class A and Class B common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock and as required by law.

   For example, if the results of voting on a particular matter at a meeting of stockholders at which a quorum is present are as follows:

Votes in favor:
           5,000 shares of Class A common stock and 5,000 shares of Class B common stock

Votes against:
           50,000 shares of Class A common stock and no shares of Class B common stock

   A single tally will result, with each share of Class B common stock counting for ten votes. Thus, the matter would be approved by a vote of 55,000 in favor to 50,000 against.

 Dividends

   Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. No dividend may be paid on the Class A common stock unless a corresponding dividend is paid on the Class B common stock and no dividend may be paid on the Class B common stock unless a corresponding dividend is paid on the Class A common stock, provided that dividends consisting of shares of Class A common stock may be paid only to holders of shares of Class A common stock and dividends consisting of shares of Class B common stock may be paid only to holders of shares of Class B common stock.

 Additional Rights

   Upon the liquidation, dissolution or winding up of c-quential, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

 Conversion

   Shares of Class B common stock automatically convert into shares of Class A common stock on a one-for-one basis upon any transfer or other disposition of such shares of Class B common stock that occurs after the fifth anniversary of the completion of this offering, to any person other than ADL, a stockholder of ADL, a party related to ADL or to a stockholder of ADL under Section 267(b) or
Section 707(b) of the Code, or a party whose ownership of stock could be attributed to ADL or to a stockholder of ADL under Section 318 of the Code.

Preferred Stock

   Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring of preventing a change of control of c-quential or the removal of existing management.

Limitations on Liability

   We have entered into indemnification agreements with each of our directors. The form of indemnity agreement provides that we will indemnify our directors for expenses incurred because of their status as a director, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

   Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by c-quential to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of c-quential. The by-laws also provide for the advancement of expenses to directors and, at the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors' and officers' insurance will assist us in attracting and retaining qualified individuals to serve as directors and officers of c-quential.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling c-quential as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of c-quential in which indemnification will be required or permitted.

Certain Anti-Takeover Provisions

   Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

 Classified Board of Directors

   Our board of directors is divided into three classes serving staggered three-year terms, with one class of directors being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

 Director Vacancies and Removal

   Our certificate of incorporation provides that vacancies in our board of directors shall be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

 No Stockholder Action by Written Consent

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

 Special Meetings of Stockholders

   Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our board of directors. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

 Advance Notice of Director Nominations and Stockholder Proposals

   Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of c-quential at our principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by c-quential.

 Amendment of the Certificate of Incorporation

   As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the total voting power represented by the shares of common stock outstanding and entitled to vote on such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than sixty-six and two-thirds percent of the total voting power represented by the shares of common stock outstanding and entitled to vote on such amendment.

 Amendment of By-laws

   Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least sixty-six and two-thirds percent of the total voting power represented by the shares of common stock present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose and entitled to vote on such amendment or repeal unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the total voting power represented by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on such amendment or repeal.

Statutory Business Combination Provision

   Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination

  . upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans

  . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock

   The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion. ADL is not an "interested stockholder" of c-quential under Section 203.

Trading on the Nasdaq National Market System

   Our common stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CQTL."

Trading on the Frankfurt Stock Exchange

   We have applied to have our common stock be admitted for listing on the official list of the Frankfurt Stock Exchange with participation in SMAX under the symbol "CQEL."

No Preemptive Rights

   No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be EquiServe Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

   All of the shares of our Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which may be acquired by an "affiliate" of us, as that term is defined in the Securities Act, and except for shares acquired through the directed share program which are subject to the restrictions of 90-day, and in some cases 180-day, lock-up agreements. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and executive officers as well as our significant stockholders.

Sales of Restricted Securities

   The shares of our Class A common stock held by ADL are deemed "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the exemption provided by Rule 144. We, ADL, and all of our and ADL's directors and executive officers have agreed not to offer or sell any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc.

   The shares of our super-voting Class B common stock, all of which are held by ADL, are not currently listed or quoted for trading on any securities exchange or quotation system.

   ADL has pledged all of the shares of our Class A and Class B common stock which it owns to several financial institutions to secure approximately $56.5 million of indebtedness to these institutions, $40.6 million of which (including accrued interest) we have assumed and will repay with a portion of the net proceeds of this offering. In the event that ADL were to be in default in respect of any of this indebtedness, the lenders would be entitled to foreclose on all or a portion of the shares. In the event of such a foreclosure, the lender or lenders would be entitled to sell any or all of such shares, subject to the volume and holding period limitations of Rule 144 under the Securities Act and subject to the restrictions of a 180-day lock-up agreement with Deutsche Borse AG, required as part of the listing of our shares of Class A common stock on the Frankfurt Stock Exchange. In addition, after a default, these lenders have the right to require us to register any or all of the shares of our common stock held by them.

   ADL and the lenders to whom ADL has pledged its shares of our common stock have undertaken in accordance with the Regulations of the Frankfurt Stock Exchange and in compliance with the applicable regulations of the German national corporate law not to offer, sell, announce such sale or take any other action economically equivalent to a sale of any of the shares of Class A common stock still held by them on or outside of the stock exchange within a period of 180 days from the date of the admittance of the Class A common stock to the official list of the Frankfurt Stock Exchange.

Stock Options

   After completion of this offering, but not prior to 180 days following the date of this prospectus, we intend to file a registration statement on Form S-8 with respect to the aggregate number of shares of common stock issuable under our stock option and incentive plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, except that affiliates must comply with Rule 144.

Registration Rights

   We entered into a Registration Rights Agreement with ADL pursuant to which ADL and its transferees have the right to request the registration of shares of our common stock held by them whenever we propose to register any shares of common stock for our own or another's account under the Securities Act for a public offering, other than registrations in respect of shares to be used in connection with a business combination or shares relating to our employee benefit plans. ADL and its transferees also have the right, on up to five occasions beginning six months after the completion of this offering, to demand that we register under the Securities Act any or all shares of our common stock held by them. ADL's rights to request registration of our common stock remain subject to:

  . its agreement with the underwriters not to sell or transfer any shares for a period of 180 days after the consummation of this offering

  . its obligation, as part of the listing of our Class A common stock on the official list of the Frankfurt Stock Exchange with participation in SMAX, not to sell or transfer any shares of our Class A common stock for a period of 180 days after the consummation of this offering

  . our right, at the request of any underwriter in any proposed offering, to cut-back the number of shares of stock to be offered thereby

  . our right not to effect any registration of our shares of common stock within 180 days of any other public offering of our securities

   In connection with the registration of any ADL-owned shares, we agreed to pay all costs and expenses of ADL, other than underwriting discounts and commissions.

                                  UNDERWRITING

   Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Chase Securities Inc., Thomas Weisel Partners LLC and Fidelity Capital Markets, a division of National Financial Services LLC, are acting as representatives, have each agreed to purchase from us the respective number of shares of Class A common stock shown opposite its name below:

                                                                      Number
   Underwriters                                                      of Shares
   ------------                                                      ---------
   Lehman Brothers Inc..............................................
   Chase Securities Inc.............................................
   Thomas Weisel Partners LLC.......................................
   Fidelity Capital Markets, a division of National Financial
    Services LLC....................................................
                                                                     ---------
     Total.......................................................... 7,250,000
                                                                     =========

   The underwriting agreement provides that the underwriters' obligations to purchase shares of Class A common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of Class A common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of Class A common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The representatives have advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling
concession not in excess of $   per share. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $   per share to brokers and
dealers. After this offering, the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option to purchase up to an aggregate of 1,087,500 additional shares of Class A common stock, to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of Class A common stock proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated under the over-allotment option to sell the shares of Class A common stock to the underwriters.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,087,500 additional shares of Class A common stock. This underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the shares from us. On a per share basis, the underwriting fee is 7% of the public offering price. The amount of these fees has been determined by negotiations between the underwriters and us.

                                                            Total
                                                -----------------------------
                                                   Without          With
                                      Per Share Over-Allotment Over-Allotment
                                      --------- -------------- --------------
   Underwriting fees to be paid by
    us...............................    $           $              $

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $3.0 million. The following table details these expenses. All amounts shown are estimates, with the exception of the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee:

SEC Registration Fee................................................ $   39,600
NASD Filing Fee..................................................... $   15,500
Nasdaq National Market Listing Fee.................................. $   95,000
Frankfurt Stock Exchange Listing Fee................................ $   10,000
Accounting Fees and Expenses........................................ $1,000,000
Legal Fees and Expenses............................................. $  800,000
Printing Expenses................................................... $  500,000
Blue Sky Qualification Fees and Expenses............................ $   12,000
Transfer Agent's Fee................................................ $   25,000
Miscellaneous....................................................... $  513,000
                                                                     ----------
  TOTAL............................................................. $3,010,100
                                                                     ==========

   We have agreed that, without the prior consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be, converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. ADL, all of ADL's and our directors and executive officers have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

   c-quential has committed to Deutsche Borse AG ("DBAG") in compliance with the applicable regulations of German stock corporation law, not to directly or indirectly offer for sale, sell, announce such sale or take any other action economically equivalent to a sale of any Class A common stock within a period of six months from the date of the listing of the Class A common stock on the Frankfurt Stock Exchange.

   ADL and the lenders to whom ADL has pledged its shares of our common stock have undertaken in accordance with the regulations of the Frankfurt Stock Exchange and in compliance with the applicable regulations of the German national corporate law not to offer, sell, announce such sale or take any other action economically equivalent to a sale of any of the Class A common stock still held by them on or outside of the stock exchange within a period of 180 days from the date of the admittance of the Class A common stock to the Frankfurt Stock Exchange.

   Prior to this offering, there has been no public market for the shares of Class A common stock. The public offering price will be negotiated between the representatives and us. In determining the public offering price of the Class A common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Fidelity Capital Markets, a division of National Financial Services LLC, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

   We and ADL have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   Until the distribution of the Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of Class A common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the Class A common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A common stock.

   The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

   Purchasers of the shares of Class A common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price listed on the cover page of this prospectus.

   The representatives have informed us that they do not intend to confirm sales of shares of Class A common stock in excess of 5% of the shares offered by them to any accounts over which they exercise discretionary authority.

   At our request, the underwriters have reserved up to 507,500 shares, or 7% of the Class A common stock offered by this prospectus, for sale to ADL's officers, directors, employees and members of employees' families through a directed share program at the public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Participants in the directed share program will agree not to, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 90 days, and in some cases 180 days, from the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   Lehman Brothers Inc. has been engaged by ADL as a financial advisor to review and evaluate strategic alternatives concerning the development of ADL's business, including general advice with respect to acquisitions, divestitures, joint ventures and other corporate transactions. Lehman Brothers Inc. will receive customary fees for these services.

   Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing you the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager of, or a syndicate member in, numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   Chase Manhattan International Limited will act as selling agent outside the United States for Chase Securities Inc.

   We intend to use approximately $9 million of the net proceeds of the offering to repay indebtedness to The Chase Manhattan Bank that we have assumed from ADL. The Chase Manhattan Bank is an affiliate of Chase Securities Inc., one of the underwriters. Under Rule 2710(c)(8) of the Conduct Rules of the NASD, Chase Securities Inc. may be deemed to have a "conflict of interest" with us. This offering is being conducted in accordance with Rule 2710(c)(8), which provides that, among other things, when an NASD member participates in the underwriting of the equity securities of a company with which it is deemed to have a conflict of interest, the public offering price per share can be no higher than that recommended by a "qualified independent underwriter", or "QIU", meeting certain standards.

   In accordance with this requirement, Lehman Brothers Inc. has assumed the responsibilities of acting as a QIU. In its role as QIU, Lehman Brothers Inc. has performed a due diligence investigation and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We, ADL and the other underwriters have agreed to indemnify Lehman Brothers Inc. in its capacity as QIU against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Lehman Brothers Inc. in its capacity as QIU may be required to make in respect of any of those liabilities.

                    Trading on the Frankfurt Stock Exchange

   Trading of shares listed on the Frankfurt Stock Exchange takes place on the floor of the stock exchange, but is computer-aided. Markets in listed securities are generally of the auction type, but listed securities also change hands in inter-bank dealer markets off the Frankfurt Stock Exchange. Price formation in the Frankfurt Stock Exchange is determined by open bid by appointed specialists (Freimakler) who are themselves exchange members, but who do not, as a rule, deal with the public. Prices of currently traded securities are displayed continuously during trading hours. At the halfway point of each trading day, a single standard quotation is determined for all shares.

   The members' association of the Frankfurt Stock Exchange publishes a daily list of prices which contains the standard prices of all traded securities, as well as their highest and lowest quotations during the past year at http://www.exchange.de.

   Shares traded on the Frankfurt Stock Exchange are also traded on a computer-aided system called Xetra. Trading takes place on every business day between 9:00 a.m and 8:00 p.m., Frankfurt time. Trading within the Xetra system is done by banks and securities dealers who have been admitted to trading on at least one of Germany's stock exchanges. Xetra is integrated into the Frankfurt Stock Exchange and is subject to its rules and regulations.

   Transactions on the Frankfurt Stock Exchange (including transactions within the Xetra system) are settled on the second business day following trading. Trading can be suspended by the Frankfurt Stock Exchange if orderly stock exchange trading is temporarily endangered or if a suspension is in the public interest.

   Trading on German stock exchanges is regulated by the responsible authorities of the states (Laender) where the seat of the stock exchange has its seat. The Frankfurt Stock Exchange is regulated by the Ministry of Economics of Hessia. The Federal Supervisory Office for Securities Trading (Bundesaufsichtsamt fur den Wertpapierhandek) among other things, supervises all trades, on and off exchange, to detect insider trading.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the Class A common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that we have filed. This prospectus identifies all provisions of the exhibits to the registration statement that are material to an understanding of c-quential or this offering. You may inspect the registration statement, including exhibits, without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. You may inspect and copy the same at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                                   c-quential

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
C-QUENTIAL FINANCIAL STATEMENTS

  Independent Auditors' Report............................................. F-2

  Balance Sheets........................................................... F-3

  Statements of Operations................................................. F-4

  Statements of Practice Equity............................................ F-5

  Statements of Cash Flows................................................. F-6

  Notes to Financial Statements............................................ F-7

UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

  Interim Condensed Balance Sheets......................................... F-14

  Interim Condensed Statements of Operations............................... F-15

  Interim Condensed Statements of Cash Flows............................... F-16

  Notes to Unaudited Interim Condensed Financial Statements................ F-17


UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  Unaudited Pro Forma Condensed Balance Sheets............................. F-20

  Unaudited Pro Forma Condensed Statements of Operations................... F-21

  Notes to Unaudited Pro Forma Condensed Financial Statements.............. F-23

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors of
Arthur D. Little, Inc. and c-quential, Inc.:

   We have audited the accompanying balance sheets of c-quential (predecessor to c-quential, Inc.)- (representing the telecommunications, information technology, media and electronics industries-focused consulting practice of Arthur D. Little, Inc.) as of December 31, 1999 and 1998, and the related statements of operations, Practice equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of c-quential as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Boston, Massachusetts
May 5, 2000
                                   c-quential
                       (predecessor to c-quential, Inc.)
                                 BALANCE SHEETS
                                 (in thousands)

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
                            ASSETS
Current Assets:
  Cash and cash equivalents.................................... $   --  $   304
  Accounts receivable and unbilled services - payable on
   receipt to Arthur D. Little, Inc............................  16,591  24,048
  Other current assets.........................................     --       28
  Deferred tax assets..........................................     --        5
                                                                ------- -------
    Total current assets.......................................  16,591  24,385
Property and equipment, net....................................     --       79
Goodwill.......................................................     --    3,969
                                                                ------- -------
    Total assets............................................... $16,591 $28,433
                                                                ======= =======
                LIABILITIES AND PRACTICE EQUITY
Current Liabilities:
  Accounts payable to Arthur D. Little, Inc.................... $16,591 $24,048
  Trade payable and other accrued expenses.....................     --      790
  Debt assumed from Arthur D. Little, Inc......................     --      --
                                                                ------- -------
    Total current liabilities..................................  16,591  24,838
                                                                ------- -------
Commitments and Contingencies
Practice Equity:
  Arthur D. Little, Inc.'s net equity investment...............     --    3,595
                                                                ------- -------
    Total Practice equity......................................     --    3,595
                                                                ------- -------
    Total liabilities and Practice equity...................... $16,591 $28,433
                                                                ======= =======


                       See notes to financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                       Year Ended December 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- ------- --------
Professional service revenue:
  Direct professional service revenue................. $58,170 $73,267 $101,620
  Subcontracted from Arthur D. Little, Inc............   2,986   3,564    4,960
                                                       ------- ------- --------
    Total professional service revenue................  61,156  76,831  106,580
                                                       ------- ------- --------
Costs of services:
  Direct costs of services............................  18,515  24,145   36,014
  Arthur D. Little, Inc. subcontract costs............  20,111  23,126   26,138
                                                       ------- ------- --------
    Total costs of services...........................  38,626  47,271   62,152
                                                       ------- ------- --------
Gross profit..........................................  22,530  29,560   44,428
Selling, general and administrative expenses..........  14,344  19,745   27,294
                                                       ------- ------- --------
Income before taxes...................................   8,186   9,815   17,134
Provision for income taxes............................   3,193   3,730    6,340
                                                       ------- ------- --------
Net income............................................ $ 4,993 $ 6,085 $ 10,794
                                                       ======= ======= ========


                       See notes to financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
                         STATEMENTS OF PRACTICE EQUITY
                                 (in thousands)

                                                        Arthur D. Little, Inc.'s
                                                         Net Equity Investment
                                                        ------------------------
BALANCE, JANUARY 1, 1997...............................         $    --
  Net income...........................................            4,993
  Earnings retained by Arthur D. Little, Inc...........           (4,993)
                                                                --------
BALANCE, DECEMBER 31, 1997.............................              --
  Net income...........................................            6,085
  Earnings retained by Arthur D. Little, Inc...........           (6,085)
                                                                --------
BALANCE, DECEMBER 31, 1998.............................              --
  Contribution of Contactica...........................            4,175
  Net income...........................................           10,794
  Earnings retained by Arthur D. Little, Inc...........          (11,374)
                                                                --------
BALANCE, DECEMBER 31, 1999.............................         $  3,595
                                                                ========


                       See notes to financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income........................................ $ 4,993  $ 6,085  $ 10,794
                                                    -------  -------  --------
 Adjustments to reconcile net income to net cash
  provided by operating activities prior to
  distribution and changes in payable to Arthur D.
  Little, Inc.:
  Depreciation and amortization....................     --       --        636
  Provision for doubtful accounts..................     448      259     1,398
  Deferred income taxes............................     --       --         (5)
  Changes in assets and liabilities, net of effects
   of acquisition:
   Accounts receivable and unbilled services.......  (2,417)  (2,810)   (8,509)
   Other current assets............................     --       --        467
   Trade payables and other accrued expenses.......     --       --        (66)
                                                    -------  -------  --------
    Total adjustments..............................  (1,969)  (2,551)   (6,079)
                                                    -------  -------  --------
   Net cash provided by operating activities prior
    to distribution and changes in payable to
    Arthur D. Little, Inc..........................   3,024    3,534     4,715
                                                    -------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payable to Arthur D. Little, Inc................   1,969    2,551     6,963
   Earnings retained by Arthur D. Little, Inc......  (4,993)  (6,085)  (11,374)
                                                    -------  -------  --------
    Net cash used for the financing activities.....     --       --     (4,411)
                                                    -------  -------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........     --       --        304
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....     --       --        --
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........... $   --   $   --   $    304
                                                    =======  =======  ========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING
 INFORMATION:
Contribution of Contactica business to c-quential
 by Arthur D. Little, Inc. ........................ $   --   $   --   $  4,175
                                                    =======  =======  ========

                       See notes to financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                         NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)

1.   OVERVIEW AND BASIS OF PRESENTATION

   The financial statements of c-quential (predecessor to c-quential, Inc.) (the "Company") reflect the operations of the telecommunications, information technology, media and electronics industries-focused consulting practice of Arthur D. Little, Inc. ("ADL"), which serves the telecommunications, information technology, media and electronics industries. The c-quential practice was formed in 1995. For the periods presented, ADL has had the ability to direct all operations of the Company. The Company is a global provider of management and technology consulting services principally to the telecommunications, information technology, media and electronics industries.

   In March 2000, ADL formed a separate wholly owned subsidiary named c-quential, Inc., a Delaware corporation, which will succeed to the c-quential operations. Prior to the initial public offering ADL intends to transfer certain assets, liabilities and employees to the Company. In return ADL will receive all the shares of c-quential, Inc. and c-quential, Inc. will assume approximately $40,000 of ADL's third party debt. This debt is not directly related to the operations of c-quential, Inc. and is therefore deemed to be a preferential distribution at the time of repayment. Tax benefits arising as part of this transaction will continue to be allocated to ADL. Because c-quential, Inc. had neither net assets nor operations prior to the transfer from ADL of the telecommunications, information technology, media and electronics industries-focused consulting practice to c-quential, Inc., the financial statements of c-quential, Inc.'s predecessor have been provided in this registration statement.

   Subsequent to the offering, the third party debt will be repaid with the proceeds of the offering. Management does not anticipate that c-quential will incur any significant amount of interest chargerelative to the debt since it will be repaid immediately. ADL plans to retain at least an 80% interest in c-quential, Inc.

   The accompanying financial statements are presented on a carve-out basis and reflect the historical results of operations, financial position and cash flows of the Company. For purposes of deriving direct costs of services, the Company considered ADL professionals who charged 70% or more of their billable hours to telecommunications, information technology, media and electronics industries-related engagements during any year to be c-quential staff for that year. For all periods presented, certain expenses reflected in the financial statements include an allocation of ADL's corporate expenses and regional infrastructure costs. Management believes that the methods used to allocate expenses are reasonable, although the costs of services could be higher if obtained from other sources. In addition, certain service fee revenue and costs of service fee revenue have been reflected by c-quential for services subcontracted to c-quential by ADL. The service fee revenue, cost of service fee revenue and allocated expenses have been reflected on bases that ADL and c-quential consider to be a reasonable reflection of the services provided and revenue earned by c-quential and the utilization of services provided by ADL and the benefit received by c-quential.

   The financial information included herein may not reflect the financial position, operating results, changes in ADL's net investment and cash flows of c-quential in the future or what they would have been had c-quential been a separate, stand-alone entity during the periods presented. Accounts receivable reflected on the balance sheets are those representing trade receivables from c-quential cases. c-quential does not have rights to the receipts on these trade receivables, and accordingly, an offsetting payable to ADL is reflected on the balance sheets. This payable to ADL does not represent borrowings from ADL, and, accordingly, no interest expense has been imputed on the payable balance.

   ADL and c-quential, Inc. intend to enter into a series of agreements that specify services and facilities that ADL will supply in the future and the basis for the calculation of the costs of services to be provided. The provisions of the agreements are consistent with the historical presentation of expenses seen in these financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition--Revenue from substantially all engagements are recognized, as services are provided based upon hours worked and contractually agreed-upon hourly rates. The Company may also receive "incentive revenue" on a contingent basis. Incentive revenue is based upon agreed upon formulas relating to customer specific measures. Measurements are performed at time intervals specified in the contract. Both the Company and the client agree to the measurements and corresponding incentive fees earned by the Company at these contractual time intervals. Incentive revenue is recorded at that time. Provision is made for estimated unbillable and uncollectable amounts. The Company also bills its clients for expenses, which include travel, other out-of-pocket expenses and other reimbursable expenses. These billed expenses amounted to $7,421, $9,148, and $12,938 in 1997, 1998, and 1999, respectively.
Such amounts are netted against the expense amounts in the accompanying income statements.

   Foreign Currency--The functional currency for most of the Company's non-U.S. operations is the local currency. The assets and liabilities of these operations are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at the average of monthly exchange rates. Revenue and expense transactions generally occur in the local currency of the transacting office and, accordingly, do not result in transaction gains or losses. Transaction gains or losses in currencies other than the functional currency have not been material in the periods presented. The U.S. dollar is used as the functional currency for operations in highly inflationary economies. Gains or losses from translation are included in operations.

   Fair Value of Financial Instruments--The Company determines the fair value of financial instruments and includes this information in the notes to the financial statements when the fair value is materially different from the carrying value of those financial instruments. As of December 31, 1999 and 1998, the carrying values of the Company's financial instruments, which consist primarily of receivables approximated their fair values because of their short term nature.

   Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Accounts Receivable--Accounts receivable include outstanding trade accounts receivable as well as certain unbilled amounts owed to ADL (but attributable to c-quential cases) by clients in accordance with contracts. Unbilled amounts represent that portion of revenues earned and expenses incurred on client contracts which have not yet been billed. The unbilled amounts at December 31, 1998 and 1999 was approximately $4,019 and $3,192, respectively. The allowance for doubtful accounts amounted to $1,359 and $2,757, in 1998 and 1999, respectively.

   Property and Equipment--Property and equipment is stated at cost. Depreciation is provided primarily using the straight-line method over the estimated useful lives of the property and equipment over 3 years. At December 31, 1999, property and equipment consisted primarily of equipment and motor vehicles net of accumulated depreciation of $339.

   Deferred Revenue--Deferred revenue represents amounts paid to the Company in advance of services rendered. For the years ended December 31, 1998 and 1999, such advance payments amounted to $1,018 and $5,232, respectively. The advances are due to the Company from ADL, accordingly, the receivable and the deferred liability have been included in the intercompany accounts with ADL.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


   Goodwill--Goodwill represents the excess of costs over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a period of seven years. Accumulated amortization was $598 as of December 31, 1999.

   Impairment of Long Lived Assets--Long-lived assets to be held and used are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost (net realizable value) to sell.

   Income Taxes--These historical financial statements reflect the tax expense of the Company as if it were a stand-alone entity filing its own tax return. It has, however, historically filed as part of the ADL consolidated returns.

   Recently Issued Accounting Pronouncements--In June 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended by SFAS No. 137 which requires adoption of the SFAS requirements by the Company effective January 1, 2001. This statement requires all derivative instruments to be carried on the consolidated balance sheet at fair value. It also discusses changes to the requirements for hedge accounting. In the opinion of management, the effect of adoption of this standard will not have a material impact on the operating results of the Company.

   In December 1999, the SEC released Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views regarding when a business enterprise should recognize revenue from transactions with customers. c-quential's revenue practices fall within, and are in compliance with, AICPA Statement of Position No. 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." SAB 101 did not modify the precepts of SOP 81-1. Accordingly, no changes to either reported revenues or c-quential's accounting policies are expected.

3. STEP ACQUISITION OF CONTACTICA

   Cambridge Consultants Limited, a wholly owned subsidiary of ADL, purchased a 28% interest in Contactica Limited, a United Kingdom Company, and Contactica Asia Limited, a Hong Kong Limited Company in 1993. ADL had recorded its pro-rata portion of Contactica losses to the extent of its investment. These losses were recorded prior to 1997.

   As of January 31, 1999, ADL acquired the remaining 72% of Contactica Limited, and Contactica Asia Limited, for $4,521 in cash and stock. 50% of the purchase price was paid in cash at the time of closing with the remaining 50% to be paid over three years in cash and stock of ADL. The number of shares to be issued will be determined based on the fair market value of ADL stock at the time of each subsequent payment as determined by semi-annual valuations of ADL by an independent appraiser. The transaction has been accounted for using the purchase method of accounting. Results of operations of Contactica Limited have been included in the statements of income for the period beginning January 31, 1999. The aggregate acquisition price of the shares exceeded the fair value of the net assets at the date of acquisition by approximately $4,567. The resulting goodwill is being amortized on a straight-line basis over seven years.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


   Following are the Company's unaudited pro forma results for 1997, 1998 and 1999 assuming the acquisition occurred on January 1:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------- ------- --------
   Professional service revenue........................ $65,165 $79,723 $107,184
   Net income..........................................   4,911   5,047   10,799

4. SIGNIFICANT GROUP CONCENTRATIONS

   All of the receivables attributable to c-quential are obligations of companies in the telecommunications, information technology, media and electronics industries. The Company generally does not require collateral or other security on their accounts receivable. The credit risk on these accounts is controlled through credit approvals, limits and monitoring procedures. No customer exceeded 10% of c-quential's revenue for the years ended December 31, 1997, 1998 and 1999, nor did any customer exceed 10% of accounts receivable at December 31, 1998 and 1999.

   Professional service revenue is assigned to specific geographic regions based on the location of the office responsible for securing the contract. Revenue was assigned to the following countries and geographic regions:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------- ------- --------
   United States....................................... $10,695 $12,493 $ 14,393
   International:
     United Kingdom....................................   6,357   7,252   11,802
     Germany...........................................   5,721  11,137   10,656
     Other European....................................  19,162  30,381   50,459
     Asia Pacific......................................   8,851   5,747   12,350
     Latin America.....................................   8,719   7,434    3,983
     Other International...............................   1,651   2,387    2,937
                                                        ------- ------- --------
       Total........................................... $61,156 $76,831 $106,580
                                                        ======= ======= ========

   c-quential currently operates in one segment, management consulting to the telecommunications, information technology, media and electronics industries. Segment determination is based on the way management makes decisions, allocates resources and assesses performance.

5. TRANSACTIONS WITH ADL

   The Company's costs and expenses include allocations from ADL for certain general administrative services including information technology, financial, treasury, legal, insurance and other corporate functions as well as certain costs of operations including facility charges. These allocations have been estimated on bases that ADL and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. Total allocated charges were $14,344, $19,745, and $25,621 in 1997, 1998, and 1999, respectively. The allocation of expenses from ADL was computed using a ratio of c-quential direct employee compensation costs in the various jurisdictions as a percentage of the total ADL consolidated direct employee compensation costs in the same jurisdictions applied to the pool of expenses incurred by ADL in those jurisdictions. However, these allocations of costs and expenses do not necessarily indicate the costs and expenses that would have been or will be incurred by the Company on a stand-alone basis.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

Management estimates that it would have incurred additional selling, general and administrative expenses if c-quential had been operating as a stand-alone publicly traded company. Such selling, general and administrative expenses would likely include, but not be limited to, executive management costs and related overhead, public company costs, and insurance and risk management costs. Also included in costs and expenses is a fee charged by ADL as a trademark license fee based on a percentage of revenue for use of the Arthur D. Little, Inc. name, which fee will be discontinued on the date of the transfer. Such fees were $937, $1,126, and $1,847 in 1997, 1998 and 1999, respectively.
Our agreements with ADL permit us to use the Arthur D. Little, Inc. name for five years following the offering.

   In addition, included in the financial statements is revenue which has been reflected by c-quential for certain services subcontracted to c-quential by ADL under ADL's contractual agreements for non-c-quential engagements. Revenue applicable to these contracts were $2,986, $3,564 and $4,960 in 1997, 1998, and 1999, respectively. Certain services also have been subcontracted to ADL by c-quential under c-quential's contractual agreements and are included in cost of services in the financial statements. Cost of services applicable to these contracts were $20,111, $23,126, and $26,138 in 1997, 1998, and 1999, respectively. These costs of services represent 85% of the professional service revenue at standard billing rates recognized ($23,660, $27,207 and $30,751 in 1997, 1998 and 1999, respectively) by c-quential in the accompanying statements of operations. Management believes that the terms under which these services are provided or received will not change materially when ADL and c-quential, Inc. execute final intercompany service agreements.

6. INCOME TAXES

   The Company's operations have been included in the consolidated income tax returns filed by ADL. If ADL or other members of the consolidated group fail to make tax payments required by law, the tax authorities would have the ability to assess any member of the consolidated group including c-quential's successor, c-quential, Inc. The provision for income taxes reflected in the statements of operations and the deferred tax assets reflected in the balance sheets have been computed as if c-quential had filed a separate tax return.

   The provision (benefit) for income taxes is summarized as follows:

                                                         Year Ended December
                                                                 31,
                                                        -----------------------
                                                         1997    1998     1999
                                                        ------  -------  ------
   Current
     Domestic.......................................... $  297  $   557  $  575
     State.............................................    138       70     177
     Foreign...........................................  3,037    4,278   6,135
                                                        ------  -------  ------
       Total current................................... $3,472  $ 4,905  $6,887
                                                        ======  =======  ======
   Deferred
     Domestic.......................................... $ (279) $  (969) $ (602)
     State.............................................    --       --      --
     Foreign...........................................    --      (206)     55
                                                        ------  -------  ------
       Total deferred.................................. $ (279) $(1,175) $ (547)
                                                        ======  =======  ======

   In connection with the asset transfer, ADL may incur certain tax obligations relating to the transfer of its businesses. Such transfer may result in ADL paying taxes. As a result, c-quential, Inc. may have an increase in its tax bases and will accordingly receive future tax benefits. ADL and c-quential, Inc. will enter into a Tax Allocation Agreement which specifies that such tax benefits if they arise will be used by ADL and not c-quential, Inc.

                                   c-quential
                       (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)


   The Agreement also specifies that should ADL spin-off the remaining holdings of the Company at some time in the future, the Company has agreed to indemnify ADL for any tax liability it suffers arising out of actions taken by the Company (excluding the issuance of stock upon the exercise of stock options), before or after a spin-off by ADL that would cause the spin-off to lose its qualification as a tax-free distribution for United States federal income tax purposes.

7. BENEFIT PLANS

   ADL has several U.S. and non-U.S. benefit plans that provide benefits to substantially all employees. Amounts related to c-quential employees have been included in costs of services in the accompanying financial statements. Contributions on behalf of c-quential, Inc. employees to both the Arthur D. Little, Inc. Employee Stock Ownership Plan (the "ESOP") and the Arthur D. Little Inc. Employees' MDT Retirement Plan (the "MDT Plan") will be continued by c-quential, Inc., for the remainder of 2000. Replacement plans have not yet been formulated. New plans will be established within three years.

   Employee Stock Ownership Plan--The ESOP is a defined contribution plan which is designed to invest primarily in ADL stock. Contributions are made to participants' accounts based on a percentage of their eligible earnings. Total contributions on behalf of c-quential employees to this plan were $221, $428 and $479 for 1997, 1998, and 1999, respectively. Shares of ADL stock are subject to a put option. Such option can only be exercised by an employee upon termination of employment with ADL or its affiliated companies. c-quential, Inc. does not have an obligation to fund ADL's repurchase of a terminated employee's shares.

   MDT Plan--The MDT Plan is a defined contribution plan covering employees of Arthur D. Little, Inc. and certain affiliated entities. Benefits under the MDT Plan are based on the amount of ADL contributions and the earnings on the balances in the members' accounts. The annual contribution is based on a formula that is applied to each participating employee's compensation, subject to discretionary adjustments by the Board of Directors of ADL. Only U.S. employees attributed to c-quential receive benefits under this plan. Total contributions on behalf of c-quential employees to this plan were $204, $282, and $194 for 1997, 1998, and 1999, respectively.

   Non-U.S. Employee Defined Benefit Plans--ADL sponsors several non-U.S. employee benefit plans. The Company's funding policy for its defined benefit plans is to contribute an amount annually based upon actuarial assumptions designed to achieve adequate funding of projected benefit obligations. Pension expense applicable to c-quential staff amounted to $58, $34, and $54 in 1997, 1998, and 1999, respectively. c-quential will not be responsible for the unfunded status, if any, of the defined benefit plans.

   Non-U.S. Employee Defined Contribution Plans -In addition to the above plans, ADL also sponsors other defined contribution plans which cover employees. Contributions are based upon a percentage of the annual eligible earnings of each employee. Certain plans allow for employee contributions into the plans. Contributions to these plans on behalf of certain c-quential designated employees amounted to $396, $790, and $1,085, in 1997, 1998 and 1999, respectively.

8. STOCK PURCHASE AND AWARD PLANS

   Stock Purchase Plans--ADL maintains various stock purchase plans ("SPP's") which allow for designated employees and directors to purchase shares of ADL common stock at its fair market value. ADL also maintains various stock award plans ("SAP's") which allow for employees to receive shares of the Company's common stock as a performance award in lieu of cash. The number of shares issued under the
                                   c-quential
                       (predecessor to c-quential, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)

SAP's is determined based upon the fixed dollar amount of the award at the grant date and the fair market value at the end of the vesting period. Generally, the awards vest over a three to five year period. Certain c-quential employees have participated in such plans. Compensation charges relative to the amortization of the discounts and awards described above have not been material to these financial statements.

   The shares purchased under these plans are subject to a call by ADL at the time of an employee's termination from ADL or its affiliated companies. c-quential, Inc. does not have an obligation to fund ADL's repurchase of an employee's shares.

9.SUBSEQUENT EVENTS (UNAUDITED)

   On August 26, 2000, ADL transferred employees, certain accounts receivable balances, property and equipment, employment liabilities and the assets and liabilities of Contactica to the Company. In return ADL received all the shares of c-quential, Inc. and c-quential, Inc. assumed approximately $40,000 of ADL's third party debt. This debt is not directly related to the operations of c-quential, Inc. and is therefore deemed to be a preferential distribution. ADL has retained a portion of the receivables (billed and unbilled) attributable to c-quential cases as recorded through the transfer date. At the same time the Company entered into a series of agreements with ADL that specify services and facilities that ADL will supply in the future.

   As part of the transfer, c-quential, Inc. became the primary lessee under certain office leases previously held by ADL. These leases expire in 2002 and 2003. Minimum future annual rental payments under these non-cancelable operating leases are as follows:

   2000.................................................................... $ 78
   2001....................................................................  234
   2002....................................................................  168
                                                                            ----
   Total................................................................... $480
                                                                            ====

   As of August 26, 2000, c-quential, Inc., in addition to assuming the $40 million of ADL debt, became a guarantor, along with several other ADL subsidiaries, guaranteeing amounts outstanding under the Credit Agreement and Senior Note Agreement of ADL (the "Agreements"). As of September 1, 2000, ADL had $56.5 million outstanding under the Agreements. The Agreements expire on June 1, 2001. The maturities of this ADL debt accelerate to December 29, 2000 as a result of an initial public offering by c-quential, Inc. c-quential, Inc. shall be released from the guarantee at the time of the initial public offering.

   The agreements governing ADL's indebtedness include restrictive covenants which provide, among other things, that except as permitted under the debt agreements, ADL will not and that ADL will cause each of its subsidiaries, including us, not to:

  . incur additional indebtedness (with an exception permitting debt incurred by us up to an aggregate of the lesser of $50 million or the amount of net proceeds of this offering)

  . create any liens or encumbrances on its assets or make any guarantees

  . make investments that, together with all investments of ADL and its subsidiaries, exceed 5% of ADL's consolidated total assets (approximately $16 million as of August 25, 2000) in the aggregate, excluding loans or advances to employees that do not exceed $5 million in the aggregate, investments in wholly-owned subsidiaries and investments consisting of intercompany debt

  .  pay dividends, or issue, redeem or retire capital stock

  . dispose of or sell assets or enter into a merger or a similar transaction
                                   c-quential
                       (predecessor to c-quential, Inc.)

                        INTERIM CONDENSED BALANCE SHEETS
                                 (in thousands)

The Company has agreed with ADL that we will not take any action to cause ADL to breach its covenants in the debt agreements through December 29, 2000, the accelerated maturity date of the indebtedness evidenced by these agreements. As a result, these restrictions limit the Company's ability to issue equity, to make acquisitions, to incur debt, to pay dividends, to make investments, to sell assets, to merge and to raise capital. ADL's obligation to cause the Company to comply with these restrictions will continue until the outstanding indebtedness under the debt agreements is paid in full. Though the scheduled maturity date of the debt is December 29, 2000, we cannot be sure that ADL will pay the debt in full by that date. As a result, the restrictions could remain in effect after December 29, 2000 and until the debt is paid in full.

   On August 28, 2000 the Board of Directors of c-quential, Inc. authorized 13,500,000 shares of Class A common stock for issuance under the 2000 Stock Option and Incentive Plan (the "option plan"). The option plan, which is currently administered by the Compensation Committee of the Board of Directors of c-quential, Inc., provides for the granting of incentive awards in the form of stock options to directors, executive management, key employees, and outside consultants of c-quential, Inc. and its subsidiaries. The right to purchase shares under the stock option agreements typically vest over a three year period. Stock options must be exercised within 10 years from the date of grant. Stock options are generally issued at fair market value. As of September 1, 2000 c-quential, Inc. has issued options to purchase 4,976,820 common shares at an exercise price per share of $13.00.

                                                                     June 30,
                                           December 31,  June 30,      2000
                                               1999        2000      Pro Forma
                                           ------------ ----------- -----------
                                                        (unaudited) (unaudited)
                  ASSETS
Current Assets:
  Cash and cash equivalents...............   $   304      $   299     $ 1,170
  Accounts receivable and unbilled
   services -- payable on receipt to
   Arthur D. Little, Inc. ................    24,048       33,039      10,113
  Other current assets....................        28        1,584       2,304
  Deferred tax assets.....................         5          104          36
                                             -------      -------     -------
    Total current assets..................    24,385       35,026      13,623
Property and equipment, net...............        79           47       1,268
Other assets..............................       --           --           84
Goodwill..................................     3,969        3,643       3,643
                                             -------      -------     -------
    Total assets..........................   $28,433      $38,716     $18,618
                                             =======      =======     =======
     LIABILITIES AND PRACTICE EQUITY
Current Liabilities:
  Accounts payable to Arthur D. Little,
   Inc. ..................................   $24,048      $36,811     $ 5,143
  Trade payable and other accrued
   expenses...............................       790        1,655       3,771
  Deferred revenue........................       --           --        5,992
  Debt assumed from Arthur D. Little,
   Inc. ..................................       --           --       40,000
                                             -------      -------     -------
    Total current liabilities.............    24,838       38,466      54,906
                                             -------      -------     -------
Commitments and Contingencies
Practice Equity:
  Arthur D. Little, Inc.'s net equity
   investment.............................     3,595          250     (36,288)
                                             -------      -------     -------
    Total Practice equity.................     3,595          250     (36,288)
                                             -------      -------     -------
    Total liabilities and Practice
     equity...............................   $28,433      $38,716     $18,618
                                             =======      =======     =======


         See notes to unaudited interim condensed financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
                   INTERIM CONDENSED STATEMENTS OF OPERATIONS
                                   UNAUDITED
                                 (in thousands)


                                                                Six Months Ended
                                                                ----------------
                                                                July 2, June 30,
                                                                 1999     2000
                                                                ------- --------
Professional service revenue:
  Direct professional service revenue.......................... $53,390 $60,619
  Subcontracted from Arthur D. Little, Inc. ...................   2,550   1,639
                                                                ------- -------
    Total professional service revenue.........................  55,940  62,258
                                                                ------- -------
Costs of services:
  Direct costs of services.....................................  18,024  23,572
  Arthur D. Little, Inc. subcontract costs.....................  14,631   8,363
                                                                ------- -------
    Total costs of services....................................  32,655  31,935
                                                                ------- -------
Gross Profit...................................................  23,285  30,323
Selling, general and administrative expenses...................  13,609  20,819
                                                                ------- -------
Income before taxes............................................   9,676   9,504
Provision for income taxes.....................................   3,580   3,802
                                                                ------- -------
Net income..................................................... $ 6,096 $ 5,702
                                                                ======= =======


         See notes to unaudited interim condensed financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
                   INTERIM CONDENSED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (in thousands)


                                                             Six Months Ended
                                                             ------------------
                                                             July 2,   June 30,
                                                               1999      2000
                                                             --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................. $  6,096  $ 5,702
                                                             --------  -------
 Adjustments to reconcile net income to net cash provided by operating activities prior to distribution and changes in
  payable to Arthur D. Little, Inc.:
  Depreciation and amortization.............................      278      358
  Provision for doubtful accounts...........................       55     (495)
  Deferred income taxes.....................................       (6)     (99)
  Changes in assets and liabilities, net of effects of
   acquisition:
   Accounts receivable and unbilled services................  (12,099)  (8,496)
   Other current assets.....................................      475      (15)
   Trade payables and other accrued expenses................     (189)     865
                                                             --------  -------
    Total adjustments.......................................  (11,486)  (7,882)
                                                             --------  -------
   Net cash provided by (used for) operating activities
    prior to distribution and changes in payable to Arthur
    D. Little, Inc. ........................................   (5,390)  (2,180)
                                                             --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payable to Arthur D. Little, Inc. .......................   12,390   11,222
   Earnings retained by Arthur D. Little, Inc. .............   (7,000)  (9,047)
                                                             --------  -------
    Net cash provided by (used for) the financing
     activities.............................................    5,390    2,175
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      --        (5)
                                                             --------  -------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      --       304
                                                             --------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................. $    --   $   299
                                                             ========  =======
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Contribution of Contactica business to c-quential by Arthur
 D. Little, Inc. ........................................... $  4,175  $   --
                                                             ========  =======


         See notes to unaudited interim condensed financial statements.

                                   c-quential
                       (predecessor to c-quential, Inc.)
           NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. OVERVIEW AND BASIS OF PRESENTATION

   The interim condensed financial statements of c-quential (the "Company") reflect the operations of the telecommunications, information technology, media and electronics industries-focused consulting practice of Arthur D. Little, Inc. ("ADL"), which serves the telecommunications, information technology, media and electronics industries. The c-quential practice was formed in 1995. For the periods presented, ADL has had the ability to direct all operations of the Company. The Company is a global provider of management and technology consulting services principally to the telecommunications, information technology, media and electronics industries.

   In March 2000, ADL formed a separate wholly owned subsidiary named c-quential, Inc., a Delaware corporation, which will succeed to the c-quential operations. Prior to the initial public offering ADL intends to transfer certain assets, liabilities and employees to the Company. In return ADL will receive all the shares of c-quential, Inc. and c-quential, Inc. will assume approximately $40,000 of ADL's third party debt. This debt is not directly related to the operations of c-quential, Inc. Tax benefits arising as part of this transaction will continue to be allocated to ADL.

   Subsequent to the offering, the third party debt will be repaid with the proceeds of the offering. Management does not anticipate that c-quential will incur any significant amount of interest charge relative to the debt since it will be repaid immediately. ADL plans to retain at least an 80% interest in c-quential, Inc.

   The interim condensed financial statements as of June 30, 2000, and for the six months ended July 2, 1999 and June 30, 2000, respectively have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and are unaudited. The accompanying interim condensed financial statements are presented on a carve-out basis and reflect the historical results of operations, financial position and cash flows of the Company. For purposes of deriving direct costs of services, the Company considered ADL professionals who charged 70% or more of their billable hours to telecommunications, information technology, media and electronics industries-related engagements during any year to be c-quential staff for that year. For all periods presented, certain expenses reflected in the interim condensed financial statements include an allocation of ADL's corporate expenses and regional infrastructure costs. For the six months ended June 30, 2000, the allocations of ADL's expenses were calculated using a ratio of our direct employee compensation in the various jurisdictions as a percentage of total ADL consolidated direct employee compensation in those same jurisdictions applied to the pool of ADL expenses as calculated on a quarterly basis. For the six months ended July 2, 1999, the allocation was calculated using a ratio of direct compensation costs reported for the year applied to the pool of ADL expenses for each quarter. Management has determined that the effect of using direct compensation costs for the year, rather than direct compensation costs for the quarter, to determine the ratio is not material to the comparative results for each of the quarters presented. Management believes that the methods used to allocate expenses are reasonable, although the costs of services could be higher if obtained from other sources. In addition, certain service fee revenue and costs of service fee revenue have been reflected by c-quential for services subcontracted to c-quential by ADL. The service fee revenue, cost of service fee revenue and allocated expenses have been reflected on bases that ADL and c-quential consider to be a reasonable reflection of the services provided and revenue earned by c-quential and the utilization of services provided by ADL and the benefit received by c-quential.

   The financial information included herein may not reflect the financial position, operating results, changes in ADL's net investment and cash flows of c-quential in the future or what they would have been had c-quential been a separate, stand-alone entity during the periods presented. Accounts receivable reflected on the balance
                                c-quential

                     (predecessor to c-quential, Inc.)

         NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

                          (dollars in thousands)

sheets are those representing trade receivables from c-quential cases. c-quential does not have rights to the receipts on these trade receivables, and accordingly, an offsetting payable to ADL is reflected on the balance sheets. This payable to ADL does not represent borrowings from ADL, and, accordingly, no interest expense has been imputed on the payable balance.

   ADL and c-quential, Inc. intend to enter into a series of agreements that specify services and facilities that ADL will supply in the future and the basis for the calculation of the costs of services to be provided. The provisions of the agreements are consistent with the historical presentation of expenses seen in these financial statements.

   In the opinion of management, the unaudited interim condensed financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's financial position as of June 30, 2000, its results of operations and its results of cash flows for the six months ended July 2, 1999 and June 30, 2000, respectively. Results of the Company's operations for interim periods may not be indicative of results for the full fiscal year.

   The unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 1997, 1998 and 1999 included herein. Accounting policies used in the preparation of the unaudited interim condensed financial statements are consistent in all material respects with the accounting policies described in the notes to audited financial statements.

2. TRANSACTIONS WITH ADL

   The Company's costs and expenses include allocations from ADL for certain general administrative services including information technology, financial, treasury, legal, insurance and other corporate functions as well as certain costs of operations including facility charges. These allocations have been estimated on bases that ADL and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. Total allocated charges were $12,028 and $16,927 in 1999 and 2000, respectively. However, these allocations of costs and expenses do not necessarily indicate the costs and expenses that would have been or will be incurred by the Company on a stand-alone basis. Management estimates that it would have incurred additional selling, general and administrative expenses if c-quential had been operating as a stand-alone publicly traded company. Such selling, general and administrative expenses would likely include, but not be limited to, executive management costs and related overhead, public company costs, and insurance and risk management costs. Also included in costs and expenses is a fee charged by ADL as a trademark license fee based on a percentage of revenue for use of the Arthur D. Little, Inc. name, which fee will be discontinued on the date of the transfer. Such fees were $1,004 and $1,094 in 1999 and 2000, respectively.

   In addition, included in the financial statements is revenue which has been reflected by c-quential for certain services subcontracted to c-quential by ADL under ADL's contractual agreements for non-c-quential engagements. Revenue applicable to these contracts were $2,550 and $1,639 in 1999 and 2000, respectively. Certain services also have been subcontracted to ADL by c-quential under c-quential's contractual agreements and are included in cost of services in the financial statements. Cost of services applicable to these contracts were $14,631 and $8,363 in 1999 and 2000, respectively. These costs of services represent 85% of the professional service revenue recognized at standard billing rates ($17,213 and $9,839 in 1999 and 2000, respectively) by c-quential in the accompanying statements of operations. Management believes that the terms under which these services are provided or received will not change materially when ADL and c-quential, Inc. execute final intercompany service agreements.

                                c-quential

                     (predecessor to c-quential, Inc.)

         NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

                          (dollars in thousands)


3. OTHER MATTERS

   On May 10, 2000, c-quential announced its plans to file this offering and stated its intention to enter into agreements with ADL, including a reorganization agreement, a use and occupancy agreement, a corporate services agreement, a tax allocation agreement, and an intellectual property agreement which are expected to have a significant impact on the financial position and results of operations of c-quential, Inc.

   On August 26, 2000, ADL transferred employees, certain accounts receivable balances, property and equipment, employment liabilities and the assets and liabilities of Contactica to the Company. In return ADL received all the shares of c-quential, Inc. and c-quential, Inc. assumed approximately $40,000 of ADL's third party debt. This debt is not directly related to the operations of c-quential, Inc. and is therefore deemed to be a preferential distribution. ADL has retained a portion of the receivables (billed and unbilled) attributable to c-quential cases as recorded through the transfer date. At the same time the Company entered into a series of agreements with ADL that specify services and facilities that ADL will supply in the future.

   As part of the transfer, c-quential, Inc. became the primary lessee under certain office leases previously held by ADL. These leases expire in 2002 and 2003. Minimum future annual rental payments under these non-cancelable operating leases are as follows:

   2000.................................................................... $ 78
   2001....................................................................  234
   2002....................................................................  168
                                                                            ----
   Total................................................................... $480
                                                                            ====

   As of August 26, 2000, c-quential, Inc., in addition to assuming the $40 million of ADL debt, became a guarantor, along with several other ADL subsidiaries, guaranteeing amounts outstanding under the Credit Agreement and Senior Note Agreement of ADL (the "Agreements"). As of September 1, 2000, ADL had $56.5 million outstanding. The Agreements expire on June 1, 2001. The maturities of this ADL debt accelerate to December 29, 2000 as a result of an initial public offering by c-quential, Inc. c-quential, Inc. shall be released from the guarantee at the time of the initial public offering.

   The agreements governing ADL's indebtedness include restrictive covenants which provide, among other things, that except as permitted under the debt agreements, ADL will not and that ADL will cause each of its subsidiaries, including us, not to:

  . incur additional indebtedness (with an exception permitting debt incurred by us up to an aggregate of the lesser of $50 million or the amount of net proceeds of this offering)

  . create any liens or encumbrances on its assets or make any guarantees

  . make investments that, together with all investments of ADL and its subsidiaries, exceed 5% of ADL's consolidated total assets (approximately $16 million as of August 25, 2000) in the aggregate, excluding loans or advances to employees that do not exceed $5 million in the aggregate, investments in wholly-owned subsidiaries and investments consisting of intercompany debt

  . pay dividends, or issue, redeem or retire capital stock

  . dispose of or sell assets or enter into a merger or a similar transaction
                                c-quential

                     (predecessor to c-quential, Inc.)

         NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

                          (dollars in thousands)

The Company has agreed with ADL that we will not take any action to cause ADL to breach its covenants in the debt agreements through December 29, 2000, the accelerated maturity date of the indebtedness evidenced by these agreements. As a result, these restrictions limit the Company's ability to issue equity, to make acquisitions, to incur debt, to pay dividends, to make investments, to sell assets, to merge and to raise capital. ADL's obligation to cause the Company to comply with these restrictions will continue until the outstanding indebtedness under the debt agreements is paid in full. Though the scheduled maturity date of the debt is December 29, 2000, we cannot be sure that ADL will pay the debt in full by that date. As a result, the restrictions could remain in effect after December 29, 2000 and until the debt is paid in full.

   On August 28, 2000 the Board of Directors of c-quential, Inc. authorized 13,500,000 shares of Class A common stock for issuance under the 2000 Stock Option and Incentive Plan (the "option plan"). The option plan, which is currently administered by the Compensation Committee of the Board of Directors of c-quential, Inc., provides for the granting of incentive awards in the form of stock options to directors, executive management, key employees, and outside consultants of c-quential, Inc. and its subsidiaries. The right to purchase shares under the stock option agreements typically vest over a four year period. Stock options must be exercised within 10 years from the date of grant. Stock options are generally issued at fair market value. As of September 1, 2000 c-quential, Inc. has issued options to purchase 4,976,820 common shares at an exercise price per share of $13.00.

   The unaudited pro forma balance sheet as of June 30, 2000 has been prepared to give effect to the pro forma adjustments to reflect the transfer of approximately $9.1 million of net assets consisting primarily of $10.1 million in accounts receivable related to the c-quential business, $1.9 million in property and equipment and $1.4 million in employee related liabilities. Of the amounts transferred, $1.0 million in net liabilities are not reflected in the historical financial statements. This transfer was necessitated in order to meet the legal requirements associated with achieving the tax objectives of ADL in several jurisdictions. Such amounts were not previously reflected in the historical balance sheet because the amounts were not separately determinable for the periods presented. The pro forma amounts also reflect the assumption of ADL's third party debt as a preferential distribution to ADL, and the issuance to ADL of 18,000,000 shares of Class A common stock and 18,000,000 shares of Class B common stock of the Company. In addition, the Company expects to incur an additional $5.1 million in costs relating to both the separation from ADL and the offering, and approximately $0.6 million in interest expense on the ADL debt assumed. These amounts are expected to be repaid to ADL using the proceeds of the offering and are also reflected in the unaudited pro forma balance sheet.

                                c-quential, Inc.
                 PRO FORMA CONDENSED BALANCE SHEETS (UNAUDITED)
                                 JUNE 30, 2000
                       (in thousands, except share data)

                                        c-quential
                                     (predecessor to
                                    c-quential, Inc.)                  c-quential, Inc.
                            ----------------------------------- -------------------------------------
                                        Transfer       Other                  IPO
                                        Pro Forma    Pro Forma             Pro Forma           IPO
                            Historical Adjustments  Adjustments Pro Forma Adjustments       Pro Forma
                            ---------- -----------  ----------- --------- -----------       ---------
          ASSETS
Current Assets:
  Cash and cash
   equivalents               $   299    $    871 A    $  --      $ 1,170    $44,055 I,H     $ 45,225
  Accounts receivable and
   unbilled services--
   payable on receipt to
   Arthur D. Little, Inc.     33,039     (22,926)B       --       10,113        --            10,113
  Other current assets....     1,584         720 A       --        2,304     (1,569)H            735
  Deferred tax assets.....       104         (68)A       --           36        --                36
                             -------    --------      ------     -------    -------         --------
   Total current assets...    35,026     (21,403)        --       13,623     42,486           56,109
Property and equipment,
 net......................        47       1,221 A       --        1,268        --             1,268
Other assets..............       --           84 A       --           84        --                84
Goodwill..................     3,643         --          --        3,643        --             3,643
                             -------    --------      ------     -------    -------         --------
  Total assets............   $38,716    $(20,098)     $  --      $18,618    $42,486         $ 61,104
                             =======    ========      ======     =======    =======         ========
 LIABILITIES AND PRACTICE
          EQUITY
Current Liabilities:
  Accounts payable to
   Arthur D. Little,
   Inc....................   $36,811    $(37,315)C    $5,647 G   $ 5,143    $(8,899)H       $(3,756)
  Trade payables and other
   accrued expenses.......     1,655       2,116 A       --        3,771        --             3,771
  Deferred revenue........       --        5,992 D       --        5,992        --             5,992
  Debt assumed from Arthur
   D. Little, Inc.........       --       40,000 E       --       40,000    (40,000)I            --
                             -------    --------      ------     -------    -------         --------
   Total current
    liabilities...........    38,466      10,793       5,647      54,906    (48,899)           6,007
                             -------    --------      ------     -------    -------         --------
Commitments and
 Contingencies
Practice/Stockholders'
 equity:
  Preferred stock, par
   value $0.01 per share;
   25,000,000 shares
   authorized, no shares
   issued or outstanding..
  Class A common stock,
   par value $0.01 per
   share; 200,000,000
   shares authorized,
   18,000,000 shares
   issued and outstanding
   pro forma; and
   25,250,000 shares
   issued and outstanding
   IPO pro forma..........                   180 F       --          180         73 H            253
  Class B common stock,
   par value $0.01 per
   share; 50,000,000
   shares authorized,
   18,000,000 shares
   issued and outstanding
   pro forma; and
   18,000,000 shares
   issued and outstanding
   IPO pro forma..........                   180 F       --          180        --               180
  Additional paid-in
   capital (deficit)......               (31,001)F       --      (31,001)    91,312 H,I,J,K   60,311
  Retained earnings.......                   --       (5,647)G    (5,647)       --            (5,647)
  ADL's net equity
   investment.............       250        (250)F       --          --         --               --
                             -------    --------      ------     -------    -------         --------
   Total
    Practice/Stockholders'
    equity................       250     (30,891)     (5,647)    (36,288)    91,385           55,097
                             -------    --------      ------     -------    -------         --------
  Total liabilities and
   Practice/Stockholders'
   equity.................   $38,716    $(20,098)        --      $18,618    $42,486         $ 61,104
                             =======    ========      ======     =======    =======         ========

                  See notes to pro forma financial statements.

                                c-quential, Inc.
            PRO FORMA CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (in thousands except per share data)

                                                   c-quential,          c-
                                                predecessor to c-    quential,
                                                  quential, Inc.       Inc.
                                              ---------------------- ---------
                                                          Pro Forma
                                              Historical Adjustments Pro Forma
                                              ---------- ----------- ---------
Professional service revenue:
  Direct professional service revenue........  $101,620    $   --    $101,620
  Subcontracted from Arthur D. Little,
   Inc. .....................................     4,960        --       4,960
                                               --------    -------   --------
    Total professional service revenue.......   106,580        --     106,580
                                               --------    -------   --------
Costs of services:
  Direct costs of services...................    36,014        --      36,014
  Arthur D. Little, Inc. subcontract costs...    26,138        --      26,138
                                               --------    -------   --------
    Total costs of services..................    62,152        --      62,152
                                               --------    -------   --------
Gross profit.................................    44,428        --      44,428
Selling, general and administrative
 expenses....................................    27,294     (1,847)J   25,447
                                               --------    -------   --------
Income before taxes..........................    17,134      1,847     18,981
Provision for income taxes...................     6,340        683 K    7,023
                                               --------    -------   --------
Net income...................................  $ 10,794    $ 1,164   $ 11,958
Net income per common share:
  Basic and diluted..........................                        $   0.31L
                                                                     ========
Weighted average number of common shares
 outstanding:
  Basic and diluted..........................                          38,857L


                  See notes to pro forma financial statements.

                                c-quential, Inc.
            PRO FORMA CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (in thousands except per share data)

                                               c-quential,
                                            predecessor to c-
                                              quential, Inc.
                                          ----------------------
                                                                       c-
                                                      Pro Forma  quential, Inc.
                                          Historical Adjustments   Pro Forma
                                          ---------- ----------- --------------
Professional service revenue:
  Direct professional service revenue...   $60,619     $  --        $60,620
  Subcontracted from Arthur D. Little,
   Inc. ................................     1,639        --          1,638
                                           -------     ------       -------
    Total professional service revenue..    62,258        --         62,258
                                           -------     ------       -------
Costs of services:
  Direct costs of services..............    23,572        --         23,572
  Arthur D. Little, Inc. subcontract
   costs................................     8,363        --          8,363
                                           -------     ------       -------
    Total costs of services.............    31,935        --         31,935
                                           -------     ------       -------
Gross profit............................    30,323        --         30,323
Selling, general and administrative
 expenses...............................    20,819     (1,094)J      19,725
                                           -------     ------       -------
Income before taxes.....................     9,504      1,094        10,598
Provision for income taxes..............     3,802        438 K       4,240
                                           -------     ------       -------
Net income..............................   $ 5,702     $  656       $ 6,358
                                           =======     ======       =======
Net income per common share:
  Basic and diluted.....................                            $  0.16L
                                                                    =======
Weighted average number of common shares
 outstanding:
  Basic and diluted.....................                             38,857L


                  See notes to pro forma financial statements.

         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

   The unaudited pro forma statements of operations of c-quential for the year ended December 31, 1999 and the six months ended June 30, 2000 have been prepared based on the financial statements and related notes presented elsewhere in this prospectus. The unaudited pro forma statements of operations and the unaudited pro forma balance sheets have been prepared as if the transactions and events described in the following paragraphs had occurred as of the beginning of the respective periods presented, and as of June 30, 2000, respectively. The pro forma adjustments give effect to the transfer of assets and liabilities from ADL to the newly formed c-quential, Inc., the assumption of ADL third-party debt as a preferential distribution to ADL and the issuance of stock in the offering. The actual amounts transferred on August 26, 2000 may differ from the pro forma adjustments as of June 30, 2000, as a result of normal operating activity.

   c-quential based the following pro forma adjustments on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. c-quential believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

   The unaudited pro forma statements of operations of c-quential for the year ended December 31, 1999 and the six months ended June 30, 2000 do not include pro forma adjustments to reflect potential increases in costs that may occur as a result of our separation from ADL and the implementation of our business plan. Such cost increases may result from:

  . significant increases in compensation expense associated with our recruiting and retention initiatives.

  .  increased costs relating to reduced economies of scale.

  . increased marketing expenses associated with building a brand identity separate from ADL.

  . increased costs associated with operating as a stand-alone, publicly-traded company.

 Transfer Adjustments

A. Reflects the transfer of certain assets and liabilities in the net amount of $0.7 million as a contribution to c-quential, Inc. Such assets and liabilities consist primarily of property and equipment and employee related liabilities. The transfer of these net assets was required to meet the legal requirements associated with achieving the tax objectives of ADL in connection with the transfer in certain jurisdictions. Such amounts were not previously included in the historical financial statements as they were not specifically identifiable until the transfer date.

B. Reflects the retention of accounts receivable and unbilled services by ADL in the amount of $22.9 million and the contribution to c-quential, Inc. of $10.1 million of accounts receivable and unbilled services from ADL.

C. Reflects a reduction in accounts payable to ADL in the amount of $22.9 million for accounts receivable and unbilled services retained by ADL; the reduction of the payable to ADL for the contribution of accounts receivable and unbilled services in the amount of $10.1 million; the recognition of a receivable from ADL for reimbursement of employment related liabilities we have assumed from ADL in the amount of $1.4 million; the transfer of an intercompany payable to ADL in the amount of $0.9 million and the recognition of a receivable from ADL in the amount of $3.8 million for deferred revenue for which we will be reimbursed (excluding $2.2 million of deferred revenue on client contracts on which accounts receivable and unbilled have been contributed.).

D. Reflects the reclassification from accounts payable to ADL to deferred revenue to identify the obligation of c-quential, Inc. under client contracts transferred to c-quential, Inc. in the amount of $6.0 million.

E.  Reflects the assumption of debt from ADL in the amount of $40 million.

F. Reflects the preferential distribution to ADL as a result of the assumption of ADL debt in the amount of $40 million, the contribution of $10.1 million in accounts receivable and unbilled services, the assumption of $1.0 million in other net liabilities, the issuance of the shares of common stock in the amount of $0.4 million, and contribution of ADL's net equity investment of $0.25 million.

G. Reflects the recognition of an estimated $5.1 million in costs to be incurred after June 30, 2000 through the closing of this offering relating to both our separation from ADL (estimated at $4.7 million) and the offering (estimated at $0.4 million) as a payable to ADL, and the recognition of approximately $0.6 million interest payable on the ADL debt assumed. The additional costs related to our separation from ADL consist of legal and tax consulting fees associated with the establishment of legal entities in each jurisdiction, and expenses related to the establishment of the c-quential brand. The establishment of legal entities was necessitated by the fact that c-quential did not have separate legal status in any of the jurisdictions in which it operated prior to the transfer date. These costs are expected to be repaid using the proceeds of the offering. These costs and the interest expense on the debt assumed are not reflected in the six month pro forma statement of operations because they are non-recurring. Such costs will be reflected in the statement of operations subsequent to June 30, 2000.

 IPO Adjustments

H. Reflects the issuance of 7,250,000 shares of common stock in this offering, assuming an initial public offering price of $14.00 per share, the application of the estimated $91.385 million net proceeds to increase cash, the settlement of $10.4 million in intercompany payables to ADL and $1.4 million in intercompany receivables from ADL. The remaining balance of $3.8 million represents a receivable from ADL for amounts paid to ADL in advance of services rendered which will be remitted to c-quential, Inc. upon fulfillment of the service obligations under the client contracts transferred.

I.  Reflects the repayment of the ADL debt assumed.

J. Reflects the discontinuance of a trademark license fee allocated to c-quential by ADL.

K. Reflects income taxes determined in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The pro forma adjustments to the provision (benefit) for taxes reflect income taxes as if these transactions and events had occurred as of the beginning of the respective period presented. This pro forma blended statutory income tax rate may not be indicative of performance in future periods.

L. The pro forma basic net income per share calculation was made using common stock outstanding of 38,857,143 shares to give effect to the initial capitalization, the 36-for-1 stock split effected on August 28, 2000, and shares issued in the initial public offering to repay the $40 million of assumed debt. Such shares were determined as follows:

     Shares issued to ADL........................................... 36,000,000
     Shares issued whose proceeds will be used to repay the assumed debt using an initial public offering price of $14.00.........  2,857,143
                                                                     ----------
                                                                     38,857,143
                                                                     ==========

                                7,250,000 Shares


                               [c-quential LOGO]

                              Class A Common Stock

                             ---------------------
                                   PROSPECTUS
                                       , 2000
                             ---------------------

                                Lehman Brothers

                                   Chase H&Q

                           Thomas Weisel Partners LLC

                            Fidelity Capital Markets
                 a division of National Financial Services LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 12. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses payable by us in connection with the offering and distribution (excluding underwriting discounts and commissions):

   Nature of Expense                                                   Amount
   -----------------                                                 ----------
   SEC Registration Fee............................................. $   39,600
   NASD Filing Fee.................................................. $   15,500
   Nasdaq National Market Listing Fee............................... $   95,000
   Frankfurt Stock Exchange Listing Fee............................. $   10,000
   Accounting Fees and Expenses..................................... $1,000,000
   Legal Fees and Expenses.......................................... $  800,000
   Printing Expenses................................................ $  500,000
   Blue Sky Qualification Fees and Expenses......................... $   12,000
   Transfer Agent's Fee............................................. $   25,000
   Miscellaneous.................................................... $  513,000
                                                                     ----------
     TOTAL.......................................................... $3,010,100
                                                                     ==========

   The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

Item 14. Indemnification of Directors and Officers

   In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our certificate of incorporation provides that no director of c-quential will be personally liable to c-quential or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to c-quential or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Article V of our by-laws provides for indemnification by c-quential of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of c-quential, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities c-quential has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering.

  . We issued and sold 3,600 shares of common stock to Arthur D. Little International, Inc., a subsidiary of ADL, as part of the initial organization of c-quential for a total consideration of $1.00, as of March 16, 2000. On August 25, 2000, we reclassified our common stock into two classes, Class A and Class B. As a result, the shares held by Arthur D. Little International, Inc. were reclassified into 1,800 shares of Class A common stock and 1,800 shares of Class B common stock.
  . On August 25, 2000 in connection with the transfer of our business, we issued to Arthur D. Little International, Inc., a subsidiary of ADL, 17,998,200 shares of our Class A common stock and 17,998,200 shares of our Class B common stock.
   The transactions set forth above give effect to the 36-for-1 stock split effected in the form of a stock dividend that was effective August 28, 2000. Arthur D. Little International, Inc. subsequently transferred all of the shares of our Class A common stock and Class B common stock that it owned to its subsidiary, c-quential holdings, Inc.

Item 16. Exhibits and Financial Statement Schedules

  +1.1  Form of Underwriting Agreement.
  +3.1  Second Amended and Restated Certificate of Incorporation of c-quential,
        Inc.
  +3.2  Amended and Restated By-laws of c-quential, Inc.
  +4.1 Specimen certificate for shares of common stock, $.01 par value, of c-quential, Inc.
  +5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
 +10.1  2000 Stock Option and Incentive Plan.
 +10.2 Reorganization Agreement, dated as of August 26, 2000, by and between the registrant and
        Arthur D. Little, Inc.
 +10.3 Corporate Services Agreement, dated as of August 26, 2000, by and between the registrant and
        Arthur D. Little, Inc.
 +10.4 Use and Occupancy Agreement, dated as of August 26, 2000, by and between the registrant and Arthur D. Little, Inc.
 +10.5 Intellectual Property Agreement, dated as of August 26, 2000, by and between the registrant and Arthur D. Little, Inc.
 +10.6 Tax Allocation Agreement, dated as of August 26, 2000, by and between the registrant and
        Arthur D. Little, Inc.
 +10.7 Registration Rights Agreement, dated as of August 26, 2000, by and between the registrant and
        Arthur D. Little, Inc.
 +10.8 Form of Indemnification Agreement entered into by the registrant and each of its directors.
 +10.9 Amended and Restated Credit Agreement, dated as of April 25, 2000 by and between Arthur D. Little, Inc., Arthur D. Little International,
        Inc. and the Lenders named therein.
 +10.10 Amended and Restated Note Purchase Agreement, dated as of April 25,
        2000, by and between
        Arthur D. Little, Inc. and the Purchasers named therein.
 +10.11 Stock Purchase Agreement by and among Arthur D. Little International,
        Inc., and Simon C. Fawthrop, Simon C. Turpin, Martin Malden and J.
        Gerard MacNamee dated as of February 1, 1999.
 +10.12 Stock Purchase Agreement by and among Arthur D. Little International,
        Inc., and Paul Berriman, Alvin Botting and Makolm Way dated as of
        Feburary 1, 1999.
 +10.13 Employment Agreement between Arthur D. Little AG and Rudolf Fischer dated March 20, 1995.
 +10.14 Stock Pledge Agreement between Arthur D. Little, Inc. and Citicorp USA,
        Inc., as collateral agent, dated April 25, 2000.
 +10.15 Guaranty Agreement dated as of April 25, 2000 by Arthur D. Little
        International, Inc. and the registrant in favor of the Noteholders named therein.

 +10.16 Contract of Employment between the registrant and Robert Broadley dated as of August 26, 2000.
 +10.17 Employment Agreement Letter between Arthur D. Little, Inc. and Raj
        Mitta dated as of November 15, 1996.
 +10.18 Employment Contract for High Management between the registrant and
        Eulogio Naz dated as of September 1, 2000.
 +10.19 TIME Guaranty Agreement dated as of April 25, 2000 from the registrant in favor of the Lenders named therein.
 +10.20 Security Agreement dated as of April 25, 2000 among Arthur D. Little,
        Inc., Arthur D. Little International, Inc. and all ADL subsidiaries, and the Banks named therein.
 +12.1  Statement Regarding Computation of Certain Ratios.
 +21.1  Subsidiaries of c-quential.
 +23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
  23.2  Consent of Deloitte & Touche LLP.
 +24.1  Powers of Attorney.
 +27.1  Financial Data Schedule.

--------
+  previously filed

   (b)  Financial Statement Schedules

   All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amendment to this the City of Cambridge, Commonwealth of Massachusetts, on October 20, 2000.

                                          c-quential, Inc.

                                                    /s/ Rudolf Fischer
                                          By:
                                             ----------------------------------
                                                       Rudolf Fischer
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                            Title                    Date
              ---------                            -----                    ----

          /s/ Rudolf Fischer           President, Chief Executive     October 20, 2000
______________________________________  Officer and Director
            Rudolf Fischer              (Principal Executive
                                        Officer)

         /s/ Robert Broadley           Executive Vice President and   October 20, 2000
______________________________________  Chief Financial Officer
           Robert Broadley              (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Chairman of the Board of       October 20, 2000
______________________________________  Directors
         Lorenzo C. Lamadrid

                  *                    Director                       October 20, 2000
______________________________________
          Gerhard Schulmeyer

                  *                    Director                       October 20, 2000
______________________________________
          Carl J. Yankowski

                  *                    Director                       October 20, 2000
______________________________________
         Frank E. Weise, III

                  *                    Director                       October 20, 2000
______________________________________
         George H. Heilmeier

*By:     /s/ Rudolf Fischer
  ------------------------------                                  October 20,
          Rudolf Fischer                                           2000
         Attorney-in-Fact

   Exhibit
   Number                         Description                          Page No.
   -------                        -----------                          --------
    +1.1   Form of Underwriting Agreement.
    +3.1   Second Amended and Restated Certificate of Incorporation
           of c-quential, Inc.
    +3.2   Amended and Restated By-laws of c-quential, Inc.
    +4.1   Specimen certificate for shares of common stock, $.01 par
           value, of c-quential, Inc.
    +5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality
           of the securities being offered.
   +10.1   2000 Stock Option and Incentive Plan.
   +10.2   Reorganization Agreement, dated as of August 26, 2000, by
           and between the registrant and Arthur D. Little, Inc.
   +10.3   Corporate Services Agreement, dated as of August 26,
           2000, by and between the registrant and Arthur D. Little,
           Inc.
   +10.4   Use and Occupancy Agreement, dated as of August 26, 2000,
           by and between the registrant and Arthur D. Little, Inc.
   +10.5   Intellectual Property Agreement, dated as of August 26,
           2000, by and between the registrant and Arthur D. Little,
           Inc.
   +10.6   Tax Allocation Agreement, dated as of August 26, 2000, by
           and between the registrant and Arthur D. Little, Inc.
   +10.7   Registration Rights Agreement, dated as of August 26,
           2000, by and between the registrant and Arthur D. Little,
           Inc.
   +10.8   Form of Indemnification Agreement entered into by the
           registrant and each of its directors.
   +10.9   Amended and Restated Credit Agreement, dated as of April
           25, 2000 by and between Arthur D. Little, Inc., Arthur D.
           Little International, Inc. and the Lenders named therein.
   +10.10  Amended and Restated Note Purchase Agreement, dated as of
           April 25, 2000, by and between Arthur D. Little, Inc. and
           the Purchasers named therein.
   +10.11  Stock Purchase Agreement by and among Arthur D. Little
           International, Inc., and Simon C. Fawthrop, Simon C.
           Turpin, Martin Malden and J. Gerard MacNamee dated as of
           February 1, 1999.
   +10.12  Stock Purchase Agreement by and among Arthur D. Little
           International, Inc., and Paul Berriman, Alvin Botting and
           Makolm Way dated as February 1, 1999.
   +10.13  Employment Agreement between Arthur D. Little AG and
           Rudolf Fischer dated March 20, 1995.
   +10.14  Stock Pledge Agreement between Arthur D. Little, Inc. and
           Citicorp USA, Inc., as collateral agent, dated April 25,
           2000.
   +10.15  Guaranty Agreement dated as of April 25, 2000 by Arthur
           D. Little International, Inc. and the registrant in favor
           of the Noteholders named therein.
   +10.16  Contract of Employment between the registrant and Robert
           Broadley dated as of August 26, 2000.
   +10.17  Employment Agreement Letter between Arthur D. Little,
           Inc. and Raj Mitta dated as of November 15, 1996.
   +10.18  Employment Contract for High Management between the registrant and Eulogio Naz dated as of September 1, 2000.
   +10.19  TIME Guaranty Agreement dated as of April 25, 2000 from the registrant in favor of the Lenders named therein.
   +10.20  Security Agreement dated as of April 25, 2000 among
           Arthur D. Little, Inc., Arthur D. Little International,
           Inc. and all ADL subsidiaries, and the Banks named
           therein.
   +12.1   Statement Regarding Computation of Certain Ratios.
   +21.1   Subsidiaries of c-quential.
   +23.1   Consent of Goodwin, Procter & Hoar LLP (included in
           Exhibit 5.1 hereto).
    23.2   Consent of Deloitte & Touche LLP.
   +24.1   Powers of Attorney.
   +27.1   Financial Data Schedule.

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+  previously filed